UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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Time Warner Inc.

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NOTICE OF

TimeWarner

2015 Annual Meeting of Shareholders & Proxy Statement

Friday, June 19, 2015

10:00 a.m., local time | Atlanta, Georgia

April 24, 2015

Dear Fellow Shareholder:

2014 was a milestone year for Time Warner.

We completed the strategic transition of the company from a traditional media conglomerate to a global media company focused on high-quality video content. It’s a process that began several years ago and culminated with the separation of Time Inc. in 2014.

As a result, Time Warner is uniquely well positioned for today’s media environment. We have the scale that comes with industry-leading positions in cable networks at Turner and Home Box Office and with the world’s preeminent television and film studio at Warner Bros. And we have the focus that comes with a naturally aligned set of businesses. This combination allows us to move swiftly to take advantage of the growing worldwide consumer demand for high-quality video content, while leading the industry in developing new products and services that capitalize on technology and address consumers’ ever-evolving expectations.

Sustained Performance.  Last year, we made great progress in executing our strategy to drive superior and sustained operating and financial performance. The core of our strategy is to use our industry-leading scale to produce high-quality, branded video content and distribute that content on traditional and emerging platforms worldwide, and to manage our businesses and capital resources with a high degree of discipline to provide for ongoing earnings growth and direct returns of capital to our shareholders.

As a result, we grew Adjusted EPS by 18% and Free Cash Flow by 12% in 2014. Our Total Shareholder Return (“TSR”) for the year was 30%, the highest among all our media peers and double the S&P 500 average. This represents a continuation of our strong performance, with Adjusted EPS growth of at least high teens for the sixth consecutive year and a TSR of 244% over the last five years. We demonstrated our commitment to providing direct returns to our shareholders, with $6.6 billion in share repurchases and dividends in 2014 and a cumulative $26 billion since 2008. In early 2015, we reinforced this commitment by raising our dividend by 10%, the sixth straight year of double-digit increases.

Plans for Future Growth.  In addition to delivering strong performance in 2014, we adopted an aggressive plan for Time Warner as a video-focused company. At our investor event on October 15th – following the spin-off of Time Inc. and the withdrawal of an unsolicited takeover offer by Twenty-First Century Fox – our management team presented specific strategic, operating, and financial goals for the company through 2018, reflecting the long-range plan for 2014-2018 approved by the Board of Directors. While acknowledging the challenges facing the media industry, we also identified key upside opportunities – including HBO NOW, a stand-alone HBO streaming service (which launched in April of this year), a global initiative by Turner and Warner Bros. to expand our kids’ businesses, and an ambitious plan to use DC Comics’ rich trove of characters and stories across Warner Bros.’ businesses, including consumer products and videogames.

Next Generation of Management.  2014 was also the first full year with a new senior management team in place at our three operating divisions – John Martin at Turner, Richard Plepler at Home Box Office and Kevin Tsujihara at Warner Bros. – and a new CFO at Time Warner – Howard Averill. Reflecting the deep management strength we have at Time Warner, these executives bring decades of company and industry experience to their new positions. They also exemplify a renewed energy, drive, and natural ability to work together to create shareholder value.

Effective Governance.  In the following proxy statement, you can read a great deal more about our Board, strong governance policies and practices, and compensation programs. Our governance policies and practices and compensation programs are based on a few key pillars, including:

•	A thoughtful approach to governance, with the overriding goal of having effective structures, policies and practices that serve the best interests of our shareholders over the long-term.
•	A strong, independent and informed board, whose members bring a diversity of perspectives, backgrounds, skills and tenure to help oversee a global media company, including experience in the media, technology, and consumer-facing industries, as well as success in building and managing large and successful global enterprises.

•	A robust shareholder engagement program, which allows for a constructive dialogue on variety of topics with our shareholders that helps to inform our Board’s decisions.
•	An approach to compensation that is designed to attract and retain a strong management team in a competitive environment, and that provides appropriate incentives to drive exceptional long-term performance.

On behalf of the entire Board of Directors, we want to express our appreciation for your investment in Time Warner. As the company executes the plans we’ve shared with you, the Board of Directors and management will continue to look for additional opportunities to drive sustained and superior performance for you, our shareholders.

We look forward to seeing those of you who are planning to attend the Annual Meeting in person. If you are unable to attend the meeting in person, you may listen to the webcast of the Annual Meeting live at www.timewarner.com/annualmeetingmaterials.

Sincerely,

Jeffrey L. Bewkes	Stephen F. Bollenbach
Chairman of the Board and Chief Executive Officer	Lead Independent Director

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Annual Meeting Date: Friday, June 19, 2015

Time: 10:00 a.m. (local time)

Location: Georgia World Congress Center, Georgia Ballroom, Building C, Level 3,

235 Northside Drive, Atlanta, Georgia

(see directions on the last page of the Proxy Statement)

Record Date: Close of business on April 20, 2015

You are cordially invited to attend Time Warner Inc.’s 2015 Annual Meeting of Shareholders (the “Annual Meeting” or the “2015 Annual Meeting”).

Meeting Agenda:

1.	Elect the 12 directors named in the Proxy Statement;

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for 2015;

3.	Hold an annual advisory vote to approve named executive officer compensation;

4.	Consider and vote on the shareholder proposals included in the Proxy Statement, if properly presented at the Annual Meeting; and

5.	Transact such other business as may properly come before the Annual Meeting.

Who Can Vote at the Annual Meeting: Only holders of Time Warner’s common stock as of the record date are entitled to vote on the proposals described above at the Annual Meeting or any adjournments or postponements of the meeting.

Voting: Whether or not you plan to attend the Annual Meeting in person, your vote is important. After reading the Proxy Statement, please promptly submit your proxy or voting instructions by Internet, telephone or mail by following the instructions in your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. Any holder of record who is present at the Annual Meeting may vote in person, which will revoke any previously submitted proxy. If your shares are held through a bank or brokerage account and you want to vote in person at the Annual Meeting, you will need to contact your bank or broker to obtain a written legal proxy from the record holder of your shares.

Attending the Annual Meeting: If you are attending the Annual Meeting in person, you can register in advance by calling (855) 883-3141 by 5:00 p.m. EST, Monday, June 15, 2015. A map with directions to the Annual Meeting is provided on the last page of the Proxy Statement. You will be required to present government-issued photo identification (e.g., driver’s license or passport) to be admitted to the Annual Meeting. Inspection of packages and bags, among other measures, may be employed to enhance the security of those attending the Annual Meeting. These procedures may require additional time, so please plan accordingly. To avoid disruption, admission may be limited once the Annual Meeting begins. If you are unable to attend the meeting in person, you may listen to the webcast of the Annual Meeting live at www.timewarner.com/annualmeetingmaterials.

TIME WARNER INC.

Paul F. Washington

Corporate Secretary

April 24, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on Friday, June 19, 2015:

This Proxy Statement and the Company’s 2014 Annual Report to Shareholders are available electronically at www.timewarner.com/annualmeetingmaterials.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

2015 PROXY STATEMENT SUMMARY

This summary highlights information contained in this Proxy Statement. We encourage you to read the entire Proxy Statement carefully before voting.

Matters to Be Voted on at the Annual Meeting

Matter		Board Recommendation	Page Reference For More Information
Proposal 1: Election of Directors Election of 12 directors for a term of one year and until their successors are duly elected and qualified:		FOR each nominee	Pages 4 to 15

James L. Barksdale	Jessica P. Einhorn
William P. Barr	Carlos M. Gutierrez
Jeffrey L. Bewkes	Fred Hassan
Stephen F. Bollenbach	Kenneth J. Novack
Robert C. Clark	Paul D. Wachter
Mathias Döpfner	Deborah C. Wright
Proposal 2: Ratification of the appointment of Ernst & Young LLP as independent auditor for 2015		FOR	Page 16
Proposal 3: Advisory vote to approve named executive officer compensation		FOR	Page 17
Proposal 4: Shareholder proposal on right to act by written consent		AGAINST	Pages 18 to 20
Proposal 5: Shareholder proposal on tobacco depictions in films		AGAINST	Pages 21 to 23
Proposal 6: Shareholder proposal regarding greenhouse gas emission targets		AGAINST	Pages 24 to 26

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	1

Business and Governance

Focused Business Model	•	With the spin-off of Time Inc. in June 2014 (the “Time Separation”), Time Warner Inc. (“Time Warner” or the “Company”) completed multi-year transition under the leadership of Jeff Bewkes to a global media company focused on high-quality video content with an unmatched collection of television and film businesses

¡ Biggest cable network group (Turner Broadcasting System, Inc. (“Turner”) and Home Box Office, Inc. (“Home Box Office”))

¡ Largest television and feature film studio in the world (Warner Bros. Entertainment Inc. (“Warner Bros.”))

	•	Also completed transition in senior leadership, with new CEOs assuming responsibility at Turner, Home Box Office and Warner Bros. and a new CFO at Time Warner – these executives bring deep industry experience to their new roles, and their appointments reflect the Company’s strong succession processes

Clear Operating Strategy	•	Use leading scale and brands to create the best content

	•	Use technology to enhance consumer experience, drive usage and improve Company economics

	•	Expand internationally with a focus on faster-growing territories

	•	Focus on operating and capital efficiency

Sustained Strong Financial Performance	•	Increased Adjusted EPS 18% to $4.15, the 6th consecutive year of at least high teens growth

	•	Posted Adjusted Operating Income of $5.8 billion in 2014 and grew Adjusted Operating Income at a 6% compound annual growth rate (“CAGR”) over the past five years

	•	Grew Free Cash Flow 12% to $3.5 billion

	•	Delivered shareholder returns of 30.0%, 162.5% and 244.3% over the one, three and five-year periods, respectively, in each case at or near the top of the Company’s entertainment and media peer group

Compensation Program Closely Aligned with Performance	•	Compensation program supported strong financial and operating performance by the Company in 2014

¡ Substantial emphasis on variable performance-based compensation (93% for CEO)

¡ Mix of performance measures tied to underlying business and stock performance, with focus on long-term sustainable growth

¡ Challenging financial and strategic goals set at the beginning of each performance period

¡ Compensation decisions informed by shareholder perspectives

2	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

		¡	Shareholders representing 89.5% of the votes cast at the Company’s 2014 Annual Meeting of Shareholders (the “2014 Annual Meeting”) voted in favor of the compensation of the named executive officers (“NEOs”) included in the Company’s 2014 Proxy Statement

	•		Taking into account shareholder feedback received in recent years and the results of the 2014 advisory vote on NEO compensation, the Compensation and Human Development Committee (the “Compensation Committee”) determined to maintain the overall executive compensation structure for 2015

Strong Governance Practices	•	The Board of Directors’ (the “Board” or the “Board of Directors”) leadership structure and composition provide effective independent oversight

	•	Leading governance policies and practices guide the Board in carrying out its duties and responsibilities. Key examples of Time Warner’s long-standing commitment to strong governance practices and policies include:

		¡	A substantial majority of directors must be independent

		¡	Board qualifications ensure that directors have a variety of complementary skills, professional experience, and backgrounds and bring diverse viewpoints and perspectives to the Board

		¡	A mix of tenures for non-employee directors with an expectation that average tenure will generally not exceed 10 years

		¡	A Lead Independent Director with significant authority and responsibilities

		¡	Annual elections of directors with a majority-vote standard in uncontested elections

		¡	No supermajority voting provisions in the Company’s Charter or By-Laws

		¡	Stock ownership requirements for executive officers and directors

		¡	Prohibitions on hedging and pledging Company common stock by executive officers and directors

		¡	Codes of conduct for executive officers and directors

		¡	Shareholders having the right to request special meetings (15% threshold)

	•	Long-standing practice of engaging with shareholders throughout the year on a range of compensation, governance and environmental and other corporate responsibility matters

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	3

Proposal 1: Election of Directors

One Time Warner Center

New York, NY 10019-8016

PROXY STATEMENT

This Proxy Statement is being furnished to holders of Time Warner common stock, par value $0.01 per share (“Common Stock”), as of the record date (April 20, 2015) in connection with the solicitation of proxies by the Board of Directors of Time Warner Inc., a Delaware corporation, for use at the Annual Meeting of Time Warner’s shareholders (the “Annual Meeting”) to be held on Friday, June 19, 2015, at the Georgia World Congress Center, Georgia Ballroom, Building C, Level 3 in Atlanta, Georgia, commencing at 10:00 a.m., local time, and at any adjournment or postponement of the meeting, for the purpose of considering and acting on the matters set forth in the accompanying notice and in this Proxy Statement.

COMPANY PROPOSALS

Proposal 1: Election of Directors

Director Nominees

12 Director Nominees.  The Board nominated for election at the Annual Meeting the 12 nominees named below on the recommendation of the Nominating and Governance Committee of the Board (the “Nominating Committee”). Each of the nominees currently serves as a director of the Company and was elected by the shareholders at the 2014 Annual Meeting. If any nominee is unable or unwilling to serve as a director at the time of the 2015 Annual Meeting, the persons named in the proxy card (who are appointed by shareholders as their proxies) intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this Proxy Statement, the Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected. The persons named in the proxy card as shareholders’ proxies intend to vote such proxy for the election of each of the nominees, unless a shareholder indicates on the proxy that the vote should be “against” any or all of the nominees.

Election for a One-Year Term.  The nominees will be elected to serve for a one-year term until (i) the next annual meeting of shareholders and until their successors have been duly elected and qualified or (ii) their earlier death, resignation or retirement.

Majority Voting Standard for Election of Nominees.  Because the election of the directors at the 2015 Annual Meeting is uncontested, a majority of the votes duly cast by the holders of Common Stock with respect to each director is required for the election of that director.

Director Resignation By-Law Provision.  If an incumbent director nominee in an uncontested election receives more “against” votes than “for” votes, the director must submit an offer to resign from the Board. The Board will then consider the resignation offer and may either accept the resignation offer or reject the resignation offer and seek to address the underlying cause(s) of the “against” votes. The Board is required to make its determination within 90 days following the certification of the shareholder vote and make a public announcement of its decision, including a statement regarding the reasons for its decision if the Board rejects the resignation offer.

4	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Proposal 1: Election of Directors

Director Nomination Process

There are a number of different ways an individual can be nominated for election to the Board.

Nominations Developed by the Nominating Committee.  The Nominating Committee follows the steps described below to identify and propose an individual for election to the Board:

•	In addition to evaluating the composition of the Board as part of an annual self-evaluation process, the Nominating Committee conducts periodic assessments of the overall composition of the Board in light of the Company’s current and expected future business needs and structure and, based on such assessments, may establish specific qualifications that it will seek in Board candidates. The Nominating Committee reports on the results of these assessments to the Board.

•	The Nominating Committee seeks advice and the names of potential director candidates from members of the Board, management, major shareholders, and other public and private sources. The Nominating Committee sometimes retains a search firm to assist it in these efforts. The Nominating Committee reviews the qualifications of incumbent candidates for re-nomination to the Board annually.

•	The Nominating Committee recommends a slate of director candidates, which may include both incumbent and new director nominees, to submit for shareholder approval at the annual meeting of shareholders. The Nominating Committee may also recommend that the Board elect new members of the Board who will serve until the next annual meeting of shareholders.

Shareholder Recommendations Submitted to the Nominating Committee.  Shareholders may submit names of director candidates to the Nominating Committee for its consideration by following the process described below under “Other Procedural Matters – Procedures for Submitting Director Recommendations and Nominations.”

Shareholder Nominations Submitted to Shareholders.  Shareholders may submit nominations directly to the Company’s shareholders by following the process set forth in the Company’s By-laws. This process is described below under “Other Procedural Matters – Procedures for Submitting Director Recommendations and Nominations.”

Criteria for Board Membership

The Nominating Committee and the Board take into consideration many factors in reviewing candidates and apply the same criteria to all candidates. The Board believes that the Company is best served by a board of directors consisting of individuals who not only share certain characteristics such as a high level of integrity, professional accomplishment and business judgment, but also bring a variety of complementary skills, professional experience, backgrounds and diverse viewpoints and perspectives to the Board.

Board Statement regarding Tenure and Mandatory Retirement Age.  The Corporate Governance Policy provides that non-employee directors will not be eligible for nomination for a term during which they will reach age 75. Reflecting a commitment to Board refreshment, this Policy also states that the Board believes the Board and the Company are well-served by having non-employee directors with a mix of tenures and expects that the average tenure of non-employee directors will generally not exceed 10 years.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	5

Proposal 1: Election of Directors

Criteria for All Director Candidates	Additional Criteria for New Director Candidates

•   Personal Qualities. Each director must possess a demonstrated reputation for integrity, judgment, acumen and high professional and personal ethics.

•   Experience. Each director should be financially literate and have significant experience at the policy-making level in business, government or the non-profit sector. In evaluating director candidates, the Board also considers the categories of business experience discussed below in light of the Company’s current and expected business needs.

•   Independence. A majority of the Board, and, unless otherwise determined by the Board, any newly nominated non-employee candidate for the Board, must satisfy the criteria to be considered an independent director under the Company’s By-laws and Corporate Governance Policy and the applicable New York Stock Exchange (the “NYSE”) listing standards.

•   Commitment. Each director must have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling the director’s fiduciary duties and serving the interests of the Company’s shareholders. In addition, to help ensure that directors have sufficient time to devote to their responsibilities as a director, the Board has determined that directors should generally serve on no more than five other public company boards. Directors are required to offer their resignation upon a significant change in their primary professional responsibilities, and, in such case, the Nominating Committee will make a recommendation to the Board as to whether to accept the offer of resignation.

•   Age. Under the Company’s By-laws and Corporate Governance Policy, each director must be at least 21 years of age at the commencement of service as a director and is not eligible for nomination for a term during which they will reach age 75.

•   Antitrust Requirements. Each director must satisfy the requirements of antitrust laws, which limit service as an officer or director of the Company’s significant competitors.

•   Professional Experience. New director candidates should have significant high-level leadership experience at a public corporation or other firm, in government or at a non-profit institution. The performance of the director candidate while at such public corporation or other firm, in government or at a non-profit institution is an important factor the Nominating Committee considers when evaluating a candidate.

•   Diversity. The Corporate Governance Policy requires the Nominating Committee and the Board to consider the Board’s overall composition when considering director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future business needs. In addition, as set forth in the Policy Statement Regarding Director Nominations, the Nominating Committee believes that it is desirable for new candidates to contribute to the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

•   Committee Eligibility. The Nominating Committee believes it is desirable for new candidates to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•   Director Experience. The Nominating Committee believes it is useful for candidates for the Board to have experience as a director of a major public corporation.

6	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Proposal 1: Election of Directors

Business Experience Considered for All Director Candidates	Director Nominee Experience

Leadership and Senior Management. Experience serving as a founder, chief executive officer or a senior executive of a major corporation or firm (or a comparable position in government or the non-profit sector). Directors who have served in significant leadership positions over an extended period, especially chief executive officer positions are important, as they bring experience with developing, implementing and overseeing the execution of business plans and strategies. Directors with this experience also generally possess strong leadership qualities and the ability to identify and develop those qualities in others.

All of the nominees for director have leadership or senior management experience, including eight nominees who are either current or former chief executive officers of public or private companies.

Media, Communications or Technology Businesses. Knowledge of and experience in media, communications and/or technology businesses. As a leading media and entertainment company, relevant industry experience is important in understanding the Company’s business, strategy and long-range plans. In addition, directors who have relevant industry experience can offer advice and insights regarding new technologies and business models, which is particularly important with the significant changes that are occurring in the media and entertainment industry.

The vast majority of the nominees for director have highly relevant industry experience. The nominees include a former President and Chief Executive Officer of Netscape Communications Corp., a former Executive Vice President and General Counsel of Verizon Communications Inc., a former Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company, a current director of Omnicom Group, Inc., a former Vice Chairman of the Company and America Online, Inc., the current Chairman and Chief Executive Officer of Axel Springer SE, and a former member of the board of managers of Beats Electronics, LLC and Beats Music, LLC.

Finance, Investments or Banking. Knowledge of and experience in finance, investments and/or banking. Experience in this area is important because it assists the Company’s directors in understanding and evaluating the Company’s capital structure, financing and investment activities and financial statements. It is also important because it assists them in understanding and overseeing the Company’s financial reporting and internal controls.

All of the nominees who serve on the Audit Committee qualify as financially literate under the NYSE listing standards and four of them qualify as audit committee financial experts under the SEC’s rules. The nominees also include the Chairman and President of Barksdale Management Corporation, a private investment management company, a director of BlackRock, Inc., a Partner and Managing Director at Warburg Pincus LLC, the Founder and Chief Executive Officer of Main Street Advisors, Inc., a private company that provides investment and financial advisory services to high net worth individuals, and the Non-Executive Chairman of Carver Bancorp, Inc.

Consumer-Focused Businesses. Knowledge of and experience in businesses with products or services that directly serve consumers. As a Company focused on capitalizing on the growing global demand for high-quality video content, directors with expertise in consumer-focused businesses can provide insights regarding the marketing and distribution of the Company’s content to consumers around the world.

The vast majority of the nominees for director have experience as either a senior executive officer or member of the board of a consumer-focused business.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	7

Proposal 1: Election of Directors

Legal, Regulatory and Government Relations. Legal (including corporate governance), regulatory and/or government relations experience. Directors who have served in the government or have significant legal or regulatory experience can provide insight into working constructively with governments around the world and addressing significant public policy matters, such as piracy.

The nominees for director include a former Attorney General of United States and a former U.S. Secretary of Commerce. The nominees also include the former Dean and Royall Professor of Law at Harvard Law School and a former partner of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC.

International Operations or Global Economic Policy. Knowledge of and experience in managing or investing in companies with international operations or experience with policies regarding global economic development and cooperation. Time Warner’s success depends, in part, on its ability to continue to grow its international operations. Directors with international experience can provide useful business and cultural perspectives regarding the Company’s international operations.

The nominees for director include the current Chairman and Chief Executive Officer of Axel Springer SE, an integrated multimedia company based in Germany, a former executive at The World Bank and former visiting fellow at the International Monetary Fund, a former Chairman and Chief Executive Officer of Schering Plough Corporation, a former Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation and the Chair of the Albright Stonebridge Group, a global strategy firm, who also has nearly 30 years of international business experience from his prior roles with Kellogg Company.

8	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Proposal 1: Election of Directors

Background of Director Nominees

Set forth below is information regarding each of the 12 nominees, including their ages as of April 23, 2015 and key skills and professional qualifications. The Board and the Nominating Committee believe that the depth and breadth of qualifications, skills and experiences of the nominees, all of whom are current directors of the Company, have contributed to an effective and well-functioning Board and that, individually and as a whole, the nominees possess the necessary qualifications to provide effective oversight of and advice to the Company’s management and businesses.

The Board of Directors recommends a vote FOR the election of the 12 director nominees.

James L. Barksdale	Age 72	Director since 2001

Chairman and President of Barksdale Management Corporation, a private investment management company – April 1999 to present.

•  Prior Professional Experience: Mr. Barksdale served as President and Chief Executive Officer of Netscape Communications Corp. from 1995 to 1999 (when it was acquired by America Online, Inc.); Chief Operating Officer and then Chief Executive Officer of McCaw Cellular Communications (now AT&T Wireless Services) from 1992 to 1994; Chief Information Officer and then Executive Vice President and Chief Operating Officer of FedEx Corporation from 1979 to 1992; and Chief Information Officer and in other management positions at Cook Industries from 1972 to 1979.

•  Public Company Directorships: Mr. Barksdale serves as a director of FedEx Corporation. Mr. Barksdale also served as a director of a predecessor company of Time Warner from March 1999 to January 2001.

•  Key Skills and Qualifications: Mr. Barksdale brings more than 25 years of entrepreneurial leadership and senior management experience as a former senior executive (including Chief Executive Officer) of several major companies with international operations. Mr. Barksdale’s experience includes leadership roles at consumer-focused, technology-based companies, such as Netscape Communications Corp., McCaw Cellular Communications (now AT&T Wireless Services) and FedEx Corporation. Mr. Barksdale is also a former director of Sun Microsystems, Inc. (now Oracle Corporation). Mr. Barksdale also brings financial experience to the Board, including through his role at Barksdale Management Corporation. Mr. Barksdale also has significant experience with mergers and acquisitions, both in executive roles at corporations such as Netscape Communications Corporation and as Chairman and President of Barksdale Management Corporation.

William P. Barr	Age 64	Director since 2009

Former Attorney General of the United States.

•  Prior Professional Experience: Mr. Barr served as Of Counsel of Kirkland & Ellis LLP from January 2009 to July 2009; Executive Vice President and General Counsel of Verizon Communications Inc. from June 2000 to December 2008; Executive Vice President and General Counsel of GTE Corporation from 1994 to June 2000; a partner of Shaw, Pittman, Potts & Trowbridge (now Pillsbury Winthrop Shaw Pittman LLP) from 1993 to 1994; the 77th Attorney General of the United States from 1991 to 1993; Deputy Attorney General of the United States from 1990 to 1991; Assistant Attorney General for the Office of Legal Counsel from 1989 to 1990; and a partner of Shaw, Pittman, Potts & Trowbridge from 1984 to 1989.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	9

Proposal 1: Election of Directors

• Public Company Directorships: Mr. Barr serves as a director of Dominion Resources, Inc. and Selected Funds.

• Key Skills and Qualifications: Mr. Barr, who is Chair of the Company’s Compensation Committee, brings leadership experience in government as a former Attorney General of the United States and head of the U.S. Department of Justice. He also has more than 14 years of leadership and senior management experience in major corporations in the media and telecommunications industries, as the former Executive Vice President and General Counsel of Verizon Communications Inc. and its predecessor, GTE Corporation. As a former Attorney General of the United States, General Counsel and partner of a major law firm, Mr. Barr has a strong background in a wide range of legal, regulatory and government relations matters, including overseeing the negotiation of and obtaining regulatory approvals for significant mergers and acquisitions, such as the Bell Atlantic Corporation and GTE Corporation merger that formed Verizon Communications Inc. and Verizon Communications Inc.’s subsequent acquisitions of MCI Communications Corporation and Alltel Corporation. In addition, due to his service as General Counsel of Verizon Communications Inc. and GTE Corporation, Mr. Barr has knowledge of and experience in consumer-focused businesses with international operations. As a director of Selected Funds, where he is currently a director or trustee of three separate investment companies in the fund complex, Mr. Barr has knowledge of and experience in finance and investments.

Jeffrey L. Bewkes	Age 62	Director since 2007

Chairman of the Board and Chief Executive Officer of the Company – January 2009 to present.

• Prior Professional Experience: Mr. Bewkes served as President and Chief Executive Officer of the Company from January 2008 through December 2008; President and Chief Operating Officer of the Company from January 2006 through December 2007; Chairman, Entertainment & Networks Group, of the Company from July 2002 through December 2005; Chairman and Chief Executive Officer of the Home Box Office division of the Company from 1995 to July 2002; and President and Chief Operating Officer of the Home Box Office division of the Company from 1991 to 1995.

• Public Company Directorships: Mr. Bewkes served as a director of Time Inc. for many years, resigning on June 6, 2014 in connection with the Time Separation. Time Inc. became a public company on May 9, 2014.

• Other Directorships: Mr. Bewkes is a Trustee of the Yale Corporation of Yale University. He is a member of the board of the Partnership for New York City and the advisory boards of the Creative Coalition and the George Washington University Law School.

• Key Skills and Qualifications: Mr. Bewkes has more than 30 years of experience at the Company and its subsidiaries, including 24 years of leadership and senior management experience serving as the Chief Executive Officer or in other senior executive positions at the Company and Home Box Office. His unique in-depth knowledge of the Company’s history and businesses, including his deep understanding of the Company’s operations and strategy and the media and entertainment industry, provide him a strong foundation for leading the Board, as Chairman, and facilitating effective communication between management and the Board.

10	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Proposal 1: Election of Directors

Stephen F. Bollenbach	Age 72	Director since 2001

Former Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation.

• Prior Professional Experience: Mr. Bollenbach served as Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation from May 2004 to October 2007; President and Chief Executive Officer of Hilton Hotels Corporation from 1996 to 2004; Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company from 1995 to 1996; President and Chief Executive Officer of Host Marriott Corporation from 1993 to 1995; and Chief Financial Officer of Marriott Corp. from 1992 to 1993.

• Public Company Directorships: Mr. Bollenbach serves as a director of KB Home, Macy’s, Inc., Moelis & Company and Mondelēz International, Inc. Mr. Bollenbach also served as a director of a predecessor company of Time Warner from 1997 to January 2001.

• Key Skills and Qualifications: Mr. Bollenbach, who serves as the Company’s Lead Independent Director, has more than 15 years of leadership and senior management experience as a former Chief Executive Officer or senior executive of several major companies. In particular, he has experience in the media and entertainment industry, international operations, and consumer-facing businesses through his experience at companies including The Walt Disney Company and Hilton Hotels Corporation. Further, Mr. Bollenbach has extensive knowledge of and experience in finance and investments as a former Chief Financial Officer of several major companies, including The Walt Disney Company. Mr. Bollenbach also has extensive experience with corporate transactions; for example, while he was the Chief Executive Officer, Hilton Hotels Corporation acquired Promus Hotel Corporation (which owned the DoubleTree, Hampton Inn, Embassy Suites and Homewood Suites brands) in 1999 and Hilton Group plc for $5.7 billion in 2006, which reunited Hilton Hotels in the U.S. and internationally, and made Hilton the fifth largest hotel operator. Mr. Bollenbach also oversaw the sale of Hilton Hotels Corporation to The Blackstone Group L.P. in 2007.

Robert C. Clark	Age 71	Director since 2004

Distinguished Service Professor at Harvard University – July 2003 to present.

• Prior Professional Experience: Mr. Clark served as the Dean and Royall Professor of Law at Harvard Law School from 1989 to 2003; a professor at Harvard Law School from 1978 to 2003; a professor at Yale Law School from 1974 to 1978; and an associate at Ropes & Gray from 1972 to 1974.

• Public Company Directorships: Mr. Clark serves as a director of Omnicom Group, Inc.

• Other Directorships: Mr. Clark is a trustee of Teachers Insurance and Annuity Association, a life insurance company focused on serving the retirement needs of the higher education community.

• Key Skills and Qualifications: Mr. Clark has 14 years of leadership experience as a former Dean of Harvard Law School. Mr. Clark’s expertise and insights in the areas of corporate law (including mergers and acquisitions and corporate governance), finance and regulation are useful to the Nominating Committee, which he chairs, as well as the rest of the Board. His experience serving on the boards of directors of other companies provides him with knowledge of a number of industries, including the advertising industry. As a trustee of a life insurance company, Mr. Clark also brings his understanding of finance, investments and the views of pension funds and other institutional investors.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	11

Proposal 1: Election of Directors

Mathias Döpfner	Age 52	Director since 2006

Chairman and Chief Executive Officer of Axel Springer SE, an integrated multimedia company based in Berlin, Germany – January 2002 to present.

• Prior Professional Experience: Mr. Döpfner has been with Axel Springer SE since 1998, initially as editor-in-chief of Die Welt and since 2000 as a member of the Management Board. Prior to joining Axel Springer SE, Mr. Döpfner held various positions in media companies, including editor-in-chief of the newspapers Wochenpost and Hamburger Morgenpost and as a Brussels-based correspondent for Frankfurter Allgemeine Zeitung.

• Public Company Directorships: Mr. Döpfner serves as a director of Warner Music Group Corp. and a non-executive director of Vodafone Group Plc. During the past five years, Mr. Döpfner served as a supervisory board member of RHJ International SA (now known as BHF Kleinwort Benson Group).

• Key Skills and Qualifications: Mr. Döpfner brings more than 13 years of leadership and senior management experience serving as Chairman and Chief Executive Officer of Axel Springer SE. Because Axel Springer’s business largely consists of newspaper and magazine publishing and digital media, Mr. Döpfner has a deep understanding of the media industry, including online activities. As the Chairman and Chief Executive Officer of a major media company with operations throughout Europe, Mr. Döpfner has knowledge and experience in managing a major consumer-focused media company with international operations.

Jessica P. Einhorn	Age 67	Director since 2005

Former Dean of the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University.

• Prior Professional Experience: Ms. Einhorn served as Dean of the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University from June 2002 through June 2012; a consultant at Clark & Weinstock, a strategic communications and public affairs consulting firm, from 2000 to 2002; a Visiting Fellow at the International Monetary Fund from 1998 to 1999; and in various executive positions (including Managing Director for Finance and Resource Mobilization) at The World Bank from 1978 to 1979 and 1981 to 1999.

• Public Company Directorships: Ms. Einhorn serves as a director of BlackRock, Inc.

• Other Directorships: Ms. Einhorn serves as a director of the Peterson Institute for International Economics and the National Bureau of Economic Research. Ms. Einhorn is also Resident Senior Advisor and a member of the advisory board of The Rock Creek Group.

• Key Skills and Qualifications: Ms. Einhorn brings leadership experience in international organizations and education administration, including 10 years as Dean of the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University (retired in June 2012) and more than 18 years serving in various staff and executive positions at The World Bank. Ms. Einhorn has extensive knowledge of policies and practices in international finance, economic development and government relations through her roles at the International Monetary Fund and The World Bank, membership on the boards of research and public policy institutions and her ongoing research interest in finance. She also brings experience as a member of the board of a major investment firm, BlackRock, Inc., and as an advisory board member of The Rock Creek Group, a global alternative asset manager.

12	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Proposal 1: Election of Directors

Carlos M. Gutierrez	Age 61	Director since 2014

Chair of Albright Stonebridge Group, a global strategy firm – February 2014 to present.

• Prior Professional Experience: Mr. Gutierrez served as Vice Chair of Albright Stonebridge Group from April 2013 to February 2014; Vice Chairman of the Institutional Clients Group at Citigroup Inc. from January 2011 to February 2013; a consultant at the Global Political Strategies division of APCO Worldwide Inc., a communications and public affairs consulting firm, from December 2009 to April 2013; Chairman of the Global Political Strategies division of APCO Worldwide Inc. from January 2010 to January 2011; the 35th U.S. Secretary of Commerce from February 2005 to January 2009; Kellogg Company’s Chairman of the Board (from April 2000 to February 2005), Chief Executive Officer (from April 1999 to February 2005) and President (from 1998 to September 2003); and in various executive and non-executive positions at Kellogg Company from 1975 to 1998.

• Public Company Directorships: Mr. Gutierrez serves as a director of MetLife, Inc. and Occidental Petroleum Corporation. During the past five years, Mr. Gutierrez also served as a director of Corning Incorporated, United Technologies Corporation and Lighting Science Group Corporation.

• Key Skills and Qualifications: Mr. Gutierrez brings nearly 30 years of experience in leading, managing, and growing international business operations at Kellogg Company, a global consumer-focused company with international operations. At Kellogg Company, Mr. Gutierrez was responsible for major consumer brands in a complex worldwide business. As a result of this experience, Mr. Gutierrez brings significant knowledge of brand management, marketing and product development. He also brings leadership experience and knowledge of international commerce and government relations as former U.S. Secretary of Commerce.

Fred Hassan	Age 69	Director since 2009

Partner and Managing Director at Warburg Pincus LLC, a private equity firm – January 2011 to present.

• Prior Professional Experience: Mr. Hassan served as Senior Advisor at Warburg Pincus from November 2009 through December 2010; Chairman and Chief Executive Officer of Schering Plough Corporation (now part of Merck & Co., Inc.) from 2003 to November 2009; Chairman and Chief Executive Officer of Pharmacia Corporation from 2001 to 2003; Chief Executive Officer of Pharmacia Corporation from 2000 to 2001; and Chief Executive Officer of Pharmacia & Upjohn, Inc. from 1997 to 2000.

• Public Company Directorships: During the past five years, Mr. Hassan served as a director of Avon Products Inc. and Valeant Pharmaceuticals International, Inc.

• Key Skills and Qualifications: Mr. Hassan brings more than 12 years of leadership and senior management experience as a former Chairman and/or Chief Executive Officer of major pharmaceutical companies with intellectual-property based business models and international operations, which provided him with strong and relevant operational and strategic experience. Because the pharmaceutical business is a highly regulated field, Mr. Hassan also has knowledge and experience in regulatory and government relations. As a partner and managing director at Warburg Pincus, Mr. Hassan also brings his knowledge of finance and investments to the Board and the Audit and Finance Committee. Mr. Hassan also brings his significant experience with large mergers and acquisitions to the Board. As Chairman and Chief Executive Officer of Schering Plough Corporation, he oversaw Schering Plough’s merger with Merck & Co., Inc. and as Chairman and Chief Executive Officer of Pharmacia Corporation, he oversaw its sale to Pfizer, Inc.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	13

Proposal 1: Election of Directors

Kenneth J. Novack	Age 73	Director since 2001

Former Partner of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC.

• Prior Professional Experience: Mr. Novack served as Vice Chairman of the Company from January 2001 through December 2003; Vice Chairman of America Online, Inc. (now known as Historic AOL LLC) from 1998 to January 2001; and Of Counsel (from 1998 to 2001) and an attorney (from 1966 to 1998) at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC. Mr. Novack served on the law firm’s executive committee from 1972 until his retirement in 1998.

• Other Directorships: Mr. Novack serves in the noted capacities at the following privately held companies: a director of Appleton Partners, Inc. and Leerink Partners LLC and an advisory board member of General Catalyst Partners. He also served as a director of a predecessor company of Time Warner from January 2000 to January 2001.

• Key Skills and Qualifications: Mr. Novack has held key leadership and senior management roles at the Company and at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC, a major law firm. With more than five years of experience serving as Vice Chairman of the Company or a predecessor company of Time Warner, he has an in-depth knowledge of the Company’s businesses. In addition, Mr. Novack brings more than 30 years of legal, corporate governance and regulatory experience advising companies on a broad range of matters, including large corporate transactions, as a corporate attorney at Mintz, Levin. Mr. Novack also brings his experience in finance, investments and mergers and acquisitions through his service on the boards of privately held investment companies and experience practicing securities law for over 30 years.

Paul D. Wachter	Age 58	Director since 2010

Founder and Chief Executive Officer of Main Street Advisors, Inc., a private company that provides investment and financial advisory services to businesses and high net worth individuals – 1997 to present.

• Prior Professional Experience: Mr. Wachter served as Managing Director of Schroder & Co. Incorporated from 1993 to 1997; Managing Director of Kidder Peabody from 1987 to 1993; an investment banker at Bear, Stearns & Co., Inc. from 1985 to 1997; and an attorney at Paul, Weiss, Rifkind, Wharton and Garrison from 1982 to 1985.

• Public Company Directorships: Mr. Wachter serves as a director of Avalanche Biotechnologies, Inc.

• Other Directorships: Mr. Wachter serves in the noted capacities at the following privately held companies: a director of Haworth Marketing and Media Company, Oak Productions, Inc. and Content Partners LLC (Co-Chairman). Mr. Wachter also serves as Chairman of the Board of After-School All-Stars, a national non-profit organization that provides comprehensive after-school programs.

• Key Skills and Qualifications: Mr. Wachter brings his knowledge of and experience in finance, investments and banking as the founder and Chief Executive Officer of Main Street Advisors, through serving as the Chairman of the Investment Committee of the Board of Regents of the University of California, and as a former Managing Director at several investment banks. Mr. Wachter also has a background in the entertainment and media industry as a former investment banker focusing on the entertainment and media industry, a former member of the board of managers of Beats Electronics, LLC and Beats Music, LLC (companies focused on headphones and related products and music streaming services, respectively, which are now part of Apple Inc.), and a director of

14	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Proposal 1: Election of Directors

Content Partners LLC (a company that acquires profit participations in films, television shows and music). Mr. Wachter also has experience in regulatory and government relations through his service on the Board of Regents of the University of California, as an adviser to the former Governor of California and through his work as a tax attorney at a major law firm.

Deborah C. Wright	Age 57	Director since 2005

Senior Fellow in the Economic Opportunity and Assets Division of the Ford Foundation and Non-Executive Chairman of Carver Bancorp, Inc. – January 2015 to present.

• Prior Professional Experience: Ms. Wright served as Chairman and Chief Executive Officer of Carver Bancorp, Inc. from February 2005 through December 2014; President and Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank from 1999 to 2005; President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation from 1996 to 1999; Commissioner of the Department of Housing Preservation and Development from 1994 to 1996; a member of the New York City Housing Authority Board from 1992 to 1994; and a member of the New York City Planning Commission from 1990 to 1992.

• Public Company Directorships: Ms. Wright serves as a director of Carver Bancorp, Inc. and Voya Financial, Inc. During the past five years, Ms. Wright also served as a director of Kraft Foods Inc. (now Mondelēz International, Inc. and Kraft Foods Group Inc.).

• Key Skills and Qualifications: Ms. Wright brings to the Board and to her role as Chair of the Audit and Finance Committee leadership, senior management and financial experience through her 15 years of service as the Chairman and/or Chief Executive Officer of Carver Bancorp., Inc. and Carver Federal Savings Bank and approximately 9 years of leadership roles at non-profit organizations or governmental bodies. Ms. Wright also brings to the Board her experience with businesses that provide products or services directly to customers gained through her service at Carver Bancorp., Inc. and Carver Federal Savings Bank, as well as her prior long-term service as a director of Kraft Foods Inc. Ms. Wright also has extensive experience in regulatory and government relations through her senior roles in government and non-profit organizations.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	15

Proposal 2: Ratification of Appointment of Independent Auditor

Proposal 2: Ratification of Appointment of

Independent Auditor

The Audit and Finance Committee of the Board of Directors (the “Audit Committee”) is responsible for overseeing the consolidated financial statements prepared by management. The Audit Committee also is responsible for the appointment, compensation and oversight of the Company’s independent auditor.

The Audit Committee annually reviews the independent auditor’s qualifications, performance, fees and independence. Following its review in December 2014, the Audit Committee appointed Ernst & Young LLP as the Company’s independent auditor for 2015. Ernst & Young LLP has served as the Company’s independent auditor since 2001, when the Company was formed through the merger of America Online, Inc. (now known as Historic AOL LLC) and Time Warner Inc. (now named Historic TW Inc.).

The Audit Committee believes it is important for the independent auditor to maintain its objectivity and independence. Accordingly, since 2004 the Audit Committee has reviewed on an annual basis whether the Audit Committee should have a policy requiring the regular rotation of the independent auditor and reports its conclusion to the Board. To date, the Audit Committee has determined not to adopt such a policy. In addition, in accordance with Securities and Exchange Commission (“SEC”) rules and the Company’s Policy Regarding Audit Partner Rotation, audit partners are subject to limitations on the number of consecutive years that they may provide services to the Company. For the lead audit partner, the maximum number of consecutive years in that capacity is five years. Consistent with these requirements, a new lead audit partner was selected for the audit of the Company’s 2014 financial statements. The Audit Committee and its Chairman are involved in the process for selecting the lead audit partner.

The Audit Committee and the Board believe that the appointment of Ernst & Young LLP as the Company’s independent auditor is in the best interests of the Company and its shareholders, and the Company is requesting that the shareholders ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for 2015. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as independent auditor.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to ratify the appointment of Ernst & Young LLP. However, shareholder approval is not required for the appointment of Ernst & Young LLP because the Audit Committee is responsible for selecting the Company’s independent auditor. No determination has been made as to what action the Audit Committee or the Board would take if shareholders do not ratify the appointment.

16	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Proposal 3: Advisory Vote on NEO Compensation

Proposal 3: Annual Advisory Vote to Approve Named

Executive Officer Compensation

In accordance with SEC rules, Time Warner is asking shareholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narratives.”

2014 was a successful year for Time Warner. The Company made significant progress on achieving its key long-term strategic objectives and delivered strong financial results, including 18% growth in Adjusted EPS. The Company’s Common Stock price increased 28% during 2014, and its one-year TSR was 30.0%, more than double the 13.7% TSR for the S&P 500 Index. The Compensation Committee and the Board believe the Company’s compensation program effectively supports the execution of the Company’s long-range plans and that the 2014 compensation for the NEOs appropriately reflects the Company’s strong financial performance and the NEOs’ individual performance.

The pay-for-performance design of the Company’s compensation program, the Company’s 2014 performance, the NEOs’ individual performance, and the Compensation Committee’s determination of the 2014 compensation paid to the NEOs are described in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 46. Shareholders are encouraged to read this section before deciding how to vote on this proposal. The next advisory vote on NEO compensation will take place at the 2016 Annual Meeting of Shareholders.

The Board of Directors recommends a vote FOR the approval of the resolution.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve this proposal. However, the vote on executive compensation is advisory and, therefore, not binding on the Company, the Board or the Compensation Committee. The Board and the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	17

Shareholder Proposals

SHAREHOLDER PROPOSALS

In accordance with SEC rules, we have set forth below three shareholder proposals, along with the supporting statements of the shareholder proponents. The Company is not responsible for any inaccuracies these supporting statements may contain. As explained below, the Board unanimously recommends that you vote “Against” these shareholder proposals.

Proposal 4: Right to Act by Written Consent

Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, the beneficial owner of no less than 500 shares of Common Stock, has advised the Company that he intends to propose a resolution at the Annual Meeting. Mr. Steiner has appointed John Chevedden of 2215 Nelson Ave., No. 205 Redondo Beach, CA 90278, and/or his designee to act on his behalf in matters relating to the proposed resolution. The proposed resolution and statement in support are set forth below:

Proposal 4 – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

The shareholders of Wet Seal (WTSLA) successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

This proposal empowers shareholders by giving them the ability to effect change without being forced to wait until the annual meeting. Shareholders could replace a director using action by written consent. Shareholder action by written consent could save our company the cost of holding a shareholder meeting between annual meetings to consider urgent matters.

This proposal is especially important for Time Warner since TWX shareholders no longer have the right to call a special meeting.

A study by Harvard professor Paul Gompers supports the concept that shareholder disempowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

It may be possible to adopt this proposal by simply adding such brief words as these to our governance documents:

“Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by stockholders having not less than a minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.”

Please vote to enhance shareholder value:

Right to Act by Written Consent – Proposal X

18	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Shareholder Proposals

Company Recommendation

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

(i)	Without proper procedural protections, shareholder action by written consent (as described in the proposal) can deprive shareholders of information, a voice and a vote on the matter approved in the written consent and can also lead to abusive practices;
(ii)	Shareholder meetings are a better method to present important matters for consideration by shareholders, and holders of 15% of the Company’s outstanding Common Stock have the right to request a special meeting of shareholders; and
(iii)	The Company’s existing corporate governance policies and practices provide shareholders with meaningful access to the Board and significant rights and protections.

No Procedural Protections

Shareholder action by written consent as described in the proposal could prevent minority shareholders from having an opportunity to voice their views and vote on an action or even receiving information regarding the matter approved by written consent until after the action has been taken. The proposal provides no procedural protections and suggests specific language for written consent rights that clearly fails to provide safeguards for minority shareholders.

The proposal does not require any information to be provided to shareholders prior to the consent becoming effective, such as a description of the proposed action, the reasons for the proposed action and any potential conflicts of interest of the shareholder(s) seeking the action. Although the statement in support of the proposal includes language that would require “[p]rompt notice of the taking of the corporate action without a meeting… to those stockholders who have not consented in writing,” notice after the fact is not adequate and does not protect the interests of the shareholders. Moreover, if multiple groups of shareholders are able to solicit written consents at any time and as often as they wish, the solicitation of written consents could create a considerable amount of confusion and disruption among the Company’s shareholders, as well as divert the attention of the members of the Board, senior management and other employees from the Company’s day-to-day operations.

The proposal also does not prevent or limit the potential for abuse in utilizing this method for approving corporate actions (e.g., it would not limit the ability of a group of shareholders to accumulate a short-term voting position by borrowing shares from shareholders and then taking action without those shareholders knowing that their voting rights were being used to take such action). Shareholders who have loaned their stock are better able to take action to protect and exercise their voting rights at a shareholder meeting than if an action is permitted by written consent without appropriate procedural safeguards. In addition, a group of shareholders could also use a consent solicitation to remove and replace directors and effectively assume control of the Company without having to pay a control premium to shareholders.

Meetings Better Protect Rights of All Shareholders

The Board believes that a more open, transparent, and democratic way for shareholders to exercise their rights regarding important issues affecting the Company is through annual or special shareholder meetings, so that all shareholders have the ability to voice their concerns, the issues can be fully discussed and all shareholders can vote on the issues.

Under Time Warner’s By-laws, holders of 15% of the outstanding Common Stock may request that a special meeting of shareholders be held. As previously disclosed by the Company, the Board amended the By-laws in July 2014 to remove the provision authorizing shareholders to request special meetings due to the extraordinary circumstances the Company was facing, and at that time, the Board expressed its intention to reinstate the provisions by the 2015 Annual Meeting. The Board has reinstated the provisions in full. The Board’s reasons for removing the special meeting provisions from the Company’s By-laws are described on pages 28 to 29 of this Proxy Statement. The Board believes that the shareholders’ right to request a special meeting is effective and meaningful.

Shareholders also have the right to bring business before the shareholders at annual meetings, as evidenced by this proposal and the other shareholder proposals included in this Proxy Statement.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	19

Shareholder Proposals

Shareholders Have Rights and Protections that Reduce the Need for Written Consent Rights

Time Warner believes that its shareholders have significant access to the Board and rights and protections that reduce the need to be able to act by written consent. For example:

•	Shareholders elect directors annually by majority vote in uncontested director elections, and any incumbent director who does not receive a majority of the votes cast for his or her election is required to offer to resign from the Board.
•	As stated above, holders of 15% of the outstanding Common Stock may request a special meeting of shareholders.
•	As stated above, shareholders may submit proposals for presentation at an annual meeting (including nominations of director candidates).
•	Shareholders may communicate directly with any director (including the Lead Independent Director), any Board committee or the full Board.
•	The Board consists of a substantial majority of independent directors (i.e., all of the directors except the Company’s CEO).

For the reasons stated above, the Board believes that the proposal is not in the best interests of Time Warner or its shareholders.

The Board of Directors recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to adopt this proposal.

20	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Shareholder Proposals

Proposal 5: Tobacco Depictions in Films

The Sisters of St. Francis of Philadelphia, 609 South Convent Road, Ashton, PA 19014, the beneficial owner of 111 shares of Common Stock, joined by seven other organizations whose names, addresses and shareholdings will be provided by the Company upon request, has advised the Company that they intend to propose a resolution at the Annual Meeting. The proposed resolution and statement in support are set forth below:

WHEREAS: Time Warner, a company where community and family values are integral to the company’s promotion of its various brands, is also a leading distributor of films that are viewed by young people.

The 2012 US Surgeon General report, Preventing Tobacco Use among Youth and Young Adults concluded that “there is a causal relationship between depictions of smoking in the movies and the initiation of smoking among young people.”

In support of the Surgeon General’s report, thirty-eight state Attorneys General wrote to the major studios urging elimination of tobacco depictions in youth-rated movies, stating: “Each time the industry releases another movie that depicts smoking, it does so with the full knowledge of the harm it will bring children who watch it.”

Based on a subsequent 2014 Surgeon General’s report, the Centers for Disease Control and Prevention (CDC) concluded in 2014: “Giving an R rating to future movies with smoking would be expected to reduce the number of teen smokers by nearly one in five (18%) and prevent one million [1,000,000] deaths from smoking among children alive today.”

The need for appropriate corporate governance to address Time Warner’s reputational risks arising from this public concern is reinforced by statements of The American Medical Association, American Heart Association, American Lung Association, American Academy of Pediatrics, and the World Health Organization, who have all publicly supported the above Surgeon General’s statements.

Time Warner is mentioned by name in the Surgeon General’s 2012 report and in media covering the release of the report. In recent years, the issues raised by the Surgeon General’s report have been covered by a number of national publications including The New York Times, The Los Angeles Times, The Boston Globe and USA Today.

Community and family values are integral to Time Warner’s brand. The above publications and statements have attracted significant publicity and linked Time Warner to concerns regarding young people’s health. Shareholders are concerned about the management of these risks and consider that Board level oversight is warranted to address these concerns.

As a governance issue, consistent, appropriate, and transparent Board oversight is required to balance company actions that impact young people’s well-being against the company’s reputation and brand value. This responsibility appears appropriate for the Nominating and Governance Committee.

RESOLVED: Stockholders request that the Board amend the Nominating and Governance Committee Charter (or add an equivalent provision to another Board Committee Charter) to include:

Providing oversight and public reporting concerning the formulation and implementation of policies and standards to determine transparent criteria on which company products continue to be distributed that:

1)	especially endanger young people’s well-being;
2)	have the substantial potential to impair the reputation of the Company; and/or
3)	would reasonably be considered by many offensive to the family and community values integral to the Company’s promotion of its brands

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	21

Shareholder Proposals

Company Recommendation

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

(i)	Time Warner’s film studios, Warner Bros. Pictures and New Line Cinema (the “Studios”), are industry leaders with respect to the reduction or elimination of tobacco depictions in feature films and were one of the first major film studios to adopt a policy regarding the depiction of smoking in their feature films; and

(ii)	The Company has strong policies and practices that address the governance-related aspects of the proposal.

Industry Leaders in Reducing and Eliminating Tobacco Depictions in Films

The Studios have been and continue to be industry leaders in establishing, implementing, and reporting on policies and practices to reduce or eliminate tobacco depictions in feature films, and those policies and practices have been highly effective. In addition, the Studios have had a long-standing and collaborative relationship with the proponents of the proposal, which has helped inform the Studios’ Tobacco Depiction Policy described below.

•	The Studios were one of the first major film studios to adopt a policy regarding the depiction of smoking in their films when they adopted their Tobacco Depiction Policy in 2005, and the Studios’ efforts under the Policy have been very effective. From the adoption of the Policy in 2005 through 2014, the Studios had no tobacco depictions in their G-rated films and achieved a 95% reduction of such depictions in their PG and PG-13-rated films. The Policy was reviewed and updated in 2014 and is available on the Company’s website at www.timewarner.com/responsible-content.
•	Pursuant to the Policy, the Studios work closely with creative talent to produce and distribute for theatrical release feature films that appeal to a wide array of audiences. At the same time, the Studios strive to produce and distribute feature films in a responsible manner. Accordingly, the Studios endeavor to reduce or eliminate depictions of smoking and tobacco products/brands in their youth-rated and R-rated feature films distributed in the U.S. The Policy recognizes that some depictions of smoking, such as depictions of a literary character or actual historical figure known to have used tobacco products, may be acceptable to provide literary or historical accuracy in the film’s storytelling. Depictions that are part of a conspicuous anti-smoking reference also may be acceptable under the Policy.
•	The Studios do not enter into any product placement or promotion arrangements with tobacco companies for any of their films. In addition, since 2008, the Studios have regularly included anti-smoking public service announcements on U.S.-distributed DVDs of their films containing tobacco depictions.
•	The Studios review each film they produce or distribute in the U.S. to confirm that depictions of smoking are consistent with the Policy and to seek to reduce further any depictions.
•	The Studios disclose information on the Company’s website at www.timewarner.com/responsible-content about the total number of depictions in those films and the creative reasons for those depictions.

Strong Governance Policies and Practices

Time Warner has strong governance policies and practices that address the governance-related aspects of the proposal.

•	The Nominating and Governance Committee’s charter states that the Committee is responsible for overseeing the Company’s public policy and corporate social responsibility activities. The Committee receives reports from management regarding the Company’s corporate social responsibility activities, which are informed by the Company’s regular and longstanding engagement with stakeholders, including the proponents of this proposal.
•	The Board of Directors and the Audit Committee review an annual report from management on the risks the Company faces, including in the area of corporate social responsibility, management’s actions to address those risks and the Company’s risk management and mitigation processes.

22	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Shareholder Proposals

•	The Company reports on its corporate social responsibility activities on its website, including providing the information regarding tobacco depictions in the Studios’ feature films and the creative reasons for those depictions, as described above.
•	The long-standing and collaborative discussions between the Company, including representatives from the Studios, and the proponents of the proposal have also helped inform the Company’s processes outlined above.

For the reasons stated above, the Board believes that the Company has implemented appropriate policies and procedures both operationally and at the Board and its committees on the subject of this proposal and that the actions advocated in the proposal are unnecessary and not in the best interests of the Company or its shareholders.

The Board of Directors recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to adopt this proposal.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	23

Shareholder Proposals

Proposal 6: Greenhouse Gas Emissions Reduction

Targets

Green Century Equity Fund, 114 State Street, Suite 200, Boston, MA 02109, the beneficial owner of 13,596 shares of Common Stock, has advised the Company that it intends to propose a resolution at the Annual Meeting. The proposed resolution and statement in support are set forth below:

RESOLVED: Shareholders request Time Warner Inc. (TWX) adopt a company-wide, time-bound target for reducing absolute greenhouse gas (GHG) emissions (i.e. reduction in aggregate emissions over time), taking into consideration the most recent Intergovernmental Panel on Climate Change (IPCC) scientific guidance for reducing total GHG emissions and issue a report no later than 6 months after the company’s annual meeting, at reasonable cost and omitting proprietary information, on its plan to achieve these goals.

Supporting Statement:

To mitigate the worst impacts of climate change, the IPCC estimates that a 50 percent reduction in GHG emissions globally is needed by 2050 (relative to 1990 levels) to stabilize global temperatures, entailing a U.S. reduction target of 80 percent. The proponent believes that the company’s goals should meet or exceed the goal of reducing the total amount of GHG emissions emitted by all operations by 50 percent by 2050 compared with 1990 levels.

The potential costs of failing to address climate change could lead to a five percent loss in global GDP between 2010 and 2060, according to the Organization for Economic Cooperation and Development. Risky Business, a recent analysis of climate change impacts, reveals significant economic effects including property damage, shifting agricultural patterns, reduced labor productivity, and increased energy costs. These effects could impact a company’s business model, operations, or revenues.

A growing number of companies have set GHG emissions reductions targets. As of 2013, 60 percent of Fortune 100 companies have GHG reduction targets and renewable energy commitments. A report called The 3% Solution by World Wildlife Fund and the Carbon Disclosure Project (CDP) found that four out of five companies capture greater returns from their carbon reduction investments than on their average investment portfolios. In aggregate, the 53 Fortune 100 companies reporting on GHG and renewable energy targets to the CDP are saving $1.1 billion annually through their targets.

We are concerned that TWX may be lagging industry peers. The Walt Disney Company and Twenty-First Century Fox Corporation set targets for reducing their GHG emissions and reported significant savings. For example, the Walt Disney Company reported some energy efficiency investment payback periods equal to one year or less in its 2014 CDP questionnaire.

In contrast, TWX fails to disclose information about how it is managing its climate impacts. In the 2014 CDP, Time Warner Inc. scored 63 out of 100 points because it did not disclose GHG targets for its Scope 1 and Scope 2 emissions equaling 17,838 and 242,119 tons of GHG emissions, respectively, and generated by operational control of its offices and production facilities. Over 81 percent of companies in the Global 500 report to the CDP, which is supported by investors representing $92 trillion.

We believe climate change poses significant risks to companies and their investors, and urge TWX to adopt goals for mitigating its GHG emissions and climate impacts with special consideration of IPCC scientific guidance.

24	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Shareholder Proposals

Company Recommendation

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

(i)	Time Warner has for many years taken action to increase its energy efficiency, use renewable energy sources and reduce greenhouse gas emissions;

(ii)	The Company’s Global Energy Council focuses on best practices and effectively managing the usage, cost and environmental impact of the Company’s building utilities (electricity, water, natural gas and steam);

(iii)	The Company discloses year-over-year greenhouse gas emissions data, including through the Carbon Disclosure Project; and

(iv)	The Company has consistently reduced its greenhouse gas emissions through these activities, and, while it intends to continue to reduce such emissions, it does not believe that establishing company-wide targets for future reductions and issuing a report within 6 months following the 2015 Annual Meeting on its plan to achieve the targets is necessary.

Focus on Energy Efficiency and Reducing Greenhouse Gas Emissions

Time Warner has been focused on increasing its energy efficiency, using renewable energy sources and reducing greenhouse gas emissions for many years, and has undertaken a variety of environment-focused initiatives throughout its businesses, including, among other things:

•	Using energy-efficient facilities, such as the world’s first LEED Gold certified sound stage at Warner Bros. Studios in Burbank, California, which incorporates a number of sustainable elements, including a 100-kilowatt solar electrical system;
•	Making energy-efficient upgrades to the Company’s buildings and offices to reduce energy usage, such as incorporating solar panels, installing energy efficient lighting and retrofitting HVAC systems with more efficient cooling systems and more precise, automated operations; and
•	Working both within the Company’s studios and the media and entertainment industry to reduce the energy and resource consumption associated with film and television production.

Additional information about the Company’s wide ranging environmental initiatives can be found in the Corporate Responsibility section of Time Warner’s website at www.timewarner.com/environment.

Time Warner’s Global Energy Council

Time Warner’s commitment to improving its environmental practices is reflected in its Global Energy Council, which is composed of a company-wide team focused on effectively managing the usage, cost and environmental impact of the Company’s building utilities (electricity, water, natural gas and steam) and identifying and implementing best practices. The Global Energy Council, among other things, (i) tracks and oversees initiatives to reduce the Company’s energy use and carbon dioxide emissions; (ii) develops programs to increase energy use awareness among the Company’s employees and thereby reduce waste; and (iii) reports on the Company’s progress regularly to senior management.

Disclosure of Greenhouse Gas Emissions Data through the Carbon Disclosure Project

Time Warner discloses detailed greenhouse gas emissions data, including year-over-year data, in its responses to the annual questionnaire from the Carbon Disclosure Project, an international organization that provides a global system for companies to measure and disclose their greenhouse gas emissions. The Company’s responses to the questionnaire are available at www.cdproject.net.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	25

Shareholder Proposals

Successfully Reducing Greenhouse Gas Emissions

Time Warner’s long-standing efforts to increase its energy efficiency and reduce its greenhouse gas emissions have been successful. For example, the Company reported an almost 7% reduction in greenhouse gas emissions between 2011 and 2012, and a further 3% reduction between 2012 and 2013 (a portion of such reduction was due to a change in its methodology for calculating greenhouse gas emissions). In addition, the Company expects its carbon emissions in New York City will decrease further following the planned move in early 2019 of its corporate headquarters and New York City-based employees to a new LEED Gold certified building in the Hudson Yards development in New York City.

The Board recognizes Time Warner’s shared role in preserving and protecting the environment and that it can achieve cost savings through investments in more efficient practices that also reduce emissions, but it believes the interests of shareholders are being served by the Company’s robust reporting and environmental initiatives that continue to reduce greenhouse gas emissions and that establishing specific targets for future reductions and issuing a report on its plan to achieve those reductions are not necessary to serve those interests.

The Board of Directors recommends a vote AGAINST the proposal.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to adopt this proposal.

26	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Corporate Governance

CORPORATE GOVERNANCE

Strong Governance Practices

Time Warner has strong corporate governance practices and policies, which help ensure the Board not only provides independent oversight over management, but also has the experience, expertise and information to work effectively with management in making strategic and other key business decisions for the Company. Because corporate governance practices evolve, the Board reviews its Corporate Governance Policy, committee charters, and other governance documents at least annually and updates them as necessary or appropriate. Some key examples of Time Warner’s long-standing commitment to strong corporate governance policies and practices are the following:

•	Board Independence: All directors, other than the CEO, are independent, and each Board committee consists solely of independent directors. Under the Corporate Governance Policy, a substantial majority of the directors must be independent.

•	Board Qualifications and Ongoing Education: The Board believes the Company is best served by a board of directors whose members have a variety of complementary skills, professional experience and backgrounds, and who bring diverse viewpoints and perspectives to the Board. In its annual self-evaluation, the Board identified key qualifications for members: direct experience in media, technology, and consumer-facing businesses; significant experience in creating or managing large enterprises; and/or significant experience in making complex strategic, financial, and operational decisions. The Board’s experience is reinforced through a robust ongoing director education program, including in-depth regular discussions and information (including from third parties) on the trends, competitive positioning, and emerging challenges and opportunities in the media and entertainment industry.

•	Board Tenure: To help ensure that the Board has an appropriate balance of experience and fresh perspectives, the Board believes it is well-served by having non-employee directors with a mix of tenures and, in July 2013, amended the Corporate Governance Policy to add a statement that it expects that average tenure of non-employee directors will generally not exceed 10 years.

•	Lead Independent Director has significant authority and responsibilities, including authority over meeting agendas. The Board Leadership Policy adopted in 2009 requires consideration of Board leadership at least annually, with disclosure to shareholders on factors reviewed (see 2015 report posted at www.timewarner.com/leadership).

•	Director Accountability: The Board is elected annually (no classified board) with a majority-vote standard in uncontested elections.

•	No Supermajority Voting Provisions in the Company’s Charter or By-Laws

•	Stock Ownership Requirements: The Company has had stock ownership requirements for its executive officers and directors since 2003 and increased the CEO share ownership requirement in 2013.

•	No Hedging or Pledging: The Company prohibits executive officers and directors from engaging in hedging transactions with the Company’s Common Stock, holding Common Stock in a margin account or pledging Common Stock as collateral for a loan.

•	Codes of Conduct: The Company has robust codes of conduct for its executive officers and directors.

•	No Shareholder Rights Plan

•	ESG Disclosure: The Company keeps the investment community informed about its activities relating to environmental, social and governance matters, including through updates on corporate social responsibility initiatives (additional details at www.timewarner.com/citizenship).

•	Special Meeting Rights: Shareholders have the right to request special meetings (15% threshold).

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	27

Corporate Governance

In late July 2014, the Board amended the By-Laws to remove temporarily provisions permitting holders of 15% of the Company’s outstanding Common Stock to request a special meeting of shareholders. The Board had proposed, and the Company’s shareholders approved, the special meeting provisions in 2010. Accordingly, the Board fully recognized the importance that shareholders attach to the right to call special meetings.

At the same time, the Board recognized its fiduciary duty to act in the best interest of the Company and its shareholders overall. In June 2014, Twenty-First Century Fox, Inc. (“Fox”) had made an unsolicited offer to acquire Time Warner. The Board and senior management carefully and thoroughly evaluated the offer, consulting financial advisors and legal counsel, including experts in Delaware law. The Board considered, among other things: (i) its fiduciary duties under Delaware law, as well as its responsibilities and obligations under the Company’s By-laws and corporate governance policies; (ii) the Company’s strategy and 2014-2018 long-range plan (the “2014 LRP”); (iii) the proposed transaction, including the form (mix of non-voting stock and cash) and amount of consideration; (iv) the strategic, operational, and regulatory risks to executing a combination with Fox, as well as the potential benefits of a transaction; and (v) Fox’s governance profile. Following the Board’s careful and thorough review, the Board determined that continuing to execute the Company’s strategy, as reflected in the 2014 LRP, was in the best interests of shareholders and would create significantly more value for the Company and its shareholders than accepting the unsolicited offer. As a result, the Board determined to reject the unsolicited offer in early July 2014.

In light of the unique and extraordinary circumstances presented by the unsolicited offer, the Board concluded that removing the special meeting provisions was in the best interests of the Company’s shareholders. The Board did not make this decision lightly. But following a Board meeting devoted to discussing the topic of the special meeting provisions – including receiving the advice of outside counsel and considering shareholder policies on the topic of special meetings – the Board concluded that the reasons to temporarily remove the special meeting provisions were compelling.

The Board noted that, given the composition of the Company’s shareholder base, there was a risk that shareholders whose financial interests were more aligned with those of Fox than of the Company could trigger the calling of a special meeting, which would present several serious harms to the Company’s shareholders overall:

•	It would significantly shorten the amount of time the Company’s shareholders would have to consider the 2014 LRP and evaluate the Company’s execution of the plan. The Company planned to host an investor event following the Time Separation to present the new company and highlight each of the Company’s businesses, its operations, growth initiatives and prospects. The Board wanted to ensure that shareholders had an opportunity to hear the Company’s presentation of the 2014 LRP, strategy and growth initiatives as well as time to evaluate the plan and the Company’s performance executing the plan.

•	It would reduce the time available for the Company’s shareholders to evaluate the value of the offer, which was substantially based on non-voting shares.

•	It would also reduce the amount of time available for the Company’s shareholders to evaluate the regulatory, operational, and other risks associated with the offer during a period of significant change in the U.S. regulatory and competitive landscape, with major transactions involving consolidation of content distributors under review.

At the same time it amended the By-laws, the Board took steps to address the concerns of shareholders. The Company stated publicly the Board’s intention to reinstate the provisions by the time of the 2015 Annual Meeting. Consistent with that stated intention, in March 2015 the Board reinstated the special meeting provisions in the same form as had been approved by shareholders and as had existed before the July 2014 amendment.

The Company engaged with shareholders representing approximately 40% of the outstanding shares of Common Stock in the weeks following the amendment of the By-laws to discuss the Board’s rationale and its intention to reinstate the special meeting provisions prior to the 2015 Annual Meeting. The Company had further discussions with these and additional shareholders at the end of 2014 and in early 2015 to hear their views regarding the reinstatement of the By-law provisions. Shareholders expressed a range of views on the right to call special shareholder meetings (including appropriate ownership thresholds to call such meetings), the Board’s removal of the provisions, and the steps they would like the Board to take. In general, the shareholders underscored that they

28	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Corporate Governance

view the right to call special meetings of shareholders as important and that they usually oppose the removal of such rights. At the same time, most of the shareholders indicated they understood the Board’s reasons for removing the provisions in these exceptional circumstances and were pleased by the Board’s concurrent commitment to reinstate the provisions. The shareholders also indicated they would view negatively the removal of the provisions in the future as well as the adoption of additional restrictions or requirements limiting their right to call special meetings. These discussions further informed, and supported, the Board’s decision to reinstate the special meeting provisions without any change.

Highly Qualified and Independent Directors

Time Warner’s Board consists of 12 highly qualified, skilled and dedicated directors, 11 of whom are independent. These directors possess a combination of qualifications, skills and experiences that enable them to provide effective oversight of the Company and senior management. For a detailed discussion of the qualifications, skill and experience of each of the directors, see “Background of Director Nominees” on page 9.

To conclude that a director is independent, the Board must determine that the director has no material relationship with the Company or its subsidiaries and that the director is free of any other relationship – whether with the Company or otherwise – that would interfere with the director’s exercise of independent judgment. The Board has established guidelines on director independence that address employment and commercial relationships that may affect a director’s independence, as well as categories of relationships that are not deemed material for purposes of director independence. In addition to applying these guidelines, which are included in the Company’s Corporate Governance Policy, the Board considers the NYSE listing standards and the Company’s By-laws. As a result of its annual review of director independence, the Board determined that all of the current directors and all of the nominees for director are independent, except for Mr. Bewkes. Mr. Bewkes is an executive officer of the Company and thus cannot qualify as an independent director. In determining the independence of the Company’s directors, the Board considered relevant transactions, relationships and arrangements as required by the guidelines, NYSE listing standards and the Company’s By-laws, as described on pages 35 and 36.

Board Leadership

The current leadership structure consists of one individual serving as Chairman of the Board and Chief Executive Officer and an independent director serving as Lead Independent Director with meaningful responsibilities and authority, who serve as part of a Board consisting of 12 strong and active directors, 11 of whom are independent. The Board’s Policy on Determining the Leadership Structure of the Board of Directors provides the Board flexibility to select the appropriate leadership structure for the Company. In its annual review in January 2015, the Board concluded the current leadership structure is effective and continues to be the optimal structure for the Company.

Current Leadership Structure
Chairman and CEO	Jeffrey L. Bewkes
Lead Independent Director	Stephen F. Bollenbach
Independent Directors	11 of 12 directors are independent
Board Committees	All members are independent

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	29

Corporate Governance

Policy on Determining the Leadership Structure of the Board of Directors

For more than a decade, the Nominating Committee and Board have annually reviewed the leadership structure of the Board as part of the Board’s self-evaluations. In January 2009, the Board enhanced and further documented the Company’s practices in this area by adopting the Policy on Determining the Leadership Structure of the Board of Directors, which provides for the review of the Board’s leadership structure and the performance of the individuals who serve in Board leadership positions annually and whenever there are changes in the individuals serving in Board leadership positions. As part of this review, the Nominating Committee evaluates:

•	Key leadership positions (e.g., Chairman of the Board, Lead Independent Director and CEO, including whether the position of Chairman of the Board should be held by the CEO, an independent director, or a non-independent director other than the CEO).

•	Responsibilities of those positions.

•	Qualifications for those positions.

The Nominating Committee makes its recommendations to the Board, which is responsible for approving the leadership structure of the Board.

Determination of Current Leadership Structure – 2015

In January 2015, upon the recommendation of the Nominating Committee, the Board determined that the current Board leadership structure is appropriate for Time Warner at this time. In reaching its determination, the Board considered a number of factors, including the following developments during 2014: the actions taken by the Board to enhance the responsibilities of the Lead Independent Director; the effectiveness of the Board’s leadership structure during 2014, including in overseeing the development of the 2014 LRP, which was presented to shareholders and the investment community in October 2014; the results of the vote at the 2014 Annual Meeting on a shareholder proposal requesting the Board adopt a policy requiring an independent chairman; and the Company’s continued strong operating and financial performance. The report on the Board’s determination of its leadership structure is posted on the Company’s website at www.timewarner.com/leadership.

As set forth in the report, the Board believes that having Mr. Bewkes serve as both Chairman and CEO has resulted in clear decision-making processes, leadership and accountability as the Company executes its strategy as a content-focused company, including driving the digital transformation and international expansion of its businesses, increasing its investment in programming to drive future ratings and revenue increases, and improving operating and capital efficiency. The Board also believes that having Mr. Bewkes serve as Chairman and CEO has continued to facilitate the flow of information to, and discussion among, members of the Board regarding the Company’s businesses.

The Nominating Committee believes that Mr. Bollenbach is highly qualified to serve as the Lead Independent Director. The Committee also noted that the Lead Independent Director role has substantial responsibilities that enable Mr. Bollenbach to provide strong leadership of the independent directors and help the Board provide effective independent oversight of the Chairman and CEO.

Lead Independent Director’s Authority and Responsibilities

The Lead Independent Director’s authority and responsibilities include:

•	Presiding at meetings of the Board at which the Chairman of the Board is not present and at executive sessions of the Board (unless the matter under consideration is within the jurisdiction of one of the Board’s committees).

•	Authority to call meetings of independent directors.

•	Serving as the liaison between the Chairman of the Board and the other directors.

•	Authority to approve the agenda (including the time allocated to items) and information for Board meetings.

•	Advising the Chairman of the Board with respect to consultants who may report directly to the Board.

•	Serving as interim Chairman of the Board in the event of the death or incapacitation of the Chairman.

•	Availability, as appropriate, for communication with the Company’s shareholders.

30	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Corporate Governance

Selection of Lead Independent Director

The Board initially selected Mr. Bollenbach as Lead Independent Director in May 2012 and most recently reappointed him to the position in May 2014. Mr. Bollenbach has more than 15 years of leadership experience and extensive knowledge and experience in finance and accounting matters from senior roles at several major companies with international operations, including from serving as Chief Executive Officer of Hilton Hotels Corporation and Chief Financial Officer of The Walt Disney Company. Mr. Bollenbach also has deep knowledge of the Company from his 14 years of service as a director, including from serving as Chair of two of the Board’s committees.

Board and Committee Responsibilities

Board Responsibilities and Oversight of Risk

The Board’s primary responsibility is to seek to maximize long-term shareholder value. The Board selects senior management of the Company, oversees and monitors the performance of management and the Company, and provides advice and counsel to management. The Board reviews the Company’s strategy and approves a long-range plan that includes an annual budget and capital plan annually, or more often as circumstances warrant. The Board reviews and approves transactions pursuant to guidelines the Board has established and reviews from time to time.

The Board also is charged with general oversight of the management of the Company’s risks. The Board considers, as appropriate, risks to the Company among other factors in reviewing the Company’s strategy, long-range plan, budget, capital plan and major transactions. The Board carries out its risk oversight function both as a whole and through delegating to the Board committees the oversight of risks that come within the committee’s substantive areas, as set forth in the listing of committee responsibilities. In particular:

•	The Audit Committee reviews and discusses a report from management at least annually on the risks the Company faces, including cybersecurity risks, management’s actions to address those risks, and the Company’s risk management and mitigation processes. The report is also provided to the Board.

•	The Compensation Committee oversees risks related to the Company’s compensation programs and policies. The Compensation Committee reviews and discusses at least annually management’s report on such risks. See “Executive Compensation—Compensation Programs and Risk Management” beginning on page 71.

In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, internal and external auditors, and outside advisors selected by the Board or its committees.

The Company’s independent directors generally meet by themselves, without management or any non-independent directors present, at each regularly scheduled Board meeting, and at other times upon the request of any independent director. These executive sessions are led by the Lead Independent Director, except when it is more appropriate for the Chair of the committee that has primary responsibility for the matter being discussed to lead the discussion.

Board Committees and Their Responsibilities

The Board has three standing committees: the Audit and Finance Committee (also referred to as the Audit Committee), the Nominating and Governance Committee (also referred to as the Nominating Committee) and the Compensation and Human Development Committee (also referred to as the Compensation Committee). All Board committee members are independent and satisfy the respective standards of independence applicable to such committees. The Board has also determined that each member of the Audit Committee is financially literate in accordance with the NYSE listing standards. In addition, the Board has determined that each of Ms. Wright and Messrs. Clark, Gutierrez and Hassan is an “audit committee financial expert” as defined under SEC rules.

Each of the Board’s three standing committees meets periodically throughout the year, reports its actions and recommendations to the Board, evaluates its performance annually and holds regular executive sessions at which management is not present.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	31

Corporate Governance

Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its responsibilities in connection with the following:

•	independent auditor appointment and oversight and related matters,

•	internal audit function,

•	ethics and compliance program,

•	earnings releases and guidance, financial statements and systems of disclosure controls and procedures and internal control over financial reporting,

•	capital structure and strategy, including financing and hedging matters and share repurchase program,

•	mergers & acquisitions, including strategy,

•	tax matters, including tax strategy,

•	risk management policies and processes, including cybersecurity risks,

•	insurance coverage,

•	retirement programs funding and performance of assets held in retirement plans, and

•	responses to regulatory actions involving financial, accounting and internal control matters.

Nominating Committee. The Nominating Committee is responsible for assisting the Board on the following:

•	corporate governance, including regulatory developments relating to corporate governance,

•	director nominations,

•	Board leadership structure,

•	Board committee structure and appointments,

•	Chairman and CEO performance evaluations and CEO succession planning,

•	annual Board performance evaluations,

•	non-employee director compensation,

•	shareholder proposals and communications,

•	related person transactions review and approval, and

•	the Company’s public policy and corporate responsibility activities.

Compensation Committee. The Compensation Committee is responsible for the following:

•	compensation and benefit structure, programs and plans, including oversight of risks related to the Company’s compensation programs and practices,

•	employment agreements of senior executives, including compensation and benefits provided under them,

•	long-term incentive program design, including performance measures and awards utilized,

•	disclosures regarding executive compensation matters, advisors retained by the Committee and risks related to the Company’s compensation programs and practices,

•	shareholder advisory votes regarding NEO compensation,

•	responses to regulatory developments affecting compensation,

•	officer appointment recommendations, and

•	human development programs, including recruitment, retention, development, diversity and internal communication programs.

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Corporate Governance

Each committee is authorized to retain its own outside consultants, legal counsel and other advisors as it desires. The Compensation Committee’s charter requires the Committee to assess the independence of any compensation consultant, legal counsel or other advisor prior to retaining the advisor or receiving advice from the advisor (subject to certain exceptions). The assessment considers factors relevant to such advisor’s independence, including the factors specified in the NYSE listing standards. The Nominating Committee’s charter contains similar requirements with respect to any consultant, legal counsel or other advisor who will provide the Committee advice regarding non-employee director compensation.

The Committees of the Board

Committee	Chair	Members	Number of Meetings in 2014
Audit Committee	Deborah C. Wright	Robert C. Clark Jessica P. Einhorn Carlos M. Gutierrez Fred Hassan Deborah C. Wright	8
Nominating Committee	Robert C. Clark	James L. Barksdale William P. Barr Stephen F. Bollenbach Robert C. Clark Jessica P. Einhorn Kenneth J. Novack	5
Compensation Committee	William P. Barr	William P. Barr Stephen F. Bollenbach Mathias Döpfner Fred Hassan Paul D. Wachter	7

Board Meetings and Attendance

Board Meetings. The Board generally meets at least seven times each year; during 2014, the Board met 10 times. The Board discusses the Company’s progress on its long-term strategy at each regular Board meeting and also devotes one meeting each year solely to focus in depth on the Company’s strategy.

Attendance. Each incumbent director attended at least 75% of the aggregate of (i) the total number of Board meetings during 2014 and (ii) the total number of meetings of committees on which such member served during 2014 (or the period of 2014 during which the director was a member of the committee, if less than the full year). The Company’s directors are encouraged and expected to attend the annual meetings of the Company’s shareholders. Each of the 12  directors nominated for election at the 2014 Annual Meeting of Shareholders attended that meeting.

Other Corporate Governance Matters

Corporate Responsibility

As part of its commitment to effective corporate governance, Time Warner keeps shareholders, the investment community and others informed of the Company’s activities relating to environmental, social and governance matters. The Company’s corporate responsibility activities are overseen by the Nominating Committee. To learn more about Time Warner’s corporate responsibility activities, including in the areas of workforce diversity and environmental sustainability, please visit the Company’s website at www.timewarner.com/citizenship. The Company updates the information about its corporate responsibility activities regularly as appropriate on its website to provide shareholders with information in a dynamic and timely manner.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	33

Corporate Governance

Ethical Sourcing Guidelines

The Time Warner Ethical Sourcing Guidelines set forth the standards in areas such as employment, health, safety and the environment that the Company expects its vendors and licensees to follow. The Company expects that its vendors will establish and actively review, monitor and modify their management processes and business operations so that their operations align with the principles set forth in the Guidelines. The failure to follow the Guidelines may, among other things, impact a vendor’s ability to continue to do business with the Company. The Guidelines are posted on the Company’s website at www.timewarner.com/citizenship under the heading “Leading Responsibly” and sub-heading “Ethical Sourcing And Supply Chain.”

Political Activity – Policies, Oversight and Disclosure

The Nominating Committee is responsible for overseeing the Company’s public policy activities, which includes policies and practices regarding political contributions and expenditures by the Company, its political action committee (“PAC”), and trade associations. The Company has processes for prior review of corporate political contributions and the use of Company resources in support of the Company’s political activities. In addition, Time Warner discloses at least annually all corporate and PAC political contributions (including, if any, independent expenditures made without coordination with any candidate, campaign or their authorized agents) and payments to trade associations and other tax-exempt organizations that are used for political expenditures. These disclosures can be found on the Company’s website at www.timewarner.com/citizenship under the heading “Leading Responsibly” and sub-heading “Political Activities.” In 2014, the Company was again ranked in the top tier of companies in the Center for Political Accountability’s CPA-Zicklin Index of Corporate Political Disclosure and Accountability, which measures corporate disclosure and accountability for political spending.

Corporate Governance Documents and Website

The Company has a corporate governance website at www.timewarner.com/governance. The following documents are available on this website and are also available in print to any shareholder who requests them by writing to the Office of the Corporate Secretary, Time Warner Inc., One Time Warner Center, New York, New York 10019-8016:

•	By-laws

•	Corporate Governance Policy

•	Charters of the Board’s three standing committees

•	Policy and Procedures Governing Related Person Transactions

•	Policy Statement Regarding Director Nominations

•	Policy on Determining the Leadership Structure of the Board of Directors

•	Most recent Report on Determination of Current Board Leadership Structure

•	Standards of Business Conduct, which apply to the Company’s employees

•	Code of Ethics for Our Senior Executive and Senior Financial Officers, which applies to certain senior executives of the Company, including the Chief Executive Officer, Chief Financial Officer and Controller, and serves as a supplement to the Standards of Business Conduct

•	Guidelines for Non-Employee Directors, which serves as a code of conduct for the Company’s non-employee directors

There were no waivers in 2014 under either the Code of Ethics for Our Senior Executive and Senior Financial Officers or the Standards of Business Conduct with respect to any of the Time Warner senior executives covered by the Code of Ethics for Our Senior Executive and Senior Financial Officers.

34	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Corporate Governance

Transactions Considered in Making Independence Determinations

In determining the independence of each current director other than Mr. Bewkes, the Board considered the transactions described below, all of which it determined were immaterial to the directors’ independence.

Business Transactions. Under the Board’s categorical standards for director independence, transactions in the ordinary course between the Company and another entity with which a director or a member of a director’s family is affiliated shall generally be deemed not to create a material relationship unless they occurred within the last three years and (i) the director is an executive officer, employee or substantial owner, or the director’s immediate family member is an executive officer, of the other entity and (ii) such transactions represent (A) more than 5% of the Company’s consolidated gross revenues for the prior fiscal year or (B) more than $250,000 and 2% of the other entity’s gross revenues for the prior fiscal year.

The Company did not have any transactions that were outside the ordinary course of business or that surpassed the numerical thresholds contained in the Company’s categorical standards for director independence, other than the ordinary course business transactions with CNN Films and Home Box Office discussed below under “Related Person Transactions Policy and Related Person Transactions.”

The Board also considered ordinary course business transactions involving Harvard University and Time Warner Foundation Inc., a non-profit corporation of which the Company is the sole member, even though the transactions did not raise any independence issues under the NYSE listing standards and the amount involved was well below the numerical thresholds contained in the Company’s categorical standards for director independence. In 2014, the Company received advertising revenues in the ordinary course of business from Harvard University (where Mr. Clark is a Distinguished Service Professor) that were less than 0.002% of the Company’s total revenues in 2014. Time Warner Foundation Inc. holds one certificate of deposit for approximately $311,000 at Carver Federal Savings Bank (where Ms. Wright serves as Non-Executive Chairman and served as Chairman and Chief Executive Officer through December 2014), which was approximately 0.06% of Carver Federal Savings Bank’s total deposits as of December 31, 2014 and earned interest at a market rate during 2014.

Charitable Contributions. Under the Board’s categorical standards for director independence, discretionary charitable contributions by the Company to established non-profit entities with which a director or a member of the director’s family is affiliated shall generally be deemed not to create a material relationship (i) if they occurred more than three years prior to the determination of materiality or (ii) if they are consistent with the Company’s philanthropic practices, unless (a) the director, spouse or domestic partner is an executive officer or director of the organization and (b) the Company’s contributions represent, for the most recent fiscal year, more than the greater of $100,000 or 10% of any individual organization’s annual gross revenues (for organizations with gross revenues up to $10 million per year), or the greater of $1 million or 2% of any individual organization’s annual gross revenues (for organizations with gross revenues of more than $10 million per year), or the greater of $1 million or 2% of all such organizations’ annual gross revenues in the aggregate.

No charitable contributions by the Company raised any independence issues. During 2014, the Company’s largest aggregate charitable contribution to a non-profit entity with which a director or a member of the director’s family is affiliated was approximately $110,000 to Harvard University. The contributions primarily supported a conference on Latino leadership and research fellowships in African and African American studies.

Other Matters. As the Company has disclosed for the past several years, Mr. Novack has been a retired partner of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC (“Mintz, Levin”) since 1998. As a retired partner, Mr. Novack does not practice law or have a direct or indirect financial interest in the legal services provided by Mintz, Levin to the Company, which are unrelated to Mr. Novack’s service on the Board or to matters involving the Board.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	35

Corporate Governance

Related Person Transactions Policy and Related Person Transactions

The Board has adopted the Time Warner Inc. Policy and Procedures Governing Related Person Transactions, which is a written policy that sets forth procedures for the review and approval or ratification of transactions involving related persons, which consist of directors, director nominees, executive officers, holders of more than 5% of any outstanding class of the Company’s voting securities, and immediate family members or certain affiliated entities of any of the foregoing persons. The Nominating Committee (or its Chair, under certain circumstances) is responsible for applying the policy with the assistance of the General Counsel or his designee (if any). The General Counsel or his designee assesses whether a proposed transaction involving a related person is a related person transaction covered by the policy. If so, the transaction is presented to the Nominating Committee for review and consideration at its next meeting or, in certain instances when waiting until the next meeting is not advisable, to the Chair of the Nominating Committee. In determining whether to approve or ratify a related person transaction covered by the policy, the Nominating Committee may review such facts and circumstances and take into account such factors as it deems appropriate, including the related person’s interest and role in the transaction, the terms of the transaction and the benefits of the transaction to the Company.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is, will or may be expected to be a participant, and (iii) any related person has or will have a direct or indirect material interest. The policy also specifies categories of transactions identified by the Board as having no significant potential for an actual or apparent conflict of interest or improper benefit to a related person (such as ordinary course transactions, regulated transactions with common carriers or public utilities and director compensation disclosed in the proxy statement), and thus are not subject to review by the Nominating Committee. The policy is posted on the Company’s website at www.timewarner.com/governance.

The following related person transactions were subject to the Time Warner Inc. Policy and Procedures Governing Related Person Transactions and were approved or ratified by the Nominating Committee or its Chair.

•	From 2008 through early 2015, Mr. Averill’s daughter, Kimberly Kuwata, was employed in an advertising sales position at a subsidiary of Turner. Ms. Kuwata’s 2014 compensation, including salary, bonus and commissions, was approximately $157,000.

•	Andrew Rossi, the son-in-law of Kenneth Novack, is an established documentary film producer who occasionally enters into transactions with Home Box Office and CNN Films related to the production of documentary films. As the Company disclosed in its proxy statements for the 2013 and 2014 annual meetings of shareholders, in January 2013, CNN Films entered into an ordinary course transaction with a production company controlled by Mr. Rossi related to a documentary regarding higher education. CNN Films agreed to pay the production company $864,000. Similarly, in early 2015, Home Box Office agreed to pay a production company controlled by Mr. Rossi approximately $600,000 for a new documentary. Both transactions (i) occurred on an arm’s length basis in the ordinary course of business, (ii) were for amounts not material to either Turner’s or Home Box Office’s (as applicable) annual programming expenses, and (iii) were negotiated without the involvement of any of Mr. Novack, the Board of Directors or senior management of Time Warner; and Mr. Novack has no direct or indirect interest in the transactions or the production companies.

Communicating with the Board of Directors

The Board of Directors has established processes to help ensure that communications to the Board, any of its committees, or an individual member of the Board reach the intended recipient efficiently. Under a policy statement adopted by the Company’s independent directors, shareholders, employees and other interested parties who wish to communicate directly with the Board, any of the Board’s committees, the non-employee directors as a group, the Chairman of the Board or any individual non-employee director should write to the address below:

[Name of Director or Director Committee/Group]

c/o Office of the Corporate Secretary

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

36	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Director Compensation

DIRECTOR COMPENSATION

Nominating Committee’s Review of Non-Employee

Director Compensation

Under its charter, the Nominating Committee is responsible for reviewing compensation of the Company’s non-employee directors and making recommendations regarding director compensation to the Board for its approval. In carrying out this responsibility, the Nominating Committee is guided by the following key objectives and principles:

•	Compensation should be generally consistent with the Company’s broader compensation philosophy for the Company’s employees.

•	Compensation should be competitive and structured with a balanced mix of cash and equity compensation so the Company can attract and retain directors from diverse professional and personal backgrounds.

•	Compensation should be simple to administer and support the smooth functioning of the Board.

•	Compensation should be cost-effective and consistent with investor policies and expectations.

•	Compensation should be in compliance with all regulatory requirements.

Under the Corporate Governance Policy, the Nominating Committee reviews the compensation paid to non-employee directors at least every two years to help ensure that it continues to meet the objectives and principles described above. Final decisions regarding non-employee director compensation are made by the Board, based on recommendations by the Nominating Committee.

2014 Non-Employee Director Compensation

For 2014, each non-employee director received $290,000 in total compensation, consisting of a $145,000 cash retainer and an equity grant with an aggregate grant date fair value of approximately $145,000 (consisting of approximately $100,000 in restricted stock units (“RSUs”) and approximately $45,000 in stock options). No additional compensation is paid for service as Lead Independent Director, a committee chair or member or for attendance at meetings of the Board or any Board committee. A new director who joins the Board other than at an annual meeting of shareholders will receive the above compensation on a pro-rated basis.

Cash Retainer

The $145,000 cash retainer is intended to provide a balance between cash and equity compensation, as well as to provide the non-employee directors sufficient cash to pay income taxes on their RSUs as they vest without having to sell shares. Non-employee directors can elect to defer a portion of the annual cash retainer pursuant to the Time Warner Inc. Non-Employee Directors’ Deferred Compensation Plan (as described below).

Equity Grants

The RSUs granted to non-employee directors in June 2014 vest June 1, 2015 (the anniversary of the first day of the month in which the RSUs were granted) or immediately if the director ceases to serve as a director of the Company as a result of certain designated circumstances, including (i) retirement either due to a mandatory retirement policy or after serving at least five years as a director, (ii) failure to be re-elected by the shareholders after nomination, (iii) resignation after receiving fewer than a majority “for” votes in the votes cast in an uncontested election of directors, (iv) death or disability, (v) the occurrence of certain transactions involving a change in control of the Company, or (vi) under certain other designated circumstances, with the approval of the Board on a case-by-case basis. If a non-employee director leaves the Board for any other reason, then his or her unvested RSUs are forfeited to the Company. The aggregate grant date fair value of the RSUs granted is based on the closing sale price of a share of Common Stock on the date of grant or the last trading day preceding the date of grant if the grant date is a non-trading day.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	37

Director Compensation

The stock options granted to non-employee directors in 2014 have an exercise price equal to the closing sale price of a share of Common Stock on the date of grant or the last trading day preceding the date of grant if the grant date is a non-trading day, expire 10 years from the grant date and vest on June 14, 2015 (the first anniversary of the date of grant) or immediately if the director ceases to serve as a director of the Company as a result of certain designated circumstances, including because the director is not nominated by the Board to stand for re-election at the annual meeting of shareholders, is not re-elected by the shareholders at the annual meeting, or resigns after receiving fewer than a majority “for” votes in the votes cast in an uncontested election of directors. The aggregate grant date fair value of the stock options granted is based on the Black-Scholes methodology of valuing options.

RSUs and options do not have any voting rights. Non-employee directors receive dividend equivalents on the RSUs in an amount equal to the regular quarterly cash dividends declared and paid by the Company at the same time that the dividends are paid on outstanding shares of Common Stock.

2015 Non-Employee Director Compensation

In 2014, the Nominating Committee reviewed the non-employee directors’ compensation and, in December 2014, the Nominating Committee recommended, and the Board approved, offering non-employee directors the ability to elect to receive an alternative compensation program beginning with compensation to be earned in 2015. The base compensation program for non-employee directors will remain the same as in effect for 2014 (described above). The alternative compensation program provides the same amount of total compensation but is weighted more heavily toward equity, with a $100,000 cash retainer and equity grants with an aggregate grant date fair value of approximately $190,000 (consisting of approximately $95,000 in RSUs and approximately $95,000 in stock options). The Nominating Committee and Board determined that the base program was at an appropriate level and was generally effective in compensating non-employee directors for their service. The Nominating Committee and Board concluded that having an alternative program with a higher percentage of compensation delivered through equity grants than in cash and with equal amounts from RSUs and stock options would promote further alignment of the directors’ interests with shareholders. An election to receive the alternative compensation program must be made prior to the start of the year in which the compensation is earned and cannot be changed.

Stock Ownership Guidelines

Each non-employee director is expected to own, within five years of joining the Board, the lesser of at least 10,000 shares of Common Stock or shares of Common Stock with a value equal to four times the annual cash retainer under the base compensation program, regardless of whether the non-employee director elects to receive the base or alternative compensation program. Each non-employee director who has been a member of the Board for at least five years meets these stock ownership guidelines.

Expenses

Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and shareholder meetings. While travel to such meetings may include the use of Company aircraft, if available and appropriate under the circumstances, the directors generally use commercial air or rail transportation services. Non-employee directors are also reimbursed for reasonable expenses associated with other Company-related business activities, including participation in director education programs.

The Company provides non-employee directors with representative samples of the Company’s products (such as films and television programs on DVDs and Blu-ray Discs), promotional items and other merchandise. The Company also periodically invites and provides for directors and their spouses, domestic partners or guests to attend Company-sponsored events, such as film premieres, screenings, cultural events and the annual meeting of shareholders. For the year ended December 31, 2014, the aggregate incremental cost to the Company for providing non-employee directors these Company products and the attendance of non-employee directors and their spouses, domestic partners or guests at Company events was well below $10,000 per director. The Company also reimburses each non-employee director for the estimated taxes incurred in connection with any income recognized by the director as a result of the attendance by the director, spouse, domestic partner or guest at such events. From time to time, spouses, domestic partners or guests may also join non-employee directors on Company aircraft when a non-employee director is traveling to or from Board or committee meetings, which may result in the non-employee director recognizing income for tax purposes.

38	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Director Compensation

Deferred Compensation Plan

Under the Time Warner Inc. Non-Employee Directors’ Deferred Compensation Plan, non-employee directors may elect each year to defer receipt of 10% to 100% of their cash compensation payable during the next calendar year. An election to defer must be made prior to the start of the year in which the retainer is payable and cannot be changed with respect to that year. Each non-employee director can elect from the following crediting alternatives to determine the amounts that will be paid after the deferral period: (i) the amount deferred plus annual interest at the prime rate in effect on May 1 of each annual period plus 2%, (ii) the value of a hypothetical investment in shares of Common Stock made at the time of the deferral, plus the notional reinvestment of dividend equivalents based on any regular cash dividends paid by the Company on the Common Stock, or (iii) an allocation of 50% of the amount deferred to each of the crediting alternatives. Amounts deferred are payable in cash in a lump sum or in installments after a non-employee director leaves the Board, based on the director’s election made at the time the director elected to defer receipt of the compensation.

Retirement and Prior Deferred Compensation Program

The Company does not currently maintain a retirement plan for its non-employee directors. Mr. Novack receives retirement benefits under the terms of the Company’s retirement plans as a result of his past service as an employee of the Company.

The Company maintains a prior deferred compensation plan for non-employee directors under which non-employee directors previously could elect to defer all or a portion of their cash compensation until the director reached age 70 or left the Board (the “distribution event”). Mr. Bollenbach is the only current director who had deferred amounts pursuant to this plan, and he elected to receive a payout of the account in annual installments over 10 years following the distribution event. Amounts deferred were tracked by two separate calculation methods to determine which method resulted in the greater value at the time the distribution event occurred: (i) applying the average seven-year Treasury constant maturity bond rate for the year at the end of the year to the amount in the account or (ii) the hypothetical investment of the amounts deferred in shares of Common Stock and reinvestment of any dividends that would be earned thereon. During the payout period, the account accrues interest based on the Treasury rate method. Mr. Bollenbach reached age 70 during 2012 and, as a result, the amount credited to his account became payable in annual installments over ten years beginning in 2013.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	39

Director Compensation

Director Compensation Table

The table below sets forth 2014 compensation information regarding the Company’s non-employee directors. Mr. Bewkes is the only director who is an officer and employee of the Company, and he does not receive any additional compensation for his Board service.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2014

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards(2)(3)	All Other Compensation(4)	Total
James L. Barksdale	$145,000	$99,996	$43,693	$42	$288,731

William P. Barr	$145,000	$99,996	$43,693	$0	$288,689
Stephen F. Bollenbach	$145,000	$99,996	$43,693	$0	$288,689

Robert C. Clark	$145,000	$99,996	$43,693	$0	$288,689
Mathias Döpfner	$145,000	$99,996	$43,693	$0	$288,689

Jessica P. Einhorn	$145,000	$99,996	$43,693	$3,315	$292,004
Carlos M. Gutierrez	$145,000	$99,996	$43,693	$0	$288,689

Fred Hassan	$145,000	$99,996	$43,693	$0	$288,689
Kenneth J. Novack	$145,000	$99,996	$43,693	$3,315	$292,004

Paul D. Wachter	$145,000	$99,996	$43,693	$42	$288,731

Deborah C. Wright	$145,000	$99,996	$43,693	$85	$288,774

(1)	The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of RSUs granted by the Company to non-employee directors in 2014. On June 14, 2014, the Company awarded 1,474 RSUs to each of the non-employee directors serving on that date. Because the grant date occurred on a non-trading day, the grant date fair value of each RSU award was determined using the closing sale price of the Common Stock on the NYSE Composite Tape on the last trading day preceding the grant date. The actual value, if any that is realized by a director from any RSU award will depend on the market price of the Common Stock in future years. For information about the weighted average grant date fair value of the RSUs granted in 2014, see Note 12 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Form 10-K”).

(2)	Presented below is the aggregate number of outstanding stock awards and stock option awards held by the non-employee directors on December 31, 2014. Outstanding stock option awards that were granted prior to June 6, 2014, have been adjusted to reflect the Time Separation.

Name	Total Stock Awards (Restricted Stock and RSUs) Outstanding at 12/31/14	Total Option Awards Outstanding at 12/31/14
James L. Barksdale	1,474	41,913

William P. Barr	1,474	25,837
Stephen F. Bollenbach	1,836	37,894

Robert C. Clark	1,474	25,837
Mathias Döpfner	1,474	36,888

Jessica P. Einhorn	1,474	24,148
Carlos M. Gutierrez	1,474	2,898

Fred Hassan	1,474	25,837
Kenneth J. Novack	1,474	12,232

Paul D. Wachter	1,474	19,205
Deborah C. Wright	1,474	29,856

40	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Director Compensation

(3)	The amounts set forth in the Option Awards column represent the aggregate grant date fair value of stock options granted by the Company in 2014. On June 14, 2014, the Company awarded options to purchase 2,898 shares of Common Stock to each of the non-employee directors serving on that date.

The grant date fair value of the stock options awarded to the non-employee directors on June 14, 2014 was calculated using the Black-Scholes option pricing model based on the following assumptions: an expected volatility of 26.58%, an expected term to exercise of 5.52 years from the date of grant, a risk-free interest rate of 1.92%, and a dividend yield of 1.87%. For information about the weighted-average assumptions used to determine the grant date fair value of options granted in 2014, see Note 12 to the Company’s consolidated financial statements included in the 2014 Form 10-K. The discussion in Note 12 reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and non-employee directors.

The actual value, if any, that is realized by a non-employee director from any stock option will depend on the amount by which the market value of the Common Stock exceeds the exercise price of the stock option on the date the stock option is exercised. Accordingly, there is no assurance that the value realized by a non-employee director will be at or near the grant date fair value presented above. These amounts should not be used to predict stock performance.

(4)	The amounts set forth in the All Other Compensation column consist of the Company’s payments made in 2014 for the estimated taxes incurred in 2014 for income recognized by Mses. Einhorn and Wright and Messrs. Barksdale, Novack and Wachter due to attendance by a family member at a Company event in 2014.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	41

Security Ownership

SECURITY OWNERSHIP

Security Ownership of the Board of Directors and

Executive Officers

The following table sets forth information concerning the beneficial ownership of Time Warner Common Stock as of February 28, 2015 for each current director, each nominee for election as a director, each of the persons named in the Summary Compensation Table and for all current directors and executive officers as a group. None of the foregoing persons beneficially owned any equity securities of the Company’s subsidiaries as of February 28, 2015. All amounts representing shares of Common Stock to be issued upon the exercise of stock options that were outstanding on June 6, 2014 have been adjusted to reflect the Time Separation.

	Time Warner Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares	Option Shares(2)	Percent of Class
Howard M. Averill	28,809	83,385	*
James L. Barksdale	57,036	39,015	*
William P. Barr(3)	40,849	22,939	*
Jeffrey L. Bewkes(4)	434,719	4,249,093	*
Stephen F. Bollenbach(5)	25,804	34,996	*
Paul T. Cappuccio(4)	101,557	420,085	*
Robert C. Clark	26,403	22,939	*
Mathias Döpfner	12,966	33,990	*
Jessica P. Einhorn	19,441	21,250	*
Gary L. Ginsberg	17,300	87,274	*
Carlos M. Gutierrez	2,152	—	*
Fred Hassan	42,980	22,939	*
Kenneth J. Novack(6)	30,758	9,334	*
Olaf Olafsson	9,475	329,546	*
Paul D. Wachter(7)	18,686	16,307	*
Deborah C. Wright	19,774	26,958	*
All current directors and executive officers (18 persons) as a group(3)-(8)	976,843	5,535,641	*
*	Represents beneficial ownership of less than one percent of the outstanding Common Stock as of February 28, 2015.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include, unless otherwise indicated, any shares of Common Stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

Under some of the Company’s deferred compensation programs, a participant may elect to have the value of the participant’s deferred compensation paid out based on an assumed investment in the Common Stock during the deferral period. Participants do not have any right to vote or receive any Common Stock in connection with these assumed investments, which are represented by share equivalents, or “phantom units,” but are ultimately paid in cash. Under the Company’s deferred compensation programs, Mr. Bewkes has been credited with 22,412 share equivalents and Mr. Bollenbach has been credited with 39,841 share equivalents. These share equivalents are not included in the table above.

42	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Security Ownership

(2)	Reflects shares of Common Stock underlying stock options awarded by the Company that were exercisable within 60 days of February 28, 2015. These shares are not included in the “Number of Shares” column.

(3)	The number of shares includes 3,845 shares of Common Stock held by the Barr Family LLC, of which Mr. Barr is the manager and he and his spouse collectively own a 1% interest and his three adult children collectively own a 99% interest.

(4)	The number of shares includes the following individuals’ interests in shares of Common Stock held by a trust under the Time Warner Savings Plan: Mr. Bewkes (approximately 36,643 shares); and Mr. Cappuccio (approximately 275 shares).

(5)	The number of shares held by Mr. Bollenbach includes 362 shares of restricted stock.

(6)	Includes 175 shares of Common Stock held by the Novack Family Foundation, of which Mr. Novack and his wife are two of nine trustees who share voting power with respect to the shares. Mr. Novack disclaims beneficial ownership of shares held by the Novack Family Foundation.

(7)	Includes 11,000 shares of Common Stock held by the Wachter Family Trust, of which Mr. Wachter and his spouse are the trustees and beneficiaries. Mr. Wachter and his spouse share voting and investment power with respect to the shares.

(8)	The number of shares held by all current directors and executive officers as a group includes (i) aggregate interests in approximately 37,276 shares of Common Stock held by a trust under the Time Warner Savings Plan and (ii) an aggregate of approximately 6,448 shares of Common Stock held directly by or in the 401(k) plan of an executive officer’s spouse, for which the executive officer disclaims beneficial ownership.

Security Ownership of Certain Beneficial Owners

Based on a review of filings with the SEC, the Company has determined that the following entities hold more than 5% of the outstanding shares of Common Stock as of December 31, 2014:

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	48,359,701	5.8%
Massachusetts Financial Services Company(2) 111 Huntington Avenue Boston, MA 02199	45,420,346	5.4%
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	43,009,873	5.12%

(1)	Based solely on an amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on February 9, 2015.

(2)	Based solely on a Schedule 13G filed by Massachusetts Financial Services Company with the SEC on February 3, 2015.

(3)	Based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2015.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	43

Audit-Related Matters

AUDIT-RELATED MATTERS

Report of the Audit and Finance Committee

In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibilities in a number of areas. These responsibilities are described above under “Corporate Governance – Board Committees and Their Responsibilities” beginning on page 31 and in the Audit Committee’s charter, which is posted on the Company’s website at www.timewarner.com/governance.

In connection with its review of the Company’s 2014 financial statements, the Audit Committee reviewed and discussed with management and the independent auditor the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s evaluation of the effectiveness of the Company’s internal control over financial reporting. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee also discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended and as adopted by the Public Accounting Oversight Board in Rule 3200T, including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls.

In addition, the Audit Committee received the written disclosures and the letter from the independent auditor required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the independent auditor the auditor’s independence from the Company and its management. In determining that the auditor is independent, the Audit Committee also considered whether the provision of any of the non-audit services described below under “Fees of the Independent Auditor” is not compatible with maintaining their independence.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditor, which, in their reports, express opinions on the fair presentation of the Company’s annual consolidated financial statements in conformity with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report of the Audit and Finance Committee and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

Members of the Audit and Finance Committee

Deborah C. Wright (Chair)

Robert C. Clark

Jessica P. Einhorn

Carlos M. Gutierrez

Fred Hassan

44	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Audit-Related Matters

Policy Regarding Pre-Approval of Services Provided

by the Independent Auditor

The Audit Committee has established a policy (the “Pre-Approval Policy”) requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditor, along with the fees for those services. The Pre-Approval Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval. The Pre-Approval Policy requires the specific pre-approval of all other permitted services. The Audit Committee has delegated to its Chair the authority to address certain requests for pre-approval of audit and permissible non-audit services between meetings of the Audit Committee and the Chair must report her pre-approval decisions to the Audit Committee at its next regular meeting.

Services Provided by the Independent Auditor

The aggregate fees for services provided by Ernst & Young LLP to the Company with respect to the years ended December 31, 2014 and 2013 are as set forth below.

FEES OF THE INDEPENDENT AUDITOR

Type of Fees	2014	2013
Audit Fees(1)	$17,744,000	$18,047,000
Audit-Related Fees(2)	681,000	5,519,000
Tax Fees(3)	1,926,000	2,613,000
All Other Fees(4)	—	20,000

Total Fees for Services Provided	$20,351,000	$26,199,000
(1)	Audit Fees were for audit services, including (a) the annual audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements, (b) the audit of the effectiveness of the Company’s internal control over financial reporting, (c) consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies, (d) international statutory audits, and (e) services that only the independent auditor reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and assistance in responding to SEC comment letters.

(2)	Audit-Related Fees were principally for services related to (a) agreed-upon procedures or expanded audit procedures to comply with contractual arrangements or regulatory reporting requirements, (b) audits of employee benefit plans, and (c) services pertaining to acquisitions, dispositions and the related accounting or disclosure treatment for such transactions or events. The audit-related fees for 2013 include services for the audit of the financial statements of Time Inc. and related services in connection with the Time Separation.

(3)	Tax Fees were for services related to (a) tax compliance, (b) tax planning and tax advice, and (c) expatriate tax services.

(4)	All Other Fees were for services related to a benchmarking study related to the theatrical and home entertainment releases of companies in the motion picture industry that participated in the study.

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Executive Compensation – CD&A

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis or “CD&A” describes the Company’s executive compensation principles and programs, with a focus on the Compensation Committee’s decisions on 2014 compensation for the Company’s NEOs. The NEOs for 2014 are:

Name	Position with the Company During 2014
Jeffrey L. Bewkes	Chairman and Chief Executive Officer

Howard M. Averill	Executive Vice President and Chief Financial Officer

Paul T. Cappuccio	Executive Vice President and General Counsel

Gary L. Ginsberg	Executive Vice President, Corporate Marketing & Communications

Olaf Olafsson	Executive Vice President, International & Corporate Strategy

The Company encourages you to read this CD&A in conjunction with “Proposal 3: Annual Advisory Vote to Approve Named Executive Officer Compensation” on page 17.

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Section 1 – Executive Summary

Time Warner’s Businesses

Time Warner is a global leader in media and entertainment that owns and operates television networks and produces and distributes television, film and other high-quality video content on traditional and emerging platforms worldwide. The Company has three operating divisions: Turner, Home Box Office and Warner Bros.

Leading domestic and international television networks and related digital properties in entertainment, sports, kids and news	Leading premium television services in the U.S. – HBO and Cinemax	Largest television and film studio in the world

U.S. networks and digital properties include: TNT, TBS, Adult Swim, truTV, Turner Classic Movies, Bleacher Report, Cartoon Network, Boomerang, CNN and HLN	Operates premium and basic television services internationally and licenses content worldwide	Produces, distributes and licenses television programming, feature films and other entertainment products

2014 Revenues: $10.4 billion; 38% of Company’s total Revenues.	2014 Revenues: $5.4 billion; 19% of Company’s total Revenues	2014 Revenues: $12.5 billion; 43% of Company’s total Revenues

Time Warner’s Strategy and Significant Accomplishments

With the Time Separation in June 2014, Time Warner completed a multi-year transition to a global media company focused on high-quality video content, with an unmatched collection of television and film businesses. The Company has also completed a transition in senior leadership, with new CEOs appointed at each operating division over the last two years and Howard Averill assuming the CFO position at Time Warner in January 2014. Mr. Averill and the new division CEOs bring deep industry experience to their new roles, and their appointments reflect the Company’s strong succession processes.

The core components of the Company’s longstanding strategy have positioned the Company to capitalize on the strong and growing global demand for high-quality video content. In October 2014, the Company’s senior executives and division CEOs presented the 2014 LRP to shareholders and the investment community and announced a number of significant strategic initiatives at a well-received investor event. The table below sets out components of the strategy and highlights some of the key 2014 accomplishments and long-term initiatives announced during 2014.

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Strategy	2014 Highlights and Initiatives Announced
Use leading scale and brands to create the best content	Invested $14.5 billion to create, acquire and distribute compelling content
	•	Turner
		¡	TBS, TNT and Adult Swim ranked among ad-supported cable’s top 10 networks in primetime among adults 18-49, and TNT aired six of the top 15 original series on ad-supported cable

		¡	Renewed long-term partnership with the National Basketball Association (NBA) through the 2024-2025 season

		¡	CNN had an average total day monthly reach of almost 77 million total viewers, the highest of any cable news network

		¡	Announced plans to double investment in original programming on TNT and TBS over next several years

	•	Home Box Office

		¡	Won 19 Primetime Emmy awards – more than any other network for the 13th year in a row

		¡	Aired its most-watched original series ever – Game of Thrones – and its most-watched freshman series – True Detective

	•	Warner Bros.

		¡	Generated over $4 billion at the global box office for the sixth year in a row, led by The Hobbit: The Battle of the Five Armies and The LEGO Movie

		¡	#1 producer of primetime series for the 2014-2015 television season, with over 60 television series in the U.S., including over 30 series for U.S. broadcast networks

		¡	Announced expanded slate of movies for 2016-2020, including films featuring DC Entertainment characters, LEGO-branded films, and films set in the world of Harry Potter

Use technology to enhance the consumer experience, drive usage and ultimately improve the Company’s economics	Continued to lead the development of new digital services and business models
	•	Bleacher Report ranked as the number two digital sports destination, with approximately 40 million average monthly domestic multi-platform unique users for the year
	•	Launched CNNGo, connecting subscribers to CNN’s news and original programming live and on demand via a variety of digital platforms
	•	Expanded HBO GO to additional platforms, including Amazon Fire, PS3 and Xbox One
	•	Announced the launch of an HBO streaming subscription video on demand service in the U.S. for 2015 (HBO NOW launched in April 2015)

Expand internationally in faster-growing territories	Continued to expand the Company’s international businesses
	•	With its acquisition of the non-U.S. operations of the Eyeworks Group in 2014, Warner Bros. now has wholly-owned local production companies in 16 international territories
	•	Announced global kids initiative between Turner and Warner Bros.

Time Warner’s Strong Performance Continued in 2014

As a result of successfully executing its strategy, the Company delivered 18% growth in Adjusted EPS in 2014 and a 20% CAGR in Adjusted EPS over the past five years. The Company’s continued solid operating performance and disciplined capital allocation generated total shareholder returns more than double the average for the S&P 500 in 2014, as well as over the last three and five years. The Company’s performance in 2014 was achieved while also undertaking the substantial work involved in completing the Time Separation during the first half of the year and responding to an unsolicited offer from Fox to acquire the Company. The charts below illustrate Time Warner’s performance in 2014 and over the last several years.1

[1]

On June 6, 2014, the Company completed the Time Separation. Accordingly, the Company has recast its financial information to present the financial condition and results of operations of its former Time Inc. segment as discontinued operations for all periods presented.

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Posted Strong Adjusted Operating Income in 2014

Six consecutive years of high teens or higher Adjusted EPS growth

Grew Free Cash Flow 12% to $3.5 billion in 2014

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Executive Compensation – CD&A

Committed to providing direct returns to shareholders through repurchases and dividends

• Returned over $26 billion since 2008 through share repurchases and dividends

• Increased the dividend 10% in both 2014 and 2015 – six consecutive years with double-digit percentage increases

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Delivered one-year, three-year and five-year TSR more than double the S&P 500’s TSR over the same time periods.[2]

Increased Return on Invested Capital (“ROIC”)[3]

[2]	TSR data set forth in the table was provided by FactSet.

[3]

ROIC is an alternative measure of return on assets that the Company uses to evaluate its capital efficiency. ROIC excludes the impact of purchase price adjustments from the merger of Time Warner Inc. (now known as Historic TW Inc.) with America Online, Inc. (now known as Historic AOL LLC) in 2001 and the restructuring of Time Warner Entertainment Company, L.P. in 2003. See page 58 for a discussion of why return on assets and return on equity are not meaningful measures of the Company’s financial performance.

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Executive Compensation – CD&A

Executive Compensation Program Designed to Support Sustained Performance

•     Pay-for-Performance Approach. There are three main components to the Compensation Committee’s pay-for-performance approach:

•     Allocate the majority of executive compensation to variable performance-based components

•     Use varying time horizons and a balanced mix of both short-term and long-term performance measures that tie to Company financial performance and support execution of the Company’s long-range plans, and collaboration among businesses to generate sustained shareholder value

•     Set challenging financial and strategic goals at the beginning of each performance period

The executive compensation program design has been informed by the Company’s engagement with shareholders. The Company contacted and engaged with shareholders representing nearly 70% and 55%, respectively, of outstanding Common Stock before the 2014 Annual Meeting. See page 67 for more information regarding shareholder engagement.

During 2014, the Compensation Committee initiated a review of the Company’s incentive compensation programs to assess whether they appropriately support the execution of the Company’s long-term objectives, are sufficiently tied to long-term share performance, and are appropriately aligned with practices of the Company’s entertainment industry peer group. See page 65 for more information.

•	Compensation Mix Focused on Components that Drive Performance

*

The percentages in the charts reflect the base salary, target annual bonus and target annual value of long-term incentive awards. The charts do not include health and welfare benefits, employer matching contributions in retirement programs or personal benefits, which constitute less than 3% of each NEO’s 2014 direct target compensation.

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•	Performance-Based Compensation Uses Multiple Performance Measures and Varying Time Horizons. The following table summarizes the Company’s performance-based incentive compensation components, the performance measures and the results achieved in 2014. The Compensation Committee has chosen performance measures that track measures the Board and management use to evaluate short- and long-term performance and that the Committee believes promote the creation of long-term shareholder value. These measures are also consistent with those used by investors to evaluate the Company’s performance.

Incentive Component – Horizon	Performance Measure	Performance Delivered	2014 Outcome Linked to Performance
Annual Cash Bonus	Financial Performance: 70%		143% financial performance rating
	•Adjusted Divisional Pre-Tax Income (“ADPTI”)	10% ADPTI growth in 2014
	•Free Cash Flow	$3.5 billion of FCF
	Individual Performance: 30%	See pages 60 to 61 for individual performance achievements
•Progress on key long-term strategic objectives
PSUs (3-year performance period 2012- 2014)	Cumulative Adjusted EPS	Double-digit annual growth	193% Adjusted EPS rating TSR Modifier at 120% Payout capped at 200%
	TSR relative to the S&P 500	171% TSR[4] at 91st percentile
Stock Options (4-year vesting period)	Company stock price	2014 increase: 28% 3-year increase: 147% 5-year increase: 206%	Long-term stock price performance determines value realized

[4]	For PSUs, Company and S&P 500 TSR is calculated using the average closing price for the 30 trading days ending on the first and last days of the performance period.

•	Increasingly Challenging Financial and Strategic Goals for Annual Cash Bonuses. The Compensation Committee set financial goals for the 2014 bonuses that were even more challenging than the 2013 goals, which had been more challenging than the 2012 goals. The 2014 goals required the Company to deliver significantly higher ADPTI and Free Cash Flow to receive the same financial performance rating as in 2013. For example, to achieve the maximum 150% financial performance rating required:

(1) 2013 goals adjusted to reflect Time Separation.

See pages 57 to 59 for more information on the financial goal-setting process.

The Committee also approved individual goals for the NEOs that focused on supporting the Company’s key long-term strategic business objectives, including talent development and diversity.

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Executive Compensation – CD&A

Key Executive Compensation Decisions for 2014 and in Early 2015

•	New Employment Agreements for NEOs other than the CEO. During 2014 and early 2015, the Compensation Committee approved the terms of new employment agreements for each NEO other than Mr. Bewkes, who entered into a new employment agreement in late 2012.

¡	The Company entered into an employment agreement with Mr. Averill in connection with his becoming CFO in January 2014. In February 2015, the Company amended the employment agreement with Mr. Averill to extend the term and increase his compensation in light of his strong performance during 2014 in leading the development of the 2014 LRP and its communication to shareholders and the investment community, and his role in the Company’s response to the Fox offer, as well as the key role he will have in the Company’s performance in the coming years.

¡	During 2014, the Company also entered into new employment agreements with Messrs. Cappuccio, Ginsberg and Olafsson following the end of the term of their prior agreements. The Compensation Committee approved entering into new employment agreements with each of these NEOs to secure the benefit of their services and in recognition of their strong performance.

¡	A majority of the increase in compensation under each of the employment agreements with NEOs entered into in 2014 and 2015 is in the form of incentive compensation, i.e., annual bonus and long-term incentive opportunities. See pages 86-87 for a description of the employment agreements.

•	Compensation Program Review. During 2014, the Compensation Committee, with assistance from its independent consultant, initiated a review of the Company’s incentive compensation programs. The review focused on whether the Company’s incentive pay programs are (i) appropriately aligned with long-term share performance and (ii) competitive with the Company’s entertainment industry peer group and reflect practices among the Company’s secondary peer group. In particular, the Committee considered whether the program sufficiently supports the long-term objectives of the Company, including sustained high growth in Adjusted EPS.

¡	As a result of that review, the Committee determined that the incentive programs are generally well-structured and consistent with peer practices, but noted that compensation for the senior executives could be more weighted toward equity compensation to further align incentive pay with shareholder interests, and to support both the 2014 LRP and enterprise-wide value creation.

¡	Taking into account, among other considerations, shareholder feedback received in recent years, which has been in favor of higher percentages of pay being in the form of long-term incentive and performance-based compensation, the Compensation Committee determined that a significant portion of increases it approves in connection with the entry into new employment agreements with NEOs should be delivered through equity awards.

¡	Recognizing that the performance of the Company’s executives will be key to executing the 2014 LRP and delivering the growth reflected in the plan, and determining that additional compensation for the executives should be directly aligned with the shareholder value created during the plan period, in January 2015, the Compensation Committee approved incremental stock option awards for Messrs. Ginsberg and Olafsson. The awards also recognized Messrs. Ginsberg’s and Olafsson’s significant contributions in completing the Time Separation and in developing and/or communicating the response to the unsolicited offer from Fox.

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Strong Governance of Executive Compensation

The Company’s compensation governance policies and practices are designed to support effective oversight and implementation of the Company’s executive compensation program, thereby helping to drive the Company’s performance while mitigating compensation-related risk.

The Company’s Executive Compensation Practices	Executive Compensation Practices the Company Does Not Engage In

   Pay-for-Performance: Tie compensation to performance by setting clear and challenging Company financial goals and individual goals and having a majority of total target compensation consist of performance-based components.

   Multiple Performance Metrics and Time Horizons: Use different performance measures (e.g., for cash bonuses and PSUs) and multi-year vesting or measurement periods.

   Share Ownership and Retention Requirements: NEOs must comply with share ownership and stock retention requirements.

   Regular Engagement with Shareholders: The Company regularly engages with shareholders throughout the year regarding executive compensation and corporate governance matters.

   Limited Personal Benefits: The Company provides limited personal benefits.

   Limit on Equity Dilution: The Compensation Committee maintains a policy limiting annual equity dilution, which caps the maximum annual run rate at 1.5% of the total outstanding Common Stock at December 31 of the preceding year.

   Annual Compensation-Related Risk Review: The Company conducts an annual review of compensation-related risks to confirm that any such risks are not reasonably likely to have a material adverse effect on the Company.

   Clawback Policy: The Company has a policy on the recovery of previously paid executive compensation.

   Use of Independent Compensation Consultant: The Compensation Committee has retained an independent compensation consultant that performs no other consulting services for the Company and has no conflicts of interest.

    No Targeting Specific Percentiles: The Compensation Committee does not target a specific percentile of total compensation or individual compensation components of executives at peer companies.

    No Guaranteed Bonuses: The Company does not provide NEOs with guaranteed bonuses.

    No Excise Tax Gross-Ups: The Company does not provide any excise tax gross-up payments in connection with a change in control.

    No Change in Control Agreements: The Company does not have change in control agreements with the NEOs and none of the NEOs’ employment agreements provide for any payments solely on a change in control.

    No Tax Gross-Ups for Personal Benefits: The Company does not provide tax gross-ups to NEOs for personal benefits.

    No Repricing or Buyouts of Stock Options: The Company’s active equity plan prohibits repricing or buyouts of underwater stock options.

    No Hedging or Pledging: NEOs are prohibited from engaging in hedging transactions with Common Stock, holding Common Stock in a margin account or pledging Common Stock as collateral for a loan.

    No Excessive Overhang or Dilution: The Company’s 2014 and 2013 equity grants represented less than 1% of the total outstanding Common Stock each year. As of February 28, 2015, the total number of equity awards outstanding (including 2x target PSUs) represented approximately 4.7% of the outstanding Common Stock.

    Limits on Pension Credits and Calculations: The value of equity awards is not included in pension calculations. NEOs do not receive pension credit for years not worked.

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Executive Compensation – CD&A

Section 2 – Compensation Principles

The Compensation Committee is guided by the following key principles:

Key Principle	What it Means at Time Warner
Accountability for Business Performance	Substantial portion of compensation is tied directly to the Company’s financial performance – holding executives accountable for the financial results
Accountability for Individual Performance	Portion of compensation is tied to individual performance to encourage and reflect each executive’s contributions to the execution of the Company’s strategy and long-term business plans
Alignment with Shareholder Interests	Substantial portion of compensation is equity-based to align executives’ and shareholders’ interests
Attract, Retain and Motivate Talent	Compensation levels and practices reflect the competitive marketplace
Independent Decisions

An independent committee of the Board is responsible for reviewing and establishing the compensation for executive officers, as well as the overall compensation and benefits programs

An independent consultant, who reports directly to the Compensation Committee, assists the Committee in carrying out its responsibilities

Section 3 – Components of Executive Compensation

Component	Description	Objectives

Base Salary	• Consistent with pay-for-performance principles, represents smallest component of total target compensation	• Attract, retain and motivate NEOs by providing competitive level of fixed compensation

Annual Cash Bonus	• Performance-based annual compensation component linked to Company financial performance and individual performance compared to pre-set goals

• Motivate and reward executives and promote alignment with shareholder interests by determining bonus amounts based on both annual financial performance and progress made during the year on key long-term strategic objectives

Long-Term Incentive Awards

• Performance-based multi-year compensation component linked to stock price and Company performance

• Value ultimately earned by NEOs depends on stock price at vesting or exercise and, for PSUs, also on Company financial and relative TSR performance over 3-year performance period

• For CEO, value delivered 50% through stock options and 50% through PSUs

• For other NEOs, value delivered 30% through stock options and 35% through each of RSUs and PSUs

• Provide incentives for executives to deliver strong Company stock and financial performance over the long term • Reinforce alignment between interests of NEOs and shareholders • Promote retention

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Component	Description	Objectives

Retirement Programs

• A qualified savings plan and nonqualified deferred compensation plans and programs. The Company also has a qualified defined benefit pension plan and a nonqualified defined benefit plan (both now frozen).

• Enable employees to plan and save for retirement at a reasonable cost to the Company
Personal Benefits	• Include financial services reimbursement, life insurance benefits and transportation-related services • No tax gross-up – taxes on personal benefits are sole responsibility of the NEOs

• Provide a competitive level of benefits at a reasonable cost to the Company

• For security and efficiency reasons, the Chairman and CEO is provided with a car and driver and is encouraged to use Company aircraft for business and personal use

Section 4 – 2014 Executive Compensation

Considerations in Determining 2014 Compensation. At the beginning of the year (or in connection with the appointment of a new NEO such as Mr. Averill), the Compensation Committee sets target compensation levels for each NEO. In determining target compensation levels, the Committee considers:

•	Nature and scope of each NEO’s duties

•	Terms of each NEO’s employment agreement

•	Each NEO’s prior compensation and individual performance

•	Information on compensation levels of similarly positioned executives at entertainment industry peers

•	Results of the advisory vote on NEO compensation at the most recent annual meeting and the views expressed by shareholders

•	Internal pay positioning, taking into account each NEO’s pay components and levels relative to other executives with respect to role, length of time the NEO has served in the NEO’s current position, seniority and levels of responsibility

In making compensation decisions for each NEO, the Committee exercises its judgment with respect to the factors considered, as well as the relative importance of each factor.

Base Salary. The Compensation Committee reviews the NEOs’ base salaries annually and in connection with the entry into or renewal of employment agreements with NEOs. In 2014, the Committee determined to keep the base salary for Mr. Bewkes the same as has been in place since 2010. Mr. Averill’s 2014 base salary was approved by the Committee in 2013 in connection with the entry into his employment agreement. For the other NEOs, 2014 base salary increases ranged from 3% to 7%.

Performance-Based Compensation – Cash Bonuses

1.	Set Target Bonuses. The Compensation Committee reviews the NEOs’ target bonuses annually and in connection with the entry into or renewal of employment agreements with NEOs. In 2014, the Committee determined to keep the target bonus for Mr. Bewkes the same as has been in place since 2010. The Committee set the 2014 target bonus for Mr. Averill in 2013 in connection with the entry into his employment agreement. Mr. Cappuccio’s new employment agreement provided for an increase in his target bonus from 200% to 225% of his base salary. The 2014 target bonuses for the other NEOs (which are expressed as a percentage of their base salaries) were not changed. See page 61 for each NEO’s target bonus for 2014. Bonus payouts are generally capped at a maximum of 150% of the target bonus.

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2.	Set Performance Measures and Goals. Consistent with its approach for the past several years, early in 2014, the Compensation Committee (i) selected ADPTI and Free Cash Flow as the financial criteria for the annual cash bonuses and assigned the measures a collective 70% weighting and (ii) approved individual performance goals (30% weighting) that measure progress on the Company’s key long-term strategic objectives. The 70%/30% relative weightings of the financial and individual performance measures emphasize the Committee’s view of the importance of achieving strong financial performance while reinforcing individual accountability for each NEO’s performance.

•	Selection of Financial Performance Measures. The Compensation Committee selected performance measures that encourage growth and efficient use of capital, that track measures used by the Board and management (as well as investors) to evaluate the Company’s performance, and support the long-range plan:

¡	ADPTI is consistent with Adjusted Operating Income and is one of the primary measures the Company uses to evaluate its profitability. The Committee selected ADPTI to provide accountability for capital allocation.

¡	Free Cash Flow gives a clear view of the Company’s ability to generate cash, which can be used for investment in the Company, returns to shareholders and other actions that enhance shareholder value.

¡	The Committee assigned a weighting of 70% to ADPTI and 30% to Free Cash Flow based on its view of the relative importance of these measures as indicators of the Company’s operating performance over both the short and long term.

¡	NEOs can achieve the highest bonus only when there is significant profitability and Free Cash Flow.

The Compensation Committee periodically reviews the performance measures it uses in the executive compensation program. For example, the Committee previously considered using return on assets and return on equity to measure performance, but concluded that these are not meaningful measures of the Company’s financial performance due to the goodwill and intangible assets recorded in the Company’s balance sheet in connection with accounting for the merger of Historic TW Inc. with Historic AOL LLC in 2001 and the restructuring of Time Warner Entertainment Company, L.P. in 2003. The accounting treatment of these transactions has the impact of depressing returns due to the substantial amount of goodwill and intangible assets that remain on the Company’s balance sheet.

•	Setting More Challenging Financial Performance Goals. The Compensation Committee used the 2014 Board-approved budget (excluding Time Inc. performance due to the Time Separation) as the starting point to develop the financial goals for the 2014 cash bonuses. As described in the Company’s proxy statement for the 2014 Annual Meeting, the performance goals set for 2013 were more challenging and required higher growth than the goals for 2012 to achieve the same rating. In 2014, the Committee continued the practice of setting more challenging financial goals across the entire financial performance framework. The 2014 goals required higher growth to achieve the same rating, both for a 50% rating and the maximum 150% rating, which would require performance significantly above budget. For example, achieving the maximum financial performance rating of 150% required:

¡	11% growth in ADPTI in 2014 compared to 9% growth in 2013; and

¡	$600 million more in Free Cash Flow than was required in 2013.

When the Committee approved these goals, it considered the difficulty of achieving the budget, and recognized that the Company’s 2014 budget included planned investments intended to improve long-term performance that could make it difficult to achieve the 2014 goals, including (i) increased investments in content and marketing to position the Company for continued long-term growth and (ii) further planned investments in the Company’s multi-year enterprise services initiatives to centralize certain business support services (e.g., real estate and certain information technology functions), which the Company expects to generate significant future annual savings.

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•	Assessing the Relative Difficulty of the Financial Goals. Consistent with its practice for the last few years, the Committee considered the following comparative information to assess the relative difficulty of achieving the financial goals:

¡	Analysts’ expectations regarding the financial performance of the Company and its entertainment industry peers; and

¡	The historical performance of the Company and its entertainment industry peers.

•	Individual Performance Goals. The individual goals for the NEOs were tailored to each individual’s position and focused on supporting key long-term strategic objectives, including talent development and diversity.

3.	Evaluate Company Financial Performance. In January 2015, the Compensation Committee reviewed Company performance with respect to the financial criteria established by the Committee. The Company delivered strong financial performance in 2014, with ADPTI up 10% over 2013 and delivery of $3.5 billion of Free Cash Flow. The Committee approved a 143% financial performance rating, which the Committee believes appropriately reflects the Company’s financial performance in 2014.

Performance Measure ($ in millions)	% of Financial Component	Financial Performance Framework(1)		Performance	Performance Rating
		50%	150%(2)
Adjusted Divisional Pre-Tax Income	70%	$6,347	$6,817	$6,768	140%
Free Cash Flow	30%	$2,092	$3,392	$3,533(3)	150%
Financial Performance Rating Approved by the Committee					143%

(1)	If the performance is between the levels shown, payouts are determined by interpolation.

(2)	Represents the performance for the maximum rating. Amounts above these levels would not result in a higher rating.

(3)	Free Cash Flow for 2014 in the table above does not correspond to the Free Cash Flow reflected in the Company’s 2014 earnings documents and the reconciliation included in Annex A for the same period because of the adjustments described below.

The 2014 financial performance framework in the table above reflects adjustments approved by the Compensation Committee to address the impact of an unbudgeted financing transaction with an equity method investee and an acquisition, which adversely affected 2014 financial results, but were undertaken to advance long-term goals and performance.

The ratings also reflect adjustments for unbudgeted actions taken in 2014 that lowered the Company’s results, but were undertaken to position the Company for the current operating environment and reallocate resources to the Company’s growth initiatives. The adjustments primarily consisted of approximately $512 million in restructuring and severance costs and $388 million in net programming impairments. The Company expects the restructurings to generate approximately $500 million in annual savings, which the Company plans to reinvest in the business in the form of programming, marketing and technology. The Company also expects the programming impairments to provide the Company with the opportunity to redirect resources toward original and sports programming that will better fit the new branding strategies for Turner’s networks.

These adjustments were consistent with the Committee’s practice of taking into account transactions, changes in accounting treatment and strategic decisions that were not known or anticipated at the beginning of the year when the budget was developed and the financial performance criteria were approved, and that would have been reflected if they had been known or anticipated at the time, and reflects common practice among other companies. The Committee believes the adjustments for strategic business decisions mitigate the adverse impact on bonus payouts of actions that reduce short-term results but improve long-term performance.

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4.	Evaluate Individual Performance. In January 2015, Mr. Bewkes discussed his recommendations for the individual performance ratings of the other NEOs with the Compensation Committee. The Committee evaluated the individual performance of Mr. Bewkes and each of the other NEOs in 2014 with respect to their respective goals and, reflecting their strong individual performances throughout the year, approved individual performance ratings (based on a maximum possible rating of 150%) of 150% for Mr. Bewkes, 145% for Messrs. Averill, Cappuccio and Ginsberg and 140% for Mr. Olafsson. The Committee recognized the following significant accomplishments during 2014 that helped advance the Company’s long-term strategy.

Mr. Bewkes

•	Led the effective execution of key long-term strategic objectives (see pages 47 to 48 for more information)

•	With the successful Time Separation, led the completion of the Company’s multi-year transition from a media conglomerate to a global media company focused on high-quality video content

•	Successfully presented the Company’s strategy and 2014 LRP to external constituencies, including shareholders and the investment community, at a well-received investor event in October

•	Worked effectively with the Board in its consideration and approval of the response to the unsolicited offer from Fox

•	Oversaw actions to improve the efficiency and effectiveness of key business operations, including through the company-wide restructurings and the Company’s enterprise services initiatives

Mr. Averill

•	Successfully transitioned into the CFO role, establishing strong and effective working relationships with division CEOs and CFOs and Corporate executive vice presidents

•	Led the development of the 2014 LRP, and collaborated closely with senior executives across the Company to implement substantial cost reduction initiatives

•	Led the Company’s investor relations program to communicate the Company’s financial plans and strategy to shareholders and the investment community, including at the well-received investor event in October

•	Played a significant role in developing the response to the unsolicited offer from Fox

•	Oversaw various financing transactions in connection with the successful Time Separation

Mr. Cappuccio

•	Provided effective legal advice and assistance, individually and through the legal department, on significant transactions, including the successful Time Separation, various financing transactions in connection with the Time Separation and the sale and lease-back of the Company’s office space in Time Warner Center

•	Played a central role in developing and executing the Company’s response to the unsolicited offer from Fox and in preparing the Company’s presentations at the investor event in October

•	Provided important and effective strategic and legal advice to the Chairman and CEO, the Board and the divisions on the evolving digital distribution landscape, expanded streaming video on demand licensing initiatives, HBO’s planned stand-alone streaming service and regulatory developments

Mr. Ginsberg

•	Communicated effectively the Company’s long-term growth plan, “content everywhere” strategy and financial discipline through various forums, including the news media and executive appearances at industry conferences

•	Played a key role in preparing the Company’s presentations at the investor event in October and developing and executing the Company’s response to the unsolicited offer from Fox, including coordinating the Company’s communications in connection with the offer

•	Used multi-platform communications, including innovative use of video, to communicate key messages both internally and externally, and enhanced the Company’s external facing platforms

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Mr. Olafsson

•	Continued to advance the implementation of the Company’s international strategy, including by leading expansion efforts in China and developing a strategic plan for increased investments outside the traditional television ecosystem

•	Provided input in developing the response to the unsolicited offer from Fox and the Company’s presentations at the investor event in October

•	Provided advice and assistance on a number of potential and completed acquisitions and investments and actively managed the Company’s portfolio of investments

5.	Reward Performance: Determine Final Bonus Amounts. The Compensation Committee approved final bonus amounts for each NEO that reflect the Company’s strong financial performance in 2014 and the NEOs’ individual performance.

	Target Bonus Amount	Company Performance Component		Individual Performance Component		Bonus Amount
		Rating	Rating Multiplied by 70% of Target Bonus	Rating	Rating Multiplied by 30% of Target Bonus
Jeffrey L. Bewkes	$10,000,000	143%	$10,010,000	150%	$4,500,000	$14,510,000
Howard M. Averill	2,400,000	143%	2,402,400	145%	1,044,000	3,446,400
Paul T. Cappuccio	3,150,000	143%	3,153,150	145%	1,370,250	4,523,400
Gary L. Ginsberg	1,750,000	143%	1,751,750	145%	761,250	2,513,000
Olaf Olafsson	1,387,500	143%	1,388,888	140%	582,750	1,971,600

Performance-Based Compensation – Long-Term Incentives. At its meeting in January 2014, the Compensation Committee approved long-term incentive awards for the NEOs. These awards were granted on February 15, 2014, which was consistent with the Committee’s past practice and followed the release of financial results for the prior year. In addition, in connection with his new employment agreement, the Committee approved incremental long-term incentive awards for Mr. Ginsberg equal to the difference between the target values of the equity grants that Mr. Ginsberg received on February 15 and the value for target annual long-term incentive compensation specified in his new employment agreement. These additional equity awards were granted on April 15, 2014.

	Target Annual Value	Number of Stock Options Awarded	Number of RSUs Awarded	Number of Target PSUs Awarded	Total Grant Date Fair Value
Jeffrey L. Bewkes	$16,000,000	525,476	—	126,012	$15,959,657
Howard M. Averill	3,500,000	70,297	19,567	19,295	3,481,726
Paul T. Cappuccio	2,750,000	55,234	15,374	15,161	2,735,688
Gary L. Ginsberg	900,000	18,201	5,058	4,987	892,469
Olaf Olafsson	1,300,000	26,111	7,268	7,166	1,293,194

PSUs Granted in 2014 – Performance Measures. The PSUs granted in 2014 have a three-year performance period ending December 31, 2016. At the end of the three-year performance period, a percentage between 0% and 200% will be determined based on the cumulative Adjusted EPS achieved (the “EPS Factor”) as compared to the goal established by the Compensation Committee at the start of the performance period. The EPS Factor will then be multiplied by a modifier ranging from 80% to 120% (the “TSR Modifier”), depending on the Company’s TSR percentile for the performance period relative to the TSR of the other companies in the S&P 500 Index. The number of shares that can be earned is capped at 200% of the target number of PSUs awarded. In determining the cumulative Adjusted EPS achieved, the Committee may take into account the impact of unusual or nonrecurring items (such as unplanned strategic decisions, regulatory changes and external developments) and reflect other factors that the Committee deems

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appropriate, such as excluding the effect of any unbudgeted share repurchases that would otherwise have the impact of increasing the Company’s Adjusted EPS.

The chart below illustrates how the two measures are used to determine the final payout of shares for the PSUs. For example, if 100 target PSUs were awarded and after the three-year performance period (i) the Company’s cumulative Adjusted EPS is at a level that would result in a payout of 100% of the target PSUs and (ii) the relative TSR of the Common Stock is at the 75th percentile, the final PSU payout would be 120 shares of Common Stock, calculated by multiplying the 100 target PSUs by an EPS Factor of 100% and a TSR Modifier of 120%.

Relative TSR Performance	TSR Modifier	0%	50%	100%	150%	200%	fPayout Based on EPS Factor Alone (as Percentage of Target)
≤ 25th Percentile	80%	0%	40%	80%	120%	160%	Final Payout after Applying TSR Modifier
50th Percentile	100%	0%	50%	100%	150%	200%
≥ 75th Percentile	120%	0%	60%	120%	180%	200%

The Compensation Committee approved the design (first used in 2012) to place greater emphasis on Adjusted EPS performance and provide a clear incentive for executives to drive shareholder value. The Committee considered a number of alternatives at the time and selected a design that balances three-year Adjusted EPS performance with relative TSR performance, so that strong performance on the Adjusted EPS goals would be rewarded only if it were reflected in share performance. The executive officers awarded PSUs have a clear line-of-sight into how superior performance affects Adjusted EPS, which the Committee concluded should lead to strong shareholder returns. The Committee also considered that Adjusted EPS is one of the primary measures the Company and investors use to assess the Company’s performance, while relative TSR is an important measure for shareholders, and the Committee thus decided to retain it as an integral part of the performance formula. To maintain the tax-deductibility of the PSUs upon vesting, the awards are subject to an additional performance condition based on adjusted net income for a one-year period.

PSUs Granted in Prior Periods – Payouts.

•	Performance Period Ended in 2014. The PSUs granted in 2012 had a three-year performance period ending in 2014 and were the initial awards granted using the design described in “PSUs Granted in 2014 – Performance Measures” above. In January 2015, the Compensation Committee reviewed the Company’s performance for the 2012-2014 performance period compared to goals established in 2012, which are reflected in the table below. The goals as set by the Committee in January 2012 reflected the Board-approved long-range plan for 2012-2015 (the “2012 LRP”) (which included Time Inc. contributions for all periods) and required 10% annual growth in Adjusted EPS over the performance period to achieve a performance rating of 100% for the Adjusted EPS Factor and more than 16% annual growth in Adjusted EPS to achieve a 200% performance rating.

	Cumulative Adjusted EPS Goals (2012-2014)				2012-2014 Performance
Adjusted EPS Factor	0%	50%	100%	200%	193%

Cumulative Adjusted EPS	$8.83	$9.35	$9.88	$11.10	$11.01(1)
(1)	Cumulative Adjusted EPS for 2012-2014 in the table above does not correspond to the Adjusted EPS reflected in the Company’s earnings documents and the reconciliation included in Annex A for the same period because of the adjustments described below.

The Compensation Committee certified the Company’s cumulative Adjusted EPS rating of 193% based on the cumulative Adjusted EPS achieved (corresponding to an approximately 17% annualized growth rate) compared to the goals approved by the Committee in 2012. Consistent with the approach the Committee approved in 2012, the Adjusted EPS goals in the table reflect adjustments made (i) in connection with the Time Separation to remove the 2014 contribution from Time Inc. included in the 2012 LRP and (ii) for other transactions not contemplated at the time the 2012 LRP was approved. The Adjusted EPS results were adjusted for items comparable to those considered in determining annual bonuses, including items that affect Adjusted EPS but that may not affect ADPTI or Free Cash Flow, such as tax reserves released in connection with settlements of audits. For the 2012-2014 performance period, the Adjusted EPS results were (1) decreased to exclude the positive impact of share

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repurchases above the amounts included in the 2012 LRP (so that payouts were not advantaged by increases in shares repurchased from what was expected at the time the original goals were set), (2) increased for the restructuring charges and programming impairments described on page 59, and (3) decreased for the release in 2014 of tax reserves related to an audit settlement (this tax-settlement related decrease more than offset the increase from the restructuring charges and programming impairments).

Based on the Company’s relative TSR (170.5%) exceeding the TSR of 91% of the companies in the S&P 500, the Committee certified a TSR Modifier of 120%. Based on the two performance ratings and the cap on payouts at 200%, the maximum 200% of the target number of PSUs granted in 2012 (as adjusted for the Time Separation) vested in February 2015.

•	Performance Period Ended in 2013. The PSUs granted in 2011 had a three-year performance period and, as the last awards reflecting the prior PSU design, performance measures based on (i) the Company’s TSR relative to the TSR of the other companies in the S&P 500 Index and (ii) the Company’s growth in Adjusted EPS compared to that of the S&P 500 Index (as reported by Bloomberg). The Adjusted EPS measure would be triggered only if the Company’s relative TSR was below the 50th percentile and its Adjusted EPS growth was at or above the 50th percentile, i.e., if strong operating performance was not reflected in the Company’s stock price due to market or other conditions outside of management’s control. As disclosed in the Company’s proxy statement for the 2014 Annual Meeting, in January 2014, the Compensation Committee reviewed the Company’s performance and certified the Company’s TSR at the 91.1st percentile for the 2011-2013 performance period; as a result, the Adjusted EPS measure did not apply. In February 2014, these PSUs paid out shares of Common Stock at 182.2% of the target number of PSUs that had been granted. The payout reflected the Company’s very strong performance over the three-year performance period, with a share price increase of almost 117% and aggregate dividends of $3.13 per share.

Adjustments to Outstanding Equity Awards due to Time Separation

In June 2014, consistent with prior spin-off transactions, the Compensation Committee approved adjustments to equity awards that were outstanding at the time of the Time Separation.

•	Outstanding equity awards were adjusted based on the ratio of the share price of Time Warner with and without the value of Time Inc. at the time of the spin-off to maintain the intrinsic value of outstanding equity awards

•	Adjustments were made in accordance with the terms of Time Warner’s equity plans and U.S. generally accepted accounting principles, and the Company did not incur any incremental compensation expense

The Compensation Committee also adjusted the cumulative Adjusted EPS goals for (i) the PSUs granted in 2012 with a performance period ending December 31, 2014 to remove the expected contribution from Time Inc. for 2014 that had been included in the 2012 LRP and (ii) the PSUs granted in 2013 with a performance period ending December 31, 2015 to remove the expected contribution from Time Inc. for 2014 and 2015 that had been included in the Company’s long-range plan approved in 2013.

Section 5 – Strong Governance Practices to Determine Executive Compensation

Role of the Compensation Committee. The Compensation Committee, which is composed of five independent directors, is responsible for determining the compensation of the NEOs. At the beginning of each fiscal year, the Committee reviews and approves target compensation and performance goals for the NEOs for that year (plus for any performance period cycles for long-term incentive programs beginning that year), bonus payouts for the prior year and the level of performance achieved for any completed long-term incentive performance periods. This timing allows the Committee to consider financial results for the most recent year, along with feedback from shareholders through the Company’s engagement activities as well as input from the Committee’s independent compensation consultant, as it makes compensation decisions and sets performance targets for the subsequent year and performance periods. The Committee reviews and approves compensation with a view to providing incentives to support the Company’s long-range plans and to achieve superior annual and long-term financial results, as well as continued progress on the Company’s long-term strategic objectives and growth initiatives. The duties and responsibilities of the Committee are described on pages 31 to 33.

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Role of the Board of Directors. The Board has retained the authority to approve new executive compensation plans, new equity plans and material amendments to existing executive compensation plans. It has delegated its authority with respect to other executive compensation decisions to the Compensation Committee. To provide ongoing oversight, the Board receives reports from the Committee on its actions and recommendations following every Committee meeting, and the Board receives an update on the Company’s executive compensation and benefits programs each year.

Role of Management. At the Compensation Committee’s request, management provides the Committee information, analyses and recommendations regarding the Company’s executive compensation program and policies and assists the Committee in carrying out its responsibilities. During 2014, Messrs. Bewkes and Averill, the Executive Vice President & Chief Human Resources Officer, and the Senior Vice President, Global Compensation and Benefits, attended the Committee’s meetings. The Committee also meets regularly in executive session outside the presence of management, including with its independent compensation consultant. While the Committee considers the recommendations of Mr. Bewkes regarding NEO compensation levels (other than with respect to himself) and the input received from its compensation consultant, the Committee makes all decisions regarding NEO compensation.

Role of Independent Compensation Consultant. The Compensation Committee has retained Pay Governance LLC as its independent compensation consultant. The consultant assists the Committee in the development and evaluation of the Company’s executive compensation program, policies and practices and its determination of executive compensation, and provides advice to the Committee on other matters related to its responsibilities. The compensation consultant reports directly to the Committee and the Committee has the sole authority to retain and terminate the consultant and to review and approve the consultant’s fees and other retention terms. A representative of the compensation consultant attends meetings of the Committee, and communicates with the Committee chair between meetings as necessary or requested.

During 2014, at the Committee’s request, Pay Governance LLC performed the following services:

•	Assisted in the Committee’s review of the Company’s executive compensation program, with a focus on annual and long-term incentive compensation programs

•	Provided competitive market data on compensation for executives at the Company and its divisions

•	Provided information on executive employment agreement terms among the Company’s peer groups

•	Conducted analyses of long-term incentive award practices, including vesting and share utilization by the Company’s peer groups

•	Reviewed compensation-related disclosures in the Company’s 2014 Proxy Statement

•	Provided information with respect to emerging compensation-related practices and policies

Pay Governance LLC did not perform any other services for the Company in 2014.

The Committee assessed the consultant’s performance and independence in 2014 and determined that the consultant had no conflicts of interest that would prevent it from advising the Committee and confirmed the consultant’s independence.

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Use of Peer Groups. As one of the largest video content-focused media and entertainment companies in the United States, Time Warner competes most directly for talent with five large U.S.-based media and entertainment companies. Therefore, the Compensation Committee primarily uses an entertainment industry peer group composed of these companies. The Committee does not target a specific percentile of compensation provided to executives at these companies in making compensation decisions. However, the Committee believes that an understanding of the compensation provided to executives in comparable positions at these companies is important given the skills and experience required of the Company’s top executives. Referring to the entertainment industry peer group helps the Committee set total target compensation at appropriate competitive levels that attract, retain and reward top performers over the long term.

Although compensation levels at the companies in the entertainment industry peer group (some of which are effectively controlled by a single shareholder) are generally higher than in many other industries, the Committee believes those companies provide the most relevant comparisons because the Company competes most directly with these companies for the limited pool of executives with the creative and management skills and relevant industry experience needed to successfully operate the Company’s businesses.

The Committee also uses a secondary peer group, consisting of 21 companies, as a general reference point for compensation practices and related governance matters, such as the stock ownership requirements for executive officers and vesting provisions for equity awards. The secondary peer group includes a broad range of multi-national and multi-divisional companies with consumer-oriented branded businesses. The Committee selected these companies based on revenue, market capitalization, and organizational complexity, also factoring in whether a company has a consumer focus and significant brand recognition. While the Committee regularly reviews this peer group based on these factors, it does not make frequent changes because there can be significant fluctuations in some of these factors (e.g., market capitalization) over the short term. Instead, the Committee considers changes based on a longer-term perspective.

In 2014, the Committee conducted a comprehensive review of both peer groups in light of the Time Separation. Because Time Inc. represented a small portion of the Company’s revenues and market capitalization prior to its spin-off, the changes to the peer groups resulting from the review were modest. The Committee did not make any changes to the entertainment industry peer group and made the following changes to the secondary peer group:

•	Removed Google Inc., Johnson & Johnson and Target Corporation because they no longer met the Committee’s revenue and/or market capitalization criteria

•	Added eBay Inc. and Starbucks Corporation to continue to have a peer group large enough to provide meaningful information on compensation and governance practices and that is well-rounded and representative of the general-industry market for talent. Both companies meet the Committee’s revenue, market capitalization and organizational complexity criteria. In addition, each company has a consumer focus and strong brand recognition.

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The following tables summarize the Company’s current peer groups and how the Committee uses them:

Entertainment Industry Peer Group
Companies		Purpose of Peer Group
CBS Corporation	Comcast Corporation	Evaluate and understand compensation provided to NEOs at peer companies
Twenty-First Century Fox, Inc.	Viacom Inc.
The Walt Disney Company

Secondary Peer Group
Companies		Purpose of Peer Group
Altria Group, Inc.	Amazon.com, Inc.	General reference point for compensation practices and related governance matters, such as stock ownership guidelines
CBS Corporation	Colgate-Palmolive Company
Coca-Cola Co.	Comcast Corporation
DirecTV	DISH Network Corporation
eBay Inc.	Kimberly-Clark Corp
McDonald’s Corp.	Microsoft Corporation
Mondelēz International, Inc.	Nike, Inc.
PepsiCo Inc.	Philip Morris International Inc.
Starbucks Corporation	Time Warner Cable Inc.
Twenty-First Century Fox, Inc.	Viacom Inc.
The Walt Disney Company

Total Target Direct Compensation Comparison. The following table shows how each NEO’s 2014 total target direct compensation (consisting of base salary, target cash bonus and the target annual value of long-term incentive awards) compared to the 2013 (and, where available, 2014) total target direct compensation of executives in comparable roles at the companies in the entertainment industry peer group, including the annualized value of any upfront equity awards granted to such executives. Information is not available for comparable positions at every company in the peer group, and the scope and nature of responsibilities for these positions may vary substantially among the entertainment industry peers. The Compensation Committee takes these factors into account when reviewing the competitive market data.

	Companies in Entertainment Industry Peer Group with Information Available	Entertainment Industry Peer Group
Jeffrey L. Bewkes	All	Within range
Howard M. Averill	All	Within range
Paul T. Cappuccio	CBS Corporation, Fox, The Walt Disney Company and Viacom Inc.	Within range
Gary L. Ginsberg	The Walt Disney Company and Viacom Inc.	Above range	*
Olaf Olafsson	The Walt Disney Company, NBC Universal (a subsidiary of Comcast Corporation) and Viacom Inc.	Within range
*	Mr. Ginsberg has responsibility for corporate marketing as well as corporate communications.

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Section 6 – Shareholder Engagement on Executive Compensation

The Company has a long-standing practice of engaging with its shareholders throughout the year on a range of topics, including executive compensation. The Company continues to enhance its shareholder engagement program. In the period before the 2014 annual meeting of shareholders, the Company contacted its 75 largest shareholders representing nearly 70% of outstanding shares and engaged with shareholders representing nearly 55% of outstanding shares, including by telephone and in person. Following the 2014 annual meeting, the Company continued to engage with shareholders, speaking with holders representing approximately 40% of outstanding shares.

The Compensation Committee reviewed the shareholder engagement plan before it was implemented, was regularly updated on shareholder feedback and considered the views expressed by shareholders in making its decisions. The Committee views this continuing constructive dialogue as an integral part of the process of designing and refining the Company’s executive compensation program and maintaining strong corporate governance practices.

The Company’s executive compensation program received strong support from shareholders in 2014, with shareholders representing 89.5% of the votes cast at the annual meeting voting in favor of the compensation of the NEOs included in the 2014 Proxy Statement. Taking into account the feedback from shareholders in recent years and the results of the 2014 advisory vote on NEO compensation, the Committee determined to maintain the overall executive compensation structure for 2015. See also “Key Executive Compensation Decisions for 2014 and in Early 2015” on page 54.

The constructive dialogue with shareholders is an integral part of the Compensation Committee’s process to design and refine the executive compensation program and maintain strong corporate governance practices.

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The Company’s engagement with shareholders has helped inform the Committee’s deliberations and decisions in recent years. The following chart summarizes the key points the Company heard from shareholders about executive compensation over the last several years and the actions the Committee has taken with regard to the topics discussed.

What We Heard From our Shareholders	How We Responded
More of NEO compensation should be delivered through long-term incentive components	Majority of increases in NEO target compensation during 2014, including in connection with new employment agreements, delivered in the form of incentives with significant portion in long-term incentives
Supported higher stock ownership by the CEO	Significantly increased the CEO’s stock ownership requirement to 8 times base salary from 5 times base salary
Supported extension of Mr. Bewkes’ employment	Entered into 5-year agreement with CEO effective January 1, 2013

CEO’s employment agreement should provide greater emphasis on long-term compensation and performance-based equity grants

Some expressed reservations about

•      The level of CEO compensation in the media and entertainment industry;

•      Large up-front grants of equity awards as part of new employment agreements; and

•      Change-in-control excise tax gross-up provisions

Increase in compensation consisted entirely of higher performance-based long-term incentive opportunity with no increase in base salary, no increase in target bonus and no future grants of time-vested RSUs

No up-front equity awards

Removed change-in-control excise tax gross-up provision

Expressed support for a new stock incentive plan that would provide the Company with more flexibility to grant RSUs and PSUs	Time Warner Inc. 2013 Stock Incentive Plan (“2013 Stock Incentive Plan”) adopted by the Committee and Board and approved by shareholders in May 2013 with 91% of votes cast in favor
Positive response to proposed change to the performance measures for the PSUs	Implemented new performance measures for PSUs in 2012 – primary performance measure is 3-year cumulative Adjusted EPS target established by the Committee, with a payout modifier based on the Company’s 3-year TSR relative to the S&P 500
Supported having a significant portion of full-value equity awards to executives be performance-based Expressed concern that dilution from equity awards be managed appropriately

Adopted policy in 2007 that 50% of full-value equity awards to executive officers be performance-based

Implemented PSUs for executive officers beginning in 2007

The Committee decided to award stock options only to the Company’s most senior management. Beginning in 2012, other eligible employees receive only RSUs. Reduces dilutive impact of awards while also providing market-competitive equity-based compensation.

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Section 7 – Compensation Policies and Practices

The Compensation Committee has adopted a number of policies and practices to support its compensation principles and help drive performance and align executive and shareholder interests. In addition, these policies and practices are designed to mitigate compensation-related risk without diminishing the incentive nature of the executive compensation program. For information regarding the Company’s annual risk assessment of the compensation programs and practices, see “Compensation Programs and Risk Management” on page 71.

Pay-for-Performance Policy. Under the Compensation Committee’s policy, a majority of total target compensation for NEOs consists of performance-based components, which include a cash bonus, stock options and PSUs. This policy also incorporates the Company’s commitment that at least 50% of the estimated fair value of “full-value stock awards” (i.e., RSUs and PSUs) made to the Company’s executive officers will be performance-based, such that achievement of performance measures will determine the size and/or vesting of the awards.

Equity Dilution Policy. The equity awards granted by the Company in 2014 represented 0.7% of the Common Stock outstanding on December 31, 2013, well within the Compensation Committee’s equity dilution policy of 1.5% of the total outstanding Common Stock at December 31 of the preceding year. The equity dilution policy addresses how the Company determines the appropriate level of equity dilution and establishes general guidelines for monitoring and managing equity dilution and annual share usage under its shareholder-approved equity plan. The Company regularly analyzes its equity compensation program, including whether dilution rates are in line with those of its peer companies. The current annual usage limit under the equity dilution policy is included in the terms of the 2013 Stock Incentive Plan.

Stock Ownership and Retention Guidelines. The Compensation Committee has adopted stock ownership and retention guidelines to help promote a focus by NEOs on longer-term goals and further align the interests of executives and shareholders. Following election to a position that is subject to the stock ownership guidelines, an executive has five years to meet the applicable stock ownership requirement, as set forth in the table below:

Executive Level	Multiple of Salary in Equity Ownership Value	Status as of December 31, 2014
Chairman and CEO	8 times	Met ownership requirement

Executive Vice Presidents	2 times	All met ownership requirement

Shares held directly by the individual, interests in the Time Warner Inc. Stock Fund in the Company’s qualified savings and nonqualified deferred compensation plans, restricted stock, unvested RSUs, and the expected net after-tax shares for PSU awards for which the performance period has been completed are included in determining whether the ownership requirement has been met and sustained.

The Committee also has adopted stock retention requirements with respect to stock option awards. Executive officers must retain for at least 12 months after exercise of stock options granted while an executive officer (or, if no longer employed by the Company, for at least 12 months after the date of exercise, but not beyond the first anniversary of the termination of employment) shares of Common Stock representing at least 75% of the after-tax gain that the executive realizes upon exercise (assuming a 50% tax rate for purposes of the calculation).

Hedging and Pledging Common Stock. The Company’s executive officers and directors may not engage in short sales of Common Stock and may not purchase or sell puts, calls, straddles, collars or other similar risk reduction devices involving Common Stock. The Company’s executive officers and directors may not hold Common Stock in a margin account or pledge Common Stock as collateral for a loan, except in very limited circumstances in which the compliance officers for the Company’s supplemental trading policies are confident that sufficient other assets are available to satisfy the loan and that the likelihood of the pledged shares being sold is low.

Recovery of Previously Paid Executive Compensation (“Clawback Policy”). By policy, if the Board determines that an executive officer intentionally caused a material financial misstatement that resulted in artificially inflated executive compensation, the Board will determine appropriate actions to remedy the misconduct and prevent its recurrence and any actions to be taken with respect to the executive, including recovery of compensation. The Board may consider a number of factors in determining whether to seek to recover compensation paid to an executive, including the nature of the underlying misconduct and the role of the executive; the amount of excess compensation

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paid as a result of the material financial misstatement; the risks, costs and benefits associated with pursuing the recovery of the compensation; and other actions the Company or third parties may have taken with respect to the executive who caused the misstatement.

Employment Agreements. Employment agreements are standard in the entertainment industry for top executives, and the Compensation Committee believes it is in the Company’s best interest to secure the employment of each of the NEOs through an employment agreement. All of the NEOs are, and were during 2014, parties to employment agreements with the Company. The terms and provisions of these agreements are described on pages 86 to 87. The Committee approves all employment agreements with the NEOs.

The employment agreements with the NEOs provide for payments and benefits upon termination of employment in various circumstances, as described under “Potential Payments Upon Termination of Employment, Disability, Death or Change in Control” beginning on page 88. The NEOs’ respective employment agreements include negotiated provisions that provide more favorable terms for the treatment of some of their equity awards upon various employment termination events. The objective of these provisions is to recruit and retain talent in a competitive marketplace.

Section 162(m) Considerations. Section 162(m) of the Code limits to $1 million the amount of compensation the Company can deduct for federal income tax purposes in any one year for compensation paid to the chief executive officer and the three other most highly-compensated executive officers employed by the Company at the end of the year (other than the Company’s chief financial officer). However, the $1 million deduction limit generally does not apply to compensation that is performance-based and provided pursuant to a shareholder-approved plan. While the Compensation Committee considers deductibility as one factor in determining executive compensation, it believes shareholder interests are best served by the Committee retaining the flexibility to approve compensation that is not deductible by the Company for tax purposes. Because there are uncertainties regarding the application of Section 162(m) of the Code, it is possible the Company’s deductions may be challenged or disallowed.

•	Base Salary. The Company believes the base salaries paid to the executive officers who are covered by Section 162(m) of the Code for 2014 will be deductible by the Company, except for the portions of Messrs. Bewkes’ and Cappuccio’s 2014 base salary that exceeded the $1 million limit.

•	Cash Bonuses. In 2009, the Board and shareholders approved the Annual Incentive Plan for Executive Officers, which provides for the payment of an annual cash bonus and the grant of RSUs. Awards under the Plan are intended to qualify as performance-based compensation under Section 162(m) of the Code. Pursuant to the Plan, the maximum annual bonus that can be paid to each participant and be tax-deductible is the lower of 1.5% of the Company’s Adjusted Net Income for such year and $20 million. For 2014, the maximum bonus that would qualify as tax-deductible under the Plan was $20 million. This amount is greater than the amount that generally would be payable to the NEOs under the annual bonus framework and target bonuses described on pages 57 to 61. The Company believes the cash bonuses for 2014 paid to the executive officers who are covered by Section 162(m) of the Code will be deductible by the Company.

•	Long-Term Incentives. The Company awards stock options, RSUs and PSUs to its executive officers pursuant to plans and with performance measures and processes the Company believes satisfy the requirements of Section 162(m) of the Code. The RSUs and PSUs granted to NEOs beginning in 2012 have a Section 162(m) performance condition based on Adjusted Net Income achieved for a specified year. In January 2015, the Committee reviewed and certified that the 162(m) performance conditions for the RSUs and PSUs granted in February 2014 had been satisfied. The Company believes compensation realized from the vesting of the RSUs and PSUs granted in February 2014 and the exercise of the stock options granted in 2014 to the executive officers who are covered by Section 162(m) of the Code will be deductible by the Company.

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Executive Compensation

Compensation and Human Development Committee

Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the foregoing CD&A. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Members of the Compensation Committee

William P. Barr (Chair)

Stephen F. Bollenbach

Mathias Döpfner

Fred Hassan

Paul D. Wachter

Compensation Committee Interlocks and Insider

Participation

None of the Compensation Committee members (i) has ever been an officer or employee of the Company or (ii) was a participant in a “related person” transaction in 2014. None of the Company’s executive officers serves, or in 2014 served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or the Compensation Committee.

Compensation Programs and Risk Management

In early 2015, the Company completed its annual risk assessment of its compensation programs and policies for employees, including executive officers. In particular, the Company reviewed and analyzed the major components of compensation at the Company and its divisions, including:

•	base salary

•	annual bonuses

•	long-term incentive programs (including cash-based incentive plans and equity-based incentive plans)

•	sales incentive plans and commission plans, and

•	retirement programs (including defined benefit programs, defined contribution programs, deferred compensation programs, and profit-sharing arrangements).

In reviewing the major components of compensation, the Company evaluated the key characteristics of its compensation plans and programs, such as the performance measures used in the performance-based programs, the combination and number of such metrics, eligibility for participation, any individual payout maximums, and the timing of payouts. The Company analyzed whether any of the major compensation components gave rise to different types of risk, such as strategic, financial, operational and reputational risk, which included but were not limited to the risk factors identified in the Company’s then most recent Annual Report on Form 10-K. The Company also reviewed the distribution of pay versus revenue share for each of the Company’s divisions and considered the situations that may trigger disclosure specified in the SEC’s rules.

Based on its review of its compensation policies and practices, the Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk through a combination of design elements and pay practices that are intended to support building long-term shareholder value. Throughout the Company, total compensation is heavily weighted toward fixed salary, while executive compensation includes a

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balanced mix of short-term and long-term compensation, cash-based and stock-based compensation, and fixed and performance-based compensation. The combination of performance measures for annual bonuses and the equity compensation programs, stock ownership and retention guidelines for executive officers, as well as the multiyear vesting schedules for equity awards, encourage employees to maintain both a short and a long-term view with respect to Company performance and thereby discourage behavior that leads to excessive risk taking.

Independent Compensation Consultant

The Compensation Committee retained Pay Governance LLC as its independent executive compensation consultant in 2014. Pay Governance LLC provides advice to the Compensation Committee on matters related to the fulfillment of the Committee’s responsibilities under its charter and on a wide range of executive compensation matters, including the overall design of the executive compensation program and competitive market data. All of the services provided by Pay Governance LLC during 2014 were to the Compensation Committee, and Pay Governance LLC did not provide any additional services to the Company. At least annually, the Compensation Committee conducts a review of its compensation consultant’s performance and independence. The Compensation Committee believes that there was no conflict of interest between Pay Governance LLC and the Compensation Committee during the year ended December 31, 2014. In reaching this conclusion, the Compensation Committee considered the factors set forth in the SEC rule regarding compensation adviser independence. During 2014, at the Compensation Committee’s request, Pay Governance LLC provided the services described on page 64.

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Summary Compensation Table

The following table presents information concerning compensation paid to the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers who served in such capacities on December 31, 2014. For information regarding the components of the NEOs’ total compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 46. The information presented in the table and footnotes below regarding the Company’s stock awards and option awards reflects adjustments giving effect to the Time Separation.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2014

Name and Principal Position	Year	Salary (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)		All Other Compensation(7)	Total
Jeffrey L. Bewkes Chairman of the Board and Chief Executive Officer	2014 2013 2012	$2,000,000 2,000,000 2,000,000	$7,999,957 8,182,160 6,941,751	$7,959,700 7,842,666 2,960,569	$14,510,000 14,350,000 13,600,000		$245,560 — 219,560	$187,922 126,889 167,943	$32,903,139 32,501,715 25,889,823
Howard M. Averill (1)	2014	$1,200,000	$2,449,921	$1,031,805	$3,446,400		$18,210	$69,523	$8,215,859
Executive Vice President and Chief Financial Officer
Paul T. Cappuccio	2014	$1,341,315	$1,924,974	$810,714	$4,523,400		$89,300	$59,663	$8,749,366
Executive Vice President and General Counsel	2013	1,325,385	1,946,900	785,118	3,737,300		—	42,452	7,837,155
	2012	1,285,385	1,908,988	803,317	3,475,000		75,050	58,562	7,606,302
Gary L. Ginsberg Executive Vice President, Corporate Marketing & Communications	2014 2013 2012	$872,740 847,115 822,115	$628,396 531,003 520,629	$264,073 214,126 219,083	$2,513,000 2,388,500 2,250,000	$	— — —	$64,303 75,006 73,245	$4,342,512 4,055,750 3,885,072
Olaf Olafsson Executive Vice President, International & Corporate Strategy	2014 2013 2012	$902,411 862,116 835,385	$909,942 920,363 902,418	$383,252 371,145 379,745	$1,971,600 1,842,450 1,700,000		$101,020 — 85,390	$58,207 57,857 69,462	$4,326,432 4,053,931 3,972,400

(1)	Mr. Averill became Executive Vice President and Chief Financial Officer of the Company on January 1, 2014.

(2)	The 2014 salary amounts for the NEOs reflect the amounts earned in 2014. The annual base salary levels for Messrs. Ginsberg and Olafsson were increased, effective February 3, 2014, to $875,000 for Mr. Ginsberg and $890,000 for Mr. Olafsson. In connection with the entry into their respective amended and restated employment agreements, Mr. Olafsson’s annual base salary was further increased, effective August 1, 2014, to $925,000, and Mr. Cappuccio’s base salary was increased, effective November 3, 2014, from $1.33 million to $1.4 million.

(3)

The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of RSUs and PSUs awarded to the applicable NEO by the Company in each year referenced in the table above. The grant date fair value of each RSU award was determined using the closing sale price of the Common Stock on the NYSE Composite Tape on the date of grant or, if the grant date occurred on a non-trading day, the last trading day preceding the grant date. For accounting purposes, the PSU awards are considered to have a market condition (based on the Company’s relative TSR) and a performance condition (based on the Company’s cumulative Adjusted EPS as approved by the Compensation Committee). The grant date fair value of the PSU awards reflects the effect of the market condition by using a Monte Carlo analysis to estimate the TSR ranking of the Company among the S&P 500 Index companies over the performance period. Had the achievement of the highest level of performance been assumed, the aggregate grant date fair value of the PSUs granted in 2014 would be as follows: $15,999,914 (Mr. Bewkes), $2,449,912 (Mr. Averill), $1,925,013 (Mr. Cappuccio), $626,844 (Mr. Ginsberg), and $909,877 (Mr. Olafsson). See “Material Terms of Equity Awards Granted to the NEOs” on page 77 for additional information regarding the performance criteria for the PSUs and their relative weight. For information about the weighted-average grant date fair value of the RSUs and PSUs, see Note 12 to the Company’s

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consolidated financial statements included in the 2014 Form 10-K. The actual value, if any, realized by an NEO from a stock award will depend on the market price of the Common Stock in future years and, for the PSUs, the level of the Company’s achievement of the applicable performance goals.

(4)	The amounts set forth in the Option Awards column represent the aggregate grant date fair value of stock options granted to the NEOs by the Company in each year referenced in the table above. The grant date fair value of the stock options granted to Messrs. Averill, Cappuccio, Ginsberg and Olafsson on February 15, 2014 was calculated using the Black-Scholes option pricing model based on the following assumptions: an expected volatility of 28.12%, an expected term to exercise of 5.74 years from the date of grant, a risk-free interest rate of 1.83%, and a dividend yield of 1.94%. The grant date fair value of the stock options granted to Mr. Ginsberg on April 15, 2014 was calculated using the Black-Scholes option pricing model based on the following assumptions: an expected volatility of 27.33%, an expected term to exercise of 5.74 years from the date of grant, a risk-free interest rate of 1.84%, and a dividend yield of 2.01%. Because Mr. Bewkes satisfied the requirements for retirement treatment of equity awards on February 15, 2014, the grant date fair value of the stock options granted to him on such date was based on the following assumptions: an expected volatility of 28.21%, an expected term to exercise of 6.06 years from the date of grant, a risk-free interest rate of 1.93%, and a dividend yield of 1.94%.

For information about the weighted-average assumptions used to determine the grant date fair value of stock options, see Note 12 to the Company’s consolidated financial statements included in the 2014 Form 10-K. The discussion in Note 12 reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and non-employee directors. The actual value, if any, realized by an NEO from any stock option will depend on the extent, if any, to which the market value of the Common Stock exceeds the exercise price of the stock option on the date the stock option is exercised. Accordingly, there is no assurance that the value realized by an NEO will be at or near the grant date fair value presented above. These amounts should not be used to predict stock performance.

(5)	The amounts set forth in the Non-Equity Incentive Plan Compensation column for 2014 represent cash bonuses paid in early 2015 for performance in 2014. For additional information regarding the determination of the 2014 bonus payments, see pages 57 to 61 of the “Compensation Discussion and Analysis” section.

(6)	The amounts set forth in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for 2014 represent the aggregate change during 2014 in the actuarial present value of each NEO’s accumulated pension benefits under the Time Warner Pension Plan and the Time Warner Excess Benefit Pension Plan. No amounts are shown for Mr. Ginsberg because he is not eligible to participate in the plans, which were closed to newly hired employees in 2010. There were no above-market earnings or preferential earnings on any compensation that was deferred pursuant to a nonqualified deferred compensation plan.

(7)	The amounts shown in the All Other Compensation column for 2014 include the following:

Name	Time Warner Savings Plan Matching Contributions(a)	Time Warner Supplemental Savings Plan Matching Deferrals(b)	Payment or Imputed Income Based on Cost of Life Insurance Coverage(c)	Other Personal Benefits(d)	Total
Jeffrey L. Bewkes	$16,661	—	$24,230	$147,031	$187,922
Howard M. Averill	$18,199	$16,799	$10,008	$24,517	$69,523
Paul T. Cappuccio	$18,199	$16,799	$10,008	$14,657	$59,663
Gary L. Ginsberg	$18,199	$16,799	$10,008	$19,297	$64,303
Olaf Olafsson	$18,199	—	$10,008	$30,000	$58,207

(a)	Consists of the Company’s matching contributions pursuant to the Time Warner Savings Plan, a tax-qualified defined contribution plan available generally to the Company’s U.S. employees, on compensation deferred by the NEOs under the plan in 2014.

(b)	Consists of the Company’s matching deferrals pursuant to the Time Warner Supplemental Savings Plan, a nonqualified deferred compensation plan available generally to eligible employees of the Company, on compensation deferred by certain NEOs under the plan in 2014.

(c)

Consists of a cash payment pursuant to each NEO’s employment agreement equal to the cost of obtaining specified levels of life insurance coverage under a standard group universal life (GUL) insurance program and, with respect to Mr. Bewkes, also includes imputed income of $4,891 reflecting the amount allocated to the term portion of a split-dollar life insurance policy for Mr. Bewkes. The NEOs are under no obligation to use the cash payments to purchase insurance. The Company discontinued payment of the premiums for Mr. Bewkes’ split-dollar life insurance policy

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starting in 2003, and the annual premium is satisfied from the accreted value of the policy and/or a loan by the insurance company. For additional information regarding life insurance coverage for the NEOs provided pursuant to the terms of their employment agreements, see “Executive Compensation – Employment Agreements.”

(d)	The amounts of personal benefits included in this column for 2014 consist of the aggregate incremental cost to the Company for the following items: (i) with respect to Mr. Bewkes, his personal use of Company-provided aircraft ($103,610) and automobile and driver and the Company’s reimbursement of fees for financial advisory services; (ii) with respect to Mr. Averill, the Company’s reimbursement of fees for financial advisory and legal services; (iii) with respect to Messrs. Ginsberg and Olafsson, the Company’s reimbursement of fees for financial advisory services; and (iv) with respect to Mr. Cappuccio, his personal use of Company-provided aircraft.

Transportation-related benefits consist of the incremental cost to the Company of personal use of (a) aircraft owned (based on fuel, landing, repositioning and catering costs and crew travel expenses) or leased (based on hourly fees) by the Company and (b) a Company-provided car and a driver for Mr. Bewkes (based on the portion of the usage that was personal).

For security and efficiency reasons, Mr. Bewkes was provided with a car and driver during 2014 and was encouraged to use Company aircraft for business and personal use. Other executive officers were eligible to use a private car service, Company aircraft for business use and, in limited circumstances and subject to the controls in the Company’s travel policies, to make personal use of Company aircraft. Personal use of Company aircraft by executives other than Mr. Bewkes was permitted when there was available space on a flight scheduled for a business purpose, in the event of a medical or family emergency, or with the approval of Mr. Bewkes.

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Grants of Plan-Based Awards Table

All amounts representing shares of Common Stock to be issued upon the vesting of stock awards or the exercise of stock options have been adjusted to reflect the Time Separation.

GRANTS OF PLAN-BASED AWARDS DURING 2014

	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Jeffrey L. Bewkes	N/A	N/A	—	$10,000,000	—
	2/15/2014	1/29/2014				—	126,012	252,024				$7,999,957
	2/15/2014	1/29/2014								525,476	$62.60	$7,959,700
Howard M. Averill	N/A	N/A	—	$2,400,000	—
	2/15/2014	1/29/2014				—	19,295	38,590				$1,224,956
	2/15/2014	1/29/2014							19,567			$1,224,965
	2/15/2014	1/29/2014								70,297	$62.60	$1,031,805
Paul T. Cappuccio	N/A	N/A	—	$3,150,000	—
	2/15/2014	1/29/2014				—	15,161	30,322				$962,506
	2/15/2014	1/29/2014							15,374			$962,468
	2/15/2014	1/29/2014								55,234	$62.60	$810,714
Gary L. Ginsberg	N/A	N/A	—	$1,750,000	—
	2/15/2014	1/29/2014				—	4,134	8,268				$262,450
	4/15/2014	2/25/2014				—	853	1,706				$50,972
	2/15/2014	1/29/2014							4,193			$262,497
	4/15/2014	2/25/2014							865			$52,477
	2/15/2014	1/29/2014								15,065	$62.60	$221,121
	4/15/2014	2/25/2014								3,136	$60.67	$42,952
Olaf Olafsson	N/A	N/A	—	$1,387,500	—
	2/15/2014	1/29/2014				—	7,166	14,332				$454,938
	2/15/2014	1/29/2014							7,268			$455,004
	2/15/2014	1/29/2014								26,111	$62.60	$383,252

(1)	Reflects the target payout amounts of non-equity incentive plan awards payable for service in 2014 as approved by the Compensation Committee. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the non-equity incentive plan awards actually earned by the NEOs in 2014 and paid in early 2015.

(2)	Reflects the number of shares of Common Stock that may be earned upon vesting of the PSUs granted in 2014, assuming the achievement of target and maximum performance levels (i.e., 100% and 200%, respectively, of the target PSUs) during the applicable performance period. There is no threshold performance level for the PSUs granted in 2014.

(3)	Reflects awards of RSUs.

(4)	The exercise price for the awards of stock options was determined based on the closing sale price of the Common Stock on the NYSE Composite Tape on the date of grant or, if the grant date occurred on a non-trading day, the last trading day preceding the grant date. The exercise prices reflect adjustments made to reflect the Time Separation.

(5)	See footnote (3) to the Summary Compensation Table for Fiscal Year 2014 for additional information regarding the determination of the grant date fair value of PSUs.

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Material Terms of Equity Awards Granted to the NEOs

The awards of stock options, RSUs and PSUs made in 2014 to the NEOs were made under the Time Warner Inc. 2013 Stock Incentive Plan.

•	The stock options granted in 2014 vest and become exercisable in installments of 25% over a four-year period, assuming continued employment, and expire 10 years from the grant date. The stock options are subject to accelerated vesting upon the occurrence of certain events such as the grantee’s retirement (as defined in the applicable equity award agreements), death or disability. The exercise price of the stock options is equal to the closing sale price of the Common Stock on the date of grant (as adjusted to reflect the Time Separation). Holders of the stock options do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of Common Stock underlying the stock options.

•	The RSUs granted in 2014 vest in installments of 25% over a four-year period, assuming continued employment and achievement of a performance condition based on adjusted net income for a one-year period that is intended to satisfy the requirements under Section 162(m) of the Code (the “Section 162(m) Performance Condition”) to maintain the tax-deductibility of the RSUs upon vesting. If the Section 162(m) Performance Condition is not achieved, the RSUs are forfeited. The RSUs are subject to accelerated vesting upon the occurrence of certain events such as the grantee’s retirement (as defined in the applicable equity award agreements), death or disability. Holders of RSUs receive cash dividend equivalents on outstanding RSUs if and when regular cash dividends are paid on outstanding shares of Common Stock and at the same rate, provided that, unless and until the Compensation Committee certifies that the Section 162(m) Performance Condition has been achieved, cash dividend equivalents are accrued but are not paid. Holders of RSUs have no voting rights, and RSUs are subject to restrictions on transfer prior to the vesting and distribution of the shares subject to the RSUs. The Board may determine whether holders of the RSUs will participate in any special dividends or distributions declared by the Board or if the number of RSUs should be adjusted.

•	The PSUs granted in 2014 vest on the third anniversary of the date of grant, assuming continued employment and the achievement of the Section 162(m) Performance Condition. The number of PSUs that ultimately vests is based on (i) the Company’s cumulative Adjusted EPS for the 3-year performance period compared to a target cumulative Adjusted EPS for the Company for the same period approved by the Compensation Committee and (ii) the percentile rank of the TSR of the Common Stock relative to the TSR of the other companies in the S&P 500 Index for the performance period. The Adjusted EPS achieved may be further adjusted by the Compensation Committee in its sole discretion to exclude the effects of unusual or nonrecurring items and to reflect other factors that the Committee deems appropriate, such as excluding the effect of deviations from budgeted share repurchases (e.g., additional share repurchases that would otherwise have the impact of increasing the Company’s Adjusted EPS). Holders of such PSUs are entitled to receive, at the time shares are paid out following vesting after the performance period, dividend equivalents on the shares ultimately earned with respect to the PSU award, based on the regular quarterly cash dividends paid on outstanding shares of Common Stock while the PSUs are outstanding. The Board may determine whether holders of the PSUs will participate in any special dividends or distributions declared by the Board or if the target number of PSUs should be adjusted. Holders of PSUs have no voting rights.

See “Executive Compensation – Potential Payments Upon Termination of Employment, Disability, Death or Change in Control” for additional information regarding the treatment of the equity awards granted to the NEOs following a termination of their employment or a change in control of the Company.

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Executive Compensation

Outstanding Equity Awards Table

All share-based amounts and exercise prices below have been adjusted to reflect the Time Separation. In addition, share-based amounts and exercise prices below have also been adjusted as follows: for equity awards granted on or prior to (i) December 9, 2009, adjusted to reflect the legal and structural separation of AOL Inc. from Time Warner, (ii) March 27, 2009, adjusted to reflect the one-for-three reverse stock split of Common Stock that became effective on such date, and (iii) March 12, 2009, adjusted to reflect the legal and structural separation of Time Warner Cable Inc. from Time Warner.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

	Option Awards(1)					Stock Awards
Name	Date of Option Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)

Jeffrey L. Bewkes						318,111	$27,173,042	551,272	$47,089,654
	3/3/2006	301,299	—	$34.65	3/2/2016
	3/2/2007	228,535	—	$39.77	3/1/2017
	12/17/2007	477,054	—	$33.22	12/16/2017
	3/7/2008	753,243	—	$29.71	3/6/2018
	2/20/2009	703,026	—	$14.64	2/19/2019
	2/8/2010	647,744	—	$25.81	2/7/2020
	2/7/2011	325,621	108,541	$34.62	2/6/2021
	2/15/2012	171,371	171,369	$35.93	2/14/2022
	2/15/2013	157,802	473,406	$51.31	2/14/2023
	2/15/2014	—	525,476	$62.60	2/14/2024
Howard M. Averill						41,002	$3,502,391	38,590	$3,296,358
	2/8/2010	7,917	—	$25.81	2/7/2020
	2/7/2011	25,818	8,604	$34.62	2/6/2021
	2/15/2012	15,648	15,645	$35.93	2/14/2022
	2/15/2014	—	70,297	$62.60	2/14/2024
Paul T. Cappuccio						121,613	$10,388,182	66,324	$5,665,396
	3/3/2006	85,620	—	$34.65	3/2/2016
	3/2/2007	56,595	—	$39.77	3/1/2017
	2/8/2010	29,981	—	$25.81	2/7/2020
	2/7/2011	94,668	31,556	$34.62	2/6/2021
	2/15/2012	49,174	49,173	$35.93	2/14/2022
	2/15/2013	17,047	51,141	$51.31	2/14/2023
	2/15/2014	—	55,234	$62.60	2/14/2024
Gary L. Ginsberg						34,031	$2,906,928	19,792	$1,690,633
	4/15/2010	18,885	—	$31.53	4/14/2020
	2/7/2011	25,820	8,605	$34.62	2/6/2021
	2/15/2012	13,410	13,412	$35.93	2/14/2022
	2/15/2013	4,649	13,948	$51.31	2/14/2023
	2/15/2014	—	15,065	$62.60	2/14/2024
	4/15/2014	—	3,136	$60.67	4/14/2024
Olaf Olafsson						58,266	$4,977,082	31,352	$2,678,088
	3/7/2008	33,272	—	$29.71	3/6/2018
	2/20/2009	69,977	—	$14.64	2/19/2019
	2/8/2010	99,934	—	$25.81	2/7/2020
	2/7/2011	51,638	17,212	$34.62	2/6/2021
	2/15/2012	23,245	23,246	$35.93	2/14/2022
	2/15/2013	8,058	24,176	$51.31	2/14/2023
	2/15/2014	—	26,111	$62.60	2/14/2024

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(1)	The stock option awards become exercisable in installments of 25% on each of the first four anniversaries of the date of grant, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events.

(2)	This column presents the number of shares of Common Stock as of December 31, 2014 represented by (i) the PSU awards with a 2012-2014 performance period (the “2012 PSUs”) that were no longer subject to performance criteria but had not yet vested as of December 31, 2014 and (ii) unvested RSU awards. This column does not include the amount of any fractional shares for which the grantees will receive cash payment upon vesting.

•	The RSU awards granted prior to 2014 vest equally on each of the third and fourth anniversaries of the date of grant and the RSU awards granted in 2014 vest in installments of 25% on each of the first four anniversaries of the date of grant, except for the RSU award granted on April 15, 2014 to Mr. Ginsberg, for which the first 25% installment will not vest until the Section 162(m) Performance Condition has been achieved, in each case, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events. The RSU awards granted in 2014 were subject to a one-year Section 162(m) Performance Condition, which, other than with respect to the RSU award granted on April 15, 2014 to Mr. Ginsberg, the Compensation Committee certified in early 2015 had been achieved. The Section 162(m) Performance Condition with respect to the RSU award granted on April 15, 2014 to Mr. Ginsberg is with respect to calendar year 2015, and the Compensation Committee will determine in early 2016 whether it has been achieved.

•	The number of unvested 2012 PSUs reflects 200% of the target number of PSUs based on the Company’s cumulative Adjusted EPS as compared to the goals approved by the Compensation Committee for the 2012-2014 performance period and the 91st percentile TSR ranking relative to the other companies in the S&P 500 Index for the 2012-2014 performance period. The 2012 PSU awards vested on February 15, 2015.

The vesting dates for the unvested PSU awards that were no longer subject to any performance criteria as of December 31, 2014 and the unvested RSU awards are as follows:

Name	Number of RSUs That Have Not Vested	Number of PSUs That Have Not Vested	Date of Grant	Vesting Dates
Jeffrey L. Bewkes	38,983		2/7/2011	2/7/2015
	97,404		2/15/2012	2/15/2015 and 2/15/2016
		181,724	2/15/2012	2/15/2015
Howard M. Averill	12,047		2/7/2011	2/7/2015
	9,388		2/15/2012	2/15/2015 and 2/15/2016
	19,567		2/15/2014	2/15/2015, 2/15/2016, 2/15/2017 and 2/15/2018
Paul T. Cappuccio	10,721		2/7/2011	2/7/2015
	26,786		2/15/2012	2/15/2015 and 2/15/2016
		49,974	2/15/2012	2/15/2015
	18,758		2/15/2013	2/15/2016 and 2/15/2017
	15,374		2/15/2014	2/15/2015, 2/15/2016, 2/15/2017 and 2/15/2018
Gary L. Ginsberg	2,924		2/7/2011	2/7/2015
	7,305		2/15/2012	2/15/2015 and 2/15/2016
		13,628	2/15/2012	2/15/2015
	5,116		2/15/2013	2/15/2016 and 2/15/2017
	4,193		2/15/2014	2/15/2015, 2/15/2016, 2/15/2017 and 2/15/2018
	865		4/15/2014	Early 2016, 4/15/2016, 4/15/2017 and 4/15/2018
Olaf Olafsson	5,847		2/7/2011	2/7/2015
	12,662		2/15/2012	2/15/2015 and 2/15/2016
		23,622	2/15/2012	2/15/2015
	8,867		2/15/2013	2/15/2016 and 2/15/2017
	7,268		2/15/2014	2/15/2015, 2/15/2016, 2/15/2017 and 2/15/2018

(3)	Calculated using the NYSE closing sale price of $85.42 per share of Common Stock on December 31, 2014, the last trading day of 2014.

(4)

This column presents the number of shares of Common Stock represented by the PSUs granted in 2013 and 2014, all of which remained subject to performance criteria and had not vested as of December 31, .2014. This column does not include the amount of any fractional shares for which the grantees will receive cash payment upon vesting. The number of shares

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presented reflects the assumption, in accordance with SEC guidance, that the PSUs granted in 2013 and 2014 will vest based on the achievement of the maximum performance level. The actual value, if any, realized by an NEO from PSUs will depend on the actual performance level achieved by the Company for the applicable performance period. The PSU awards granted in 2014, other than the PSU award granted to Mr. Ginsberg on April 15, 2014, were subject to the one-year Section 162(m) Performance Condition, which the Compensation Committee certified in early 2015 had been achieved. The Section 162(m) Performance Condition with respect to the PSU award granted to Mr. Ginsberg on April 15, 2014 is with respect to calendar year 2015, and the Compensation Committee will determine in early 2016 whether it has been achieved.

The number of target PSUs granted and their respective vesting dates for the PSUs that remained subject to performance criteria as of December 31, 2014 are as follows:

Name	Number of Target PSUs That Have Not Vested	Date of Grant	Performance Period	Vesting Date
Jeffrey L. Bewkes	149,624	2/15/2013	1/1/2013 to 12/31/2015	2/15/2016
	126,012	2/15/2014	1/1/2014 to 12/31/2016	2/15/2017
Howard M. Averill	19,295	2/15/2014	1/1/2014 to 12/31/2016	2/15/2017
Paul T. Cappuccio	18,001	2/15/2013	1/1/2013 to 12/31/2015	2/15/2016
	15,161	2/15/2014	1/1/2014 to 12/31/2016	2/15/2017
Gary L. Ginsberg	4,909	2/15/2013	1/1/2013 to 12/31/2015	2/15/2016
	4,134	2/15/2014	1/1/2014 to 12/31/2016	2/15/2017
	853	4/15/2014	1/1/2014 to 12/31/2016	2/15/2017
Olaf Olafsson	8,510	2/15/2013	1/1/2013 to 12/31/2015	2/15/2016
	7,166	2/15/2014	1/1/2014 to 12/31/2016	2/15/2017

Option Exercises and Stock Vested Table

The following table sets forth as to each of the NEOs information regarding exercises of stock options and the vesting of RSU and PSU awards during 2014. All share-based amounts and exercise prices below relating to the exercise of stock options or the vesting of stock awards after June 6, 2014 reflect the adjustments made to outstanding equity awards in June 2014 to reflect the Time Separation. All share-based amounts and exercise prices below relating to the exercise of stock options or the vesting of stock awards on or prior to June 6, 2014 do not reflect such adjustments because such equity awards were not outstanding at the time of the Time Separation.

OPTION EXERCISES AND STOCK VESTED DURING 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)(3)	Value Realized on Vesting(4)
Jeffrey L. Bewkes	468,243	$18,311,775	221,700	$14,168,847
Howard M. Averill	—	—	22,176	$1,417,268
Paul T. Cappuccio	74,622	$2,351,630	58,058	$3,710,487
Gary L. Ginsberg	9,000	$429,228	16,220	$1,034,602
Olaf Olafsson	—	—	34,643	$2,214,034

(1)	The value realized on exercise was calculated based on the difference between the exercise price of the stock options and (i) the same-day sale prices of the underlying shares of Common Stock that were sold following exercise or (ii) the closing price of the Common Stock on the NYSE Composite Tape with respect to the underlying shares of Common Stock that were held following exercise.

(2)	The RSU awards that vested in 2014 reflect the vesting of the second 50% installment of the RSUs awarded to the NEOs (other than Mr. Ginsberg) on February 8, 2010, the second 50% of the RSUs awarded to Mr. Ginsberg on April 15, 2010 and the first 50% of the RSUs awarded to the NEOs on February 7, 2011. The aggregate number of shares received from the vesting, net of shares withheld for taxes, was 39,791 shares for Mr. Bewkes, 13,035 shares for Mr. Averill, 9,105 shares for Mr. Cappuccio, 3,064 shares for Mr. Ginsberg and 6,281 shares for Mr. Olafsson.

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(3)	The PSU awards that vested in 2014 reflect the vesting of the PSUs that were awarded to Messrs. Bewkes, Cappuccio, Ginsberg and Olafsson on February 7, 2011. The number of shares acquired by these NEOs on vesting of the 2011 PSU awards was equal to 182.2% of the applicable target number of PSUs based on the Company’s 91st percentile TSR ranking relative to the other companies in the S&P 500 Index for the 2011-2013 performance period. Mr. Averill did not have any PSU awards that vested in 2014.

Name	Target Number of PSUs	Number of Shares Acquired on Vesting	Number of Shares Received Net of Shares Withheld for Taxes
Jeffrey L. Bewkes	74,745	136,185	62,451
Paul T. Cappuccio	20,555	37,451	18,838
Gary L. Ginsberg	5,606	10,214	5,999
Olaf Olafsson	11,212	20,428	11,306

(4)	The value realized on vesting of the RSU and PSU awards was calculated based on the closing sale price of Common Stock on the NYSE Composite Tape on the applicable vesting date.

Pension Plans

Time Warner Pension Plan

Eligible employees (including executive officers) of the Company and certain of its subsidiaries are participants in the Time Warner Pension Plan (the “Pension Plan”), which has been amended at various times. Each of the NEOs other than Mr. Ginsberg participates in the Pension Plan. Mr. Ginsberg was not eligible to participate in the Pension Plan before it became closed to newly hired employees, as described below. Because of certain grandfathering provisions, Mr. Bewkes’ pension benefits under the Pension Plan will be determined based on amounts that he would have received under the provisions of (i) the Pension Plan prior to amendments made to the Pension Plan in 2000 (the “Old Pension Plan”), (ii) the Pension Plan as amended in 2000 or (iii) the Pension Plan as amended in 2008, whichever produces the greatest benefit. The pension benefits of Messrs. Averill, Cappuccio and Olafsson will be determined in accordance with the provisions of the Pension Plan as amended in 2008.

Effective after June 30, 2010, the Pension Plan was closed to new hires and employees with less than one year of service, and participating employees stopped accruing additional years of service for purposes of determining the benefits provided by the Pension Plan (although crediting years of service for purposes of vesting and eligibility for early retirement benefits continues). Effective after December 31, 2013, pay increases are not taken into consideration when determining a participating employee’s benefits under the Pension Plan.

Average Annual Compensation. Under the Old Pension Plan, “average annual compensation” is defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program. Following an amendment to the Pension Plan in 2000, the term “average annual compensation” only covers full calendar years of employment.

Normal Retirement and Vesting. Amounts accrued are payable generally at 65 years of age with five years of service. Eligible employees become vested in all benefits under the Pension Plan on the earlier of five years of service or certain other events.

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Plan	How the Benefit is Calculated

Old Pension Plan	The benefit formula is expressed as a lifetime monthly annuity equal to the sum of (i) 1 2/3% of the participant’s “average annual compensation” for each year of service up to 30 years and (ii) 1/2% of the participant’s “average annual compensation” for each year of service over 30 years, divided by 12. Benefits are reduced by a Social Security offset determined by a formula that takes into account benefit service of up to 35 years, covered compensation up to the applicable average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable.

Pension Plan as amended in 2000	For the benefit earned from the date of the Pension Plan amendment in 2000 to before July 1, 2008, the benefit formula is expressed as a lifetime monthly annuity equal to the sum of (i) 1.25% of the participant’s “average annual compensation” up to the participant’s applicable average Social Security wage base and (ii) 1.67% of the participant’s “average annual compensation” above such average Social Security wage base, multiplied by years of benefit service up to 30 years, and divided by 12.

Pension Plan as amended in 2008

For the benefit earned on or after July 1, 2008, the benefit formula is expressed as a fixed lump sum amount equal to the sum of (i) 10% of the participant’s “average annual compensation” up to the participant’s applicable average Social Security wage base and (ii) 13% of the participant’s “average annual compensation” above such average Social Security wage base, multiplied by the participant’s years of benefit service up to 30 years.

Upon retirement, a participant will receive the greater of (i) the benefit calculated by applying the formula under the Pension Plan as amended in 2000 to the participant’s benefit service through June 30, 2008 and the formula, as amended in 2008, after that date and (ii) the benefit calculated by applying the formula as amended in 2008 to the participant’s entire benefit service.

Participants will receive a transition enhancement to the above formula based on their age and/or period of service with the Company. The transition enhancement for Messrs. Bewkes, Cappuccio and Olafsson will be as follows:

•  Because the sum of age and years of service with the Company for Mr. Bewkes equaled 65 or more as of July 1, 2008, if he were to receive benefits under the Pension Plan as amended in 2008, he would receive (i) 13% of his “average annual compensation” up to his applicable average Social Security wage base and (ii) 16% of his “average annual compensation” above such average Social Security wage base, multiplied by his years of benefit service up to 30 years. In addition, because he had accrued more than 20 years of benefit service as of June 30, 2008, he would receive credit for each additional year of benefit service from July 1, 2008 through June 30, 2010 above the 30-year cap for benefit service.

•  Because the sum of age and years of service with the Company for each of Messrs. Cappuccio and Olafsson equaled 50 or more as of July 1, 2008, each will receive (i) 12% of his “average annual compensation” up to his applicable average Social Security wage base and (ii) 15% of his average annual compensation above such average Social Security wage base, multiplied by his years of benefit service up to 30 years.

Early Retirement. Under the Pension Plan, participants may elect early retirement and receive a reduced pension, generally at 55 years of age with at least 10 years of service. To elect early retirement and receive their full pension, participants must (1) be at least 60 years old (under the Old Pension Plan) or 62 years old (under the Pension Plan as amended in 2000 or the Pension Plan as amended in 2008) and (2) have completed at least 10 years of service. As of December 31, 2014, Mr. Bewkes was the only NEO eligible to elect early retirement under the Pension Plan.

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Form of Benefit Payment. A participant may elect the form of benefit payment at the time of retirement. The benefits under the Pension Plan are generally payable as (i) a single life annuity (based on the formulas as described above), (ii) a 50%, 75% or 100% joint and survivor annuity (based on the single life annuity amount but reduced to take into account the ages of the participant and the beneficiary at the time the annuity payments begin and the percentage of the monthly benefit that the beneficiary would receive), (iii) a life annuity that is guaranteed for 5, 10 or 20 years (based on the single life annuity amount but actuarially adjusted to take into account the applicable guaranteed payment period), or (iv) a lump sum, provided that spousal consent is required with respect to the election of payment forms under (i), (iii) and (iv).

Time Warner Excess Benefit Pension Plan

The Time Warner Excess Benefit Pension Plan (the “Excess Plan”) provides for payments by the Company of additional pension benefits to eligible employees of the Company in excess of the federal limitations on the amount of compensation eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under the Pension Plan. The formula used to calculate the participant’s benefit under the Pension Plan as amended in 2008 applies to the Excess Plan, except that the participant’s benefit under the Excess Plan is based on the benefit that the participant would have received under the Pension Plan if the participant’s eligible compensation (including any deferred bonuses) were limited to $250,000 in 1994 (increased 5% per year thereafter to a maximum of $350,000) and the payment restrictions under the Pension Plan did not apply.

Similar to the Pension Plan, the accrual of benefit service under the Excess Plan was frozen effective June 30, 2010, so that a participant’s benefit under the Excess Plan will not increase due to additional years of service, and, effective after December 31, 2013, pay increases are not taken into consideration when determining a participant’s benefit under the Excess Plan. Each of the NEOs other than Mr. Ginsberg participates in the Excess Plan. Because of certain grandfathering provisions, Mr. Bewkes’ pension benefits under the Excess Plan will be determined based on amounts that he would have received under the provisions of the Old Pension Plan, the Pension Plan as amended in 2000 or the Pension Plan as amended in 2008, whichever produces the greatest benefit, if his eligible compensation were limited (as described above) and there were no payment restrictions.

Form of Benefit Payment. The benefits under the Excess Plan are payable only as a lump sum, unless the participant elected to receive monthly installments over 10 years by the applicable deadline. Effective May 1, 2008, any distribution from the Excess Plan will be paid or will commence generally on the first day of the month following six calendar months after the participant separates from service, subject to the requirements of Section 409A of the Code.

Pension Benefits Table

Set forth in the table below is each NEO’s years of credited service and the present value of his accumulated benefit under each of the pension plans pursuant to which the NEO would be entitled to a retirement benefit, in each case, computed as of December 31, 2014, which is the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for the year ended December 31, 2014.

PENSION BENEFITS FOR FISCAL YEAR 2014

Name	Plan Name	Number of Years of Credited Service(2)	Present Value of Accumulated Benefit(3)	Payments During 2014
Jeffrey L. Bewkes(1)	Pension Plan	30.3	$1,670,650	—
	Excess Plan	30.3	$747,260	—
Howard M. Averill	Pension Plan	3.1	$61,480	—
	Excess Plan	3.1	$32,170	—
Paul T. Cappuccio	Pension Plan	9.4	$249,600	—
	Excess Plan	9.4	$159,300	—
Gary L. Ginsberg	—	—	—	—
Olaf Olafsson	Pension Plan	10.7	$269,790	—
	Excess Plan	10.7	$173,750	—

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(1)	The amounts shown in the table for Mr. Bewkes reflect the estimated benefits payable under the provisions of the Pension Plan as amended in 2000, which would have produced the greatest benefit as of December 31, 2014.

(2)	Effective June 30, 2010, the accrual of benefit service under the Pension Plan and the Excess Plan was frozen so that a participant’s benefit under the plans will no longer increase due to additional service after such date. In addition, after December 31, 2013, pay increases do not increase the benefits under the Pension Plan and the Excess Plan.

(3)	The amounts under this column were calculated based on the terms of the Pension Plan and the Excess Plan (including the grandfathering provisions with respect to Mr. Bewkes) in effect on December 31, 2014. The present values also reflect the assumptions that (i) the benefits will be payable at the earliest retirement age at which unreduced benefits are payable (which, under the Pension Plan, has been reached by Mr. Bewkes and is age 65 for Messrs. Averill, Cappuccio and Olafsson), (ii) the benefits are payable as a lump sum, (iii) the maximum annual covered compensation is $350,000 and (iv) no joint and survivor annuity will be payable (which would, on an actuarial basis, reduce benefits to the employee but provide benefits to a surviving beneficiary). The present values of accumulated benefits under the Pension Plan and the Excess Plan were calculated using a 4.21% discount rate, 4.21% lump sum rate and the RP-2014 Mortality Table. The foregoing assumptions are consistent with the assumptions used for these plans in the calculation of the Company’s benefit obligations as of December 31, 2014, as disclosed in Note 13 to the Company’s consolidated financial statements included in the 2014 Form 10-K.

Deferred Compensation

Time Warner Supplemental Savings Plan

In 2010, the Company adopted the Time Warner Supplemental Savings Plan (the “Supplemental Savings Plan”), which is a nonqualified deferred compensation plan that is generally available to U.S. salaried employees of the Company (including each of the NEOs) whose eligible compensation exceeds the compensation limit established by the Internal Revenue Service for tax-qualified defined contribution plans. Commencing in 2011, eligible employees were permitted to defer receipt of their “eligible compensation” (consisting of base salary, bonus, commissions and overtime, if any), except that participants could not defer any bonus received in 2011 for 2010 service. The Company matches up to the first 6% of deferred eligible compensation between the compensation limit for tax-qualified plans ($260,000 in 2014) and $500,000. The Company match provides 133 1/3% on the first 3% of amounts deferred and 100% on the next 3% of amounts deferred for a maximum Company match of 7%. Participants may defer eligible compensation above $500,000, but there is no Company match on these deferrals. The Company may also make discretionary awards under the Supplemental Savings Plan. As of December 31, 2014, each of the NEOs except Mr. Bewkes was a participant in the Supplemental Savings Plan.

Participants are 100% vested in the Company match after two years of service (with prior service counting toward vesting), subject to acceleration following certain events such as death, disability, the attainment of age 65 or a change in control of the Company, in each case while employed with the Company. Participants are able to select among “investment crediting rates” that track the same third-party investment vehicles (other than a self-directed brokerage account) offered under the Time Warner Savings Plan, which is the Company’s tax-qualified defined contribution plan. Participants may change their investment crediting rate elections at any time for future deferrals and generally once during each calendar month for any existing balance in the Supplemental Savings Plan. Participants may elect to receive their vested Supplemental Savings Plan account balances in the form of (i) a lump sum, (ii) 120 monthly installments for elections that have become irrevocable prior to December 1, 2013 or (iii) 10 annual installments for elections that have become irrevocable on or after December 1, 2013, except that account balances of less than $100,000 will be paid in a lump sum. In the event of the death of a participant, a lump sum payment will be made to the participant’s named beneficiary or estate.

Time Warner Inc. Deferred Compensation Plan

The Time Warner Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) generally permitted employees of the Company whose annual cash compensation exceeded certain dollar thresholds to defer receipt of all or a portion of their annual bonus until a specified future date. Messrs. Bewkes and Averill are the only NEOs who participated in the Deferred Compensation Plan. As a result of the Company’s adoption of the Supplemental Savings

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Plan in 2010, compensation earned after December 31, 2010 is not eligible for deferral under the Deferred Compensation Plan. For compensation that has been deferred, participants may change their investment crediting rate elections, which track the same third-party investment vehicles (other than a self-directed brokerage account) offered under the Time Warner Savings Plan, generally once during each calendar quarter.

Participants elected to receive either (i) an “in-service distribution” in the form of a lump sum during a specified calendar year that is at least three years from the year the deferred compensation would have been payable or (ii) a “termination distribution” (subject to the restrictions of Section 409A of the Code), in the form of a lump sum or two to 10 annual installments commencing in the year following the participant’s termination of employment with the Company. In the event of the death of a participant, a lump sum payment will be made to the participant’s named beneficiary or estate.

Individual Deferred Compensation Accounts

Prior to 2001, while Mr. Bewkes was an executive officer of the Company’s Home Box Office division, pursuant to his employment agreement then in place, payments of deferred compensation for Mr. Bewkes were made to separate, non-current individual deferred compensation accounts maintained in a grantor trust or comparable amounts were credited under the Deferred Compensation Plan. The individual accounts maintained in the grantor trust are invested in certain eligible securities by a third-party investment adviser designated by the trustee (subject to approval by Mr. Bewkes). Beginning January 2001, the Company stopped making these contributions, but existing individual accounts in the grantor trust continue to be invested and the amounts credited to the Deferred Compensation Plan continue to track the crediting rate selections. Earnings on the individual accounts are based on the earnings of the actual investments selected by the investment adviser, adjusted for taxes on realized income computed as if each account were a stand-alone corporation conducting 40% of its business in New York City. Each individual account is reduced by such taxes on a net operating profit basis or credited with a tax benefit in the event the account sustains a net operating loss. Subject to the restrictions of Section 409A of the Code, the accrued amount for Mr. Bewkes will be paid to him bi-weekly for a period of 10 years following his termination of employment.

Nonqualified Deferred Compensation Table

NONQUALIFIED DEFERRED COMPENSATION FOR

FISCAL YEAR 2014

Name	Deferred Compensation Arrangement	Executive Contributions in 2014(1)	Registrant Contributions in 2014(2)	Aggregate Earnings (Loss) in 2014(3)	Aggregate Withdrawals/ Distributions(4)	Aggregate Balance at December 31, 2014(5)
Jeffrey L. Bewkes	Deferred Compensation Plan	—	—	$628,158	—	$2,745,652
	Individual Deferred Account	—	—	$(6,700)	—	$3,059,125
Howard M. Averill	Deferred Compensation Plan	—	—	$72,954	—	$1,776,801
	Supplemental Savings Plan	$14,400	$16,799	$9,451	$(841)	$147,162
Paul T. Cappuccio	Supplemental Savings Plan	$14,400	$16,799	$1,218	$(787)	$82,888
Gary L. Ginsberg	Supplemental Savings Plan	$14,400	$16,799	$5,676	$(888)	$153,498
Olaf Olafsson	Supplemental Savings Plan	—	—	$5,457	—	$200,517

(1)	These amounts represent compensation deferred by the NEOs and are reported as salary and/or non-equity incentive plan compensation for 2014 in the Summary Compensation Table for Fiscal Year 2014.

(2)	These amounts represent the Company match and are reported as “All Other Compensation” for 2014 in the Summary Compensation Table for Fiscal Year 2014.

(3)	None of these amounts are required to be reported as compensation in the Summary Compensation Table for Fiscal Year 2014 because there were no above-market earnings on the deferred compensation.

(4)	These amounts reflect deductions taken from the applicable NEOs’ account balances to satisfy employment tax withholding liabilities resulting from the Company match.

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(5)	None of the amounts reported in this column for Messrs. Bewkes and Averill was reported as compensation in the Company’s Summary Compensation Table for prior years because they were not NEOs at the times they made the deferrals. Of the amounts reported in this column for Messrs. Cappuccio, Ginsberg and Olafsson, the following amounts were previously reported as 2012 compensation in the Summary Compensation Table for Fiscal Year 2012: (i) $15,000 for Mr. Cappuccio, (ii) $15,000 for Mr. Ginsberg and (iii) $114,432 for Mr. Olafsson, and the following amount was previously reported as 2013 compensation in the Summary Compensation Table for Fiscal Year 2013: $14,700 for Mr. Ginsberg.

Employment Agreements

The Company has entered into employment agreements with each of the NEOs, and the material terms of the employment agreements are described below. See also “Executive Compensation – Potential Payments Upon Termination of Employment, Disability, Death or Change in Control.”

Jeffrey L. Bewkes. On November 20, 2012, the Company entered into an amended and restated employment agreement with Mr. Bewkes, which became effective on January 1, 2013 and has a term ending on December 31, 2017. The agreement provides for a minimum annual salary of $2.0 million, an annual discretionary cash bonus with a target of $10.0 million, long-term incentive compensation with a target annual value of $16.0 million and participation in other Company benefit plans. The agreement also provides for a cash payment equal to the premium for coverage under a group universal life (GUL) insurance program in an amount equal to twice his salary, minus $50,000. The agreement also confirmed the obligation under Mr. Bewkes’ prior employment agreements to provide him with life insurance benefits in the amount of $4.0 million through a split-dollar life insurance policy, under which the Company would be entitled to recover the total amount of premiums paid by the Company or its subsidiaries following Mr. Bewkes’ death or on the earlier surrender of such policy by Mr. Bewkes. The split-dollar life insurance policy for Mr. Bewkes has a benefit amount of $4.1 million. Starting in 2003, the Company stopped paying the premiums on the split-dollar life insurance policy due to restrictions under the Sarbanes-Oxley Act of 2002. Following a termination without cause or due to material breach by the Company, Mr. Bewkes would have (i) a severance period of two years if the termination event occurs prior to December 31, 2017 or (ii) no severance period if the termination event occurs on or after this date.

Howard M. Averill. New Employment Agreement Effective January 1, 2015. On February 24, 2015, the Company entered into an amended and restated employment agreement with Mr. Averill, which amended and superseded the prior employment agreement between the Company and Mr. Averill (the “Prior Agreement”). The new employment agreement became effective as of January 1, 2015 and has a term ending on December 31, 2017. The new employment agreement provides for a minimum annual salary of $1.4 million, an annual discretionary cash bonus with a target of 250% of his salary, long-term incentive compensation with a target annual value of $4.6 million and participation in Company benefit plans. Consistent with the Prior Agreement, the new employment agreement provides for a cash payment equal to two times the premium that Mr. Averill would otherwise pay to obtain $3.0 million in GUL insurance coverage. Following a termination without cause or due to material breach by the Company, Mr. Averill would have a severance period of either (i) two years if the termination event occurs prior to December 31, 2017 or (ii) one year if the termination event occurs on or after December 31, 2017.

Employment Agreement in Effect During 2014. On December 6, 2013, the Company entered into the Prior Agreement with Mr. Averill, which became effective as of September 3, 2013 and had a term ending on December 31, 2016. The Prior Agreement provided for different levels of compensation from September 3, 2013 through December 31, 2013, when Mr. Averill served as Senior Vice President and Deputy Chief Financial Officer of the Company, and from January 1, 2014 through the remainder of the term of his employment for his service as Executive Vice President and Chief Financial Officer of the Company. Beginning on January 1, 2014, the Prior Agreement provided for a minimum annual salary of $1.2 million, an annual discretionary cash bonus with a target of 200% of his salary, long-term incentive compensation with a target annual value of $3.5 million and participation in Company benefit plans. In addition, the agreement provided for a cash payment equal to two times the premium that Mr. Averill would otherwise pay to obtain $3.0 million in GUL insurance coverage. The Prior Agreement also provided that, following a termination without cause or due to material breach by the Company, Mr. Averill would have a severance period of either (i) two years if the termination event occurred prior to December 31, 2016 or (ii) one year if the termination event occurred on or after December 31, 2016.

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Paul T. Cappuccio. On November 3, 2014, the Company entered into an amended and restated employment agreement with Mr. Cappuccio, which became effective as of January 1, 2014 and has a term ending on December 31, 2018. The agreement provides for a minimum annual salary of $1.4 million effective November 3, 2014, an annual discretionary cash bonus with a target of 225% of his salary, long-term incentive compensation with a target annual value of $3.4 million beginning in 2015 and participation in Company benefit plans. In addition, the agreement provides for a cash payment equal to two times the premium that Mr. Cappuccio would otherwise pay to obtain $3.0 million in GUL insurance coverage. Following a termination without cause or due to material breach by the Company, Mr. Cappuccio would have a severance period of either (i) two years if the termination event occurs prior to December 31, 2018 or (ii) one year if the termination event occurs on or after December 31, 2018.

Gary L. Ginsberg. On April 14, 2014, the Company entered into an amended and restated employment agreement with Mr. Ginsberg, which became effective as of January 1, 2014 and has a term ending on December 31, 2016. The agreement provides for a minimum annual salary of $875,000, an annual discretionary cash bonus with a target of 200% of his salary, long-term incentive compensation with a target annual value of $900,000 and participation in Company benefit plans. In addition, the agreement provides for a cash payment equal to two times the premium that Mr. Ginsberg would otherwise pay to obtain $3.0 million in GUL insurance coverage. Following a termination without cause or due to material breach by the Company, Mr. Ginsberg would have a severance period of either (i) two years if the termination event occurs prior to December 31, 2016 or (ii) one year if the termination event occurs on or after December 31, 2016.

Olaf Olafsson. On October 31, 2014, the Company entered into an amended and restated employment agreement with Mr. Olafsson, which became effective as of August 1, 2014 and has a term ending on July 31, 2017. The agreement provides for a minimum annual salary of $925,000, an annual discretionary cash bonus with a target of 150% of his salary, long-term incentive compensation with a target annual value of $1.4 million and participation in Company benefit plans. In addition, the agreement provides for a cash payment equal to two times the premium that Mr. Olafsson would otherwise pay to obtain $3.0 million in GUL insurance coverage. Following a termination without cause or due to material breach by the Company, Mr. Olafsson would have a severance period of either (i) two years if the termination event occurs prior to July 31, 2017 or (ii) one year if the termination event occurs on or after July 31, 2017.

Other Provisions and Restrictive Covenants. Each NEO’s employment agreement provides that the NEO is subject to restrictive covenants that obligate such NEO, among other things: (i) not to disclose any of the Company’s confidential matters, (ii) not to hire certain of the Company’s employees for one year following a termination of employment and (iii) not to compete with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and for one year following the NEO’s retirement, voluntary termination of employment, a termination of employment by the Company with or without cause or the termination of employment by the NEO due to a material breach by the Company, except that Mr. Bewkes’ employment agreement provides for different non-competition obligations. Mr. Bewkes’ employment agreement provides that he will be restricted from competing with the Company by providing services to, serving in any capacity for, or owning certain interests in an entity that competes with the Company for 12 months following the termination of his employment prior to the end of the term of employment. Mr. Bewkes will have no non-competition obligations if his employment terminates after the end of the term of employment.

The NEOs’ employment agreements each provide for a “best net” approach with respect to any “parachute payments” under Section 280G of the Code following any change in control of the Company, as described on page 88.

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Executive Compensation

Potential Payments Upon Termination of Employment,

Disability, Death or Change in Control

The payments and benefits that the NEOs would receive following a termination of their employment, disability, death or a change in control of the Company are generally governed by the terms of the NEOs’ employment agreements and their equity award agreements. The following is a summary of the payments and benefits that the NEOs would receive following each of the foregoing events.

Termination without Cause or Due to the Company’s Material Breach of Employment Agreement

As determined pursuant to their respective employment agreements, in the event of a termination of employment on December 31, 2014, the severance period for each NEO would be two years. During the applicable severance period, each NEO would receive the payments and benefits described in the footnotes to the table below. None of the NEOs would be eligible to participate in any disability programs or accrue any benefit service, make any contributions or deferrals under the Company’s qualified or nonqualified retirement plans, or receive any new equity awards.

Receipt of the payments and benefits would be conditioned on the NEO’s execution of a release of claims against the Company. If the NEO does not execute a release of claims, the NEO would receive a severance payment determined in accordance with the Company’s policies. In addition, certain payments would be subject to suspension of payment for six months following the separation from service if required under Section 409A of the Code.

If any NEO were to obtain employment (other than with a not-for-profit or governmental entity), the NEO would continue to receive the payments and benefits described in the footnotes to the table below but any stock options that would have vested prior to the end of the severance period would vest with a shorter time period to exercise the stock options. If the NEO were to accept full-time employment with any affiliate of the Company, the salary and bonus payments to the NEO would immediately cease. The calculations in the table below assume that none of the NEOs become employed by a new employer or return to work for the Company or an affiliate after December 31, 2014.

Retirement

Mr. Bewkes satisfied the requirements for retirement under the Company’s equity award agreements and was eligible to elect early retirement under the Company’s pension plans on December 31, 2014. No other NEO was eligible to retire on December 31, 2014. Information regarding the NEOs’ pension retirement benefits is provided in the Pension Benefits Table and the accompanying narrative. The other payments and benefits that would be provided to Mr. Bewkes following his retirement are described in the footnotes to the table below.

Change in Control

None of the employment agreements for the NEOs provide for any additional payments or tax gross-up payments and none of the equity award agreements provide for equity vesting solely as a result of a change in control of the Company. The NEOs’ employment agreements each provide that if any amounts or benefits payable by the Company constituting “parachute payments” under Section 280G of the Code would exceed the maximum amount that would not give rise to any liability under Section 4999 of the Code (i.e., the “safe harbor amount”), the Company’s payment either would be reduced to equal the safe harbor amount or be paid to the NEO in full, whichever would result in the executive receiving the greater amount on a net after-tax basis (i.e., the “best net” approach). The footnotes to the table below describe the payments and benefits that would be provided to the NEOs if various conditions were satisfied following a change in control of the Company pursuant to equity award agreements and, with respect to Mr. Bewkes, his split-dollar life insurance policy.

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Disability

Under the NEOs’ employment agreements, the NEO’s disability period would not commence until six months of disability have occurred. The NEO would continue to receive his salary during the six months of disability and thereafter receive a pro rata bonus for the year in which the disability occurred. The calculations in the table below assume that the requisite six months of disability had passed as of December 31, 2014 so that the disability period would commence on January 1, 2015. As determined pursuant to their respective employment agreements (as of December 31, 2014), the disability period for each NEO would run until the later of (i) one year following the date that the disability period commences and (ii) the date that the term of the NEO’s employment agreement expires. Such expiration dates are as follows: December 31, 2017 for Messrs. Bewkes and Averill, December 31, 2016 for Mr. Ginsberg, December 31, 2018 for Mr. Cappuccio and July 31, 2017 for Mr. Olafsson. The payments and benefits that would be provided to the NEOs during their respective disability periods are described in the footnotes to the table below. Any payments of salary or bonus would be reduced by any amounts received by the NEO from workers’ compensation, Social Security or disability insurance policies maintained by the Company.

Death

Pursuant to the NEOs’ employment agreements, each NEO’s estate or designated beneficiary would receive the NEO’s salary and a pro rata annual bonus through the date of death. Any other obligations by the Company to make payments under the NEO’s employment agreement would terminate. See the footnotes to the table below for a description of the treatment of equity awards following an NEO’s death.

POST-TERMINATION AND CHANGE IN CONTROL TABLE

The following table describes and quantifies the estimated dollar value of potential additional payments and other benefits that would be provided to the NEOs (or, in the case of death, to their respective estates or beneficiaries) under the NEOs’ respective employment agreements and equity award agreements following a termination of their employment or a change in control of the Company, in each case, assumed to have occurred on December 31, 2014.

The calculations exclude payments and benefits that are provided pursuant to plans or arrangements that do not discriminate in scope, terms or operation in favor of the NEOs and are available generally to all of the Company’s salaried employees, including any (i) balances under the Time Warner Savings Plan, (ii) medical and other group insurance coverage following disability and (iii) post-retirement medical benefits. The calculations also exclude payments and benefits to the extent they were earned but unpaid through the date of termination, including (i) the NEOs’ balances under the pension plans and nonqualified deferred compensation plans, which were fully vested as of December 31, 2014 and are disclosed in the Pension Benefits Table and the Nonqualified Deferred Compensation Table, and (ii) the NEOs’ annual bonuses for 2014, which were earned but not paid as of December 31, 2014.

The values in the table below relating to stock options that would vest are based on the excess (if any) of the closing sale price of the Common Stock on December 31, 2014 ($85.42 per share) over the exercise price of the stock options. The values relating to RSUs and PSUs that would vest are based on the closing sale price of the Common Stock on December 31, 2014. With respect to the RSUs and PSUs granted in 2014, which were subject to the satisfaction of the Section 162(m) Performance Condition as of December 31, 2014, the table below reflects that the Compensation Committee certified in early 2015 that the Section 162(m) Performance Condition was achieved (except in the case of PSUs and RSUs granted to Mr. Ginsberg on April 15, 2014, which are subject to a performance period that will end on December 31, 2015 but, where relevant, the tables assume would have been achieved). Dividend equivalents that would be paid on RSUs during the severance or disability period and retained distributions that would be accrued and paid on any shares earned from the vesting of PSUs, in each case, based on the regular quarterly cash dividends paid on the Common Stock while the equity awards are outstanding, are not included in the calculations below.

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Executive Compensation

NEO	Base Salary Continuation(1)	Bonus Continuation(2)	Group Benefits Continuation(3)	Equity Awards: Stock Options and RSUs(4)	Equity Awards: PSUs(5)	Other Benefits(6)
Jeffrey L. Bewkes
Termination without Cause/Material Breach	$4,000,000	$28,860,000	$11,877	$53,784,353	$23,544,827	$1,293,894
Retirement	—	—	—	$53,784,353	$23,544,827	$581,677
Change in Control	—	—	—	$53,784,353	$47,089,654	$1,075,050
Disability	$4,500,000	$32,467,500	—	$53,784,353	$23,544,827	$1,216,068
Death	—	—	—	$53,784,353	$20,608,856	—
Howard M. Averill
Termination without Cause/Material Breach	$2,400,000	$4,800,000	$23,770	$4,679,988	$1,648,179	$77,514
Change in Control	—	—	—	$6,317,923	$3,296,358	—
Disability	$1,800,000	$3,600,000	—	$6,317,923	$1,648,179	$80,016
Death	—	—	—	$6,317,923	$602,211	—
Paul T. Cappuccio
Termination without Cause/Material Breach	$2,800,000	$8,260,700	$19,357	$13,160,879	$2,832,698	$77,514
Change in Control	$—	$—	—	$13,160,879	$5,665,396	—
Disability	$4,200,000	$12,391,050	—	$13,160,879	$2,832,698	$177,744
Death	$—	$—	—	$13,160,879	$2,479,572	—
Gary L. Ginsberg
Termination without Cause/Material Breach	$1,750,000	$4,901,500	$19,357	$3,127,943	$845,316	$77,514
Change in Control	$—	$—	—	$3,740,884	$1,617,769	—
Disability	$1,312,500	$3,676,125	—	$3,740,884	$845,316	$80,016
Death	$—	$—	—	$3,740,884	$699,334	—
Olaf Olafsson
Termination without Cause/Material Breach	$1,850,000	$3,814,050	$19,357	$5,474,003	$1,339,044	$77,514
Change in Control	—	—	—	$6,404,601	$2,678,088	—
Disability	$1,789,875	$3,690,093	—	$6,404,601	$1,339,044	$103,254
Death	—	$—	—	$6,404,601	$1,172,219	—

(1)	Reflects the payment by the Company, on the Company’s normal payroll payment dates, of (i) 100% of the NEO’s base salary in effect immediately prior to the termination of employment during the NEO’s severance period or (ii) 75% of such base salary during the NEO’s disability period, as applicable. The amounts shown for disability do not reflect any reductions for other sources of disability payments received by the NEO.

(2)	Reflects the annual payment by the Company, in a lump sum in respect of each year of the severance or disability period, of (i) 100% of the NEO’s Average Annual Bonus during the NEO’s severance period or (ii) 75% of such Average Annual Bonus during the NEO’s disability period, as applicable. “Average Annual Bonus” is defined in each NEO’s employment agreement as the average of the NEO’s two largest regular annual bonus amounts received in the most recent three calendar years through the effective date of termination, except in the case of Mr. Averill, whose “Average Annual Bonus” for 2014 was defined in his employment agreement to be equal to his 2014 target bonus.

(3)	Reflects the cost to the Company of the NEO’s continued participation in the Company’s group benefit plans (i.e., medical and dental insurance coverage, $50,000 of basic life insurance coverage and accidental death and dismemberment insurance coverage) during the NEO’s severance period. The table excludes the cost of providing these group benefits to the NEOs during their respective disability periods, because these benefits are available generally to all of the Company’s salaried employees during a disability period under the Company’s benefit programs.

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(4)	This column includes the aggregate intrinsic value of stock options and RSUs that will vest as a result of the events described below.

Termination without Cause/Material Breach	Because Mr. Bewkes satisfied the requirements for retirement treatment of equity awards (i.e., at least age 55 with 10 years of service with the Company or its affiliates), all of his outstanding RSUs would vest upon his termination. His outstanding stock options would continue to vest during his severance period and any stock options still outstanding at the end of his severance period would vest at such time. Because Mr. Cappuccio would satisfy the requirements for retirement treatment of equity awards prior to the end of his severance period (i.e., December 31, 2016), all of his RSUs and stock options would receive the same retirement treatment as Mr. Bewkes’ awards. In the case of Messrs. Averill, Ginsberg and Olafsson, their RSUs granted prior to 2012 and their stock options would continue to vest during their respective severance periods and, at the end of such period, an additional portion of the next installment of any such RSUs would vest pro rata (based on the number of days from the grant date or last vesting date through the end of the severance period and the vesting schedule). All of the other RSUs granted during or after 2012 to Messrs. Averill, Ginsberg and Olafsson that would have vested through the end of the severance period would become immediately vested as of the beginning of the severance period, except that RSUs granted in 2014 would vest, if at all, at the later of the beginning of the severance period and the Compensation Committee’s certification that the Section 162(m) Performance Condition had been achieved. In addition, solely in the case of RSUs granted in 2013, a pro rata portion of the next installment of any such RSUs that would have vested following the end of the severance period would also become immediately vested at the beginning of the severance period. Any other unvested options and RSUs held by Messrs. Averill, Ginsberg and Olafsson would be forfeited.

Retirement	Mr. Bewkes was the only NEO eligible for retirement treatment of equity awards as of December 31, 2014. Upon Mr. Bewkes’ retirement, all of his outstanding RSUs and stock options would vest unless he continues to serve on the Board of Directors, in which case such RSUs and stock options would remain outstanding and be subject to the regular vesting date. For the purposes of the table above, we have assumed that if Mr. Bewkes retired from his position as Chairman and CEO on December 31, 2014, he would also resign from the Board on such date so that all of his outstanding RSUs and stock options would vest upon his retirement.

Change in Control	Pursuant to the terms of the NEOs’ equity award agreements:

¡	Stock options would become fully exercisable upon the earliest of (i) the first anniversary of the change in control, (ii) the original vesting date and (iii) the termination of the NEO’s employment by the Company other than for “cause” or due to the death or disability of the NEO or by the NEO for “good reason” (as such terms are defined in the stock option agreements).

¡	RSUs would vest in full upon the earliest of (i) the first anniversary of the change in control, (ii) the original vesting date with respect to each portion of the RSU and (iii) the termination of the NEO’s employment other than for “cause” or due to the death or disability of the NEO or by the NEO for “good reason” (as such terms are defined in the RSU agreements).

Disability/Death	Pursuant to the terms of the NEOs’ equity award agreements, all RSUs and stock option awards would vest.

(5)	This column includes the aggregate intrinsic value of (i) the PSUs granted in 2013 having a 2013-2015 performance period (the “2013 PSUs”) and (ii) the PSUs granted in 2014 having a 2014-2016 performance period (the “2014 PSUs”). The table does not include the intrinsic value of the PSUs granted in 2012 having a 2012-2014 performance period, because none of the events set forth in the table would have enhanced the value or significantly accelerated the vesting of those PSUs. The following summary describes the treatment of PSUs held by the NEOs as of December 31, 2014.

Termination without Cause/Material Breach

In the case of Mr. Bewkes, since he was retirement eligible as of December 31, 2014, his 2013 PSUs and 2014 PSUs would vest without proration after the applicable performance period has ended based on the actual performance achieved, provided that, with respect to the 2014 PSUs, the Section 162(m) Performance Condition has been achieved. Similarly, because Mr. Cappuccio would satisfy the requirements for retirement treatment of equity awards prior to the end of his severance period (i.e., December 31, 2016), all of his PSUs would be treated in the same manner as Mr. Bewkes’ PSUs. In the case of Messrs. Averill, Ginsberg and Olafsson, their PSUs would be prorated based on the number of days from the grant date through the end of the severance period during the performance period, provided that the Section 162(m) Performance Condition has been achieved.

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Executive Compensation

However, in the event of a termination on December 31, 2014, no proration would occur for their PSUs, because the entire performance periods will have elapsed by the end of the two-year severance period. Because the actual performance levels that will be achieved with respect to these PSUs are not yet known, their intrinsic values were calculated assuming the vesting of the target number of shares underlying the PSUs.

Retirement	Among the NEOs, only Mr. Bewkes satisfied the requirements for retirement treatment for the PSUs. Mr. Bewkes’ outstanding PSUs would vest after the applicable performance period has ended based on the actual performance achieved without any proration as long as Mr. Bewkes does not engage in prohibited competitive activity during the performance period and, with respect to the 2014 PSUs, provided that the Section 162(m) Performance Condition has been achieved. Because the actual performance levels that will be achieved with respect to these PSUs are not yet known, their intrinsic values were calculated assuming the vesting of the target number of shares underlying the PSUs.

Change in Control	The 2013 PSUs would immediately vest based on (i) an EPS Factor determined from the sum of the Adjusted EPS achieved for 2013 and 2014 and the budgeted Adjusted EPS for 2015 and (ii) a TSR Modifier based on the Company’s TSR percentile for the period through 2014. See page 61 for the definitions of EPS Factor and TSR Modifier. The 2014 PSUs (other than those granted to Mr. Ginsberg on April 15, 2014) would immediately vest based on (i) an EPS Factor determined from the sum of the Adjusted EPS achieved for 2014 and the budgeted Adjusted EPS for 2015 and 2016 and (ii) a TSR Modifier based on the Company’s TSR percentile for 2014. With respect to the PSUs granted to Mr. Ginsberg on April 15, 2014, the 162(m) Performance Condition is based on the Company’s performance during 2015 and, therefore, such PSUs would immediately vest at the target level because the 162(m) performance period would not yet have been completed as of the change in control. The 2013 PSUs and the 2014 PSUs were both assumed to vest at 200% of the target number of PSUs, except for the April 15, 2014 award of PSUs to Mr. Ginsberg, which was assumed to vest at 100% of the target number of PSUs, as noted above.

Disability	The 2013 PSUs and 2014 PSUs would vest after the applicable performance period has ended based on the actual performance achieved and, with respect to the 2014 PSUs, provided that the Section 162(m) Performance Condition has been achieved, would be prorated based on the number of days from the grant date through the end of the disability period during the performance period. Because the actual performance levels that will be achieved with respect to these PSUs are not yet known, their intrinsic values were calculated assuming the vesting at 100% of the target number of PSUs.

Death	For the 2013 PSUs, their intrinsic values were calculated based on (i) an EPS Factor determined from the sum of the Adjusted EPS achieved for 2013 and 2014 and the budgeted Adjusted EPS for 2015 and (ii) a TSR Modifier based on the Company’s TSR percentile for the period through 2014, and prorated based on the number of days from the grant date through the date of death. For the 2014 PSUs, because the date of death would have occurred prior to the first anniversary of the grant date, the PSUs’ intrinsic values were calculated based on (i) an EPS Factor of 100% and (ii) a TSR Modifier based on the Company’s TSR percentile for 2014, and prorated based on the number of days from the grant date through the date of death. See page 61 for the definitions of EPS Factor and TSR Modifier. The 2013 PSUs and the 2014 PSUs were assumed to vest at 200% and 120% of the target number of PSUs, respectively, and were prorated based on the number of days from the grant date through the date of death.

(6)	The following summary explains the components of the “Other Benefits” amounts for each NEO:

(a)	Mr. Bewkes:

•	Termination without Cause/Material Breach: Equal to the sum of (i) $1,075,050 representing the present value of the cost to the Company for maintaining his split-dollar life insurance policy for the estimated duration of his life (based on the assumption that Mr. Bewkes would no longer serve as an executive officer or a director of the Company after December 31, 2014), (ii) $125,000 for the cost of providing comparable office space and secretarial support for one year after termination (based on the maximum allowance for this benefit), (iii) $60,000 for the reimbursement of financial services for the severance period (based on an allowance of $30,000 per year) and (iv) $33,844 equal to the premiums that Mr. Bewkes would pay for GUL insurance coverage (with a value equal to twice his salary, minus $50,000) for the severance period.

The amounts relating to Mr. Bewkes’ split-dollar life insurance policy reflect the time value of money with respect to the premiums that the Company estimates it would pay from when Mr. Bewkes no longer serves as an executive officer or director of the Company until the date of his death (based on the RP-2014 Mortality Table). The actual premium amounts

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that the Company will pay, which the Company is entitled to recover following Mr. Bewkes’ death or on the earlier surrender of the policy by Mr. Bewkes, will depend on when Mr. Bewkes is no longer an executive officer or director of the Company and the length of his life.

•	Retirement or Change in Control: Benefit would consist solely of the Company’s maintenance of Mr. Bewkes’ split-dollar life insurance policy for the estimated duration of his life. The present value of the cost to the Company for maintaining this policy is based on the following assumptions: (i) for the retirement scenario, the assumption that the Company would recommence its payment of premiums following the annual meeting preceding the term during which Mr. Bewkes would reach age 75, which is the mandatory retirement age for the Company’s directors under the Corporate Governance Policy, and (ii) for the change in control scenario, the assumption that Mr. Bewkes would no longer serve as an executive officer or a director of the Company after December 31, 2014 such that the Company would resume its payment of premiums on January 1, 2015.

•	Disability: Equal to the sum of (i) $1,075,050 representing the present value of the cost to the Company for maintaining his split-dollar life insurance policy for the estimated duration of his life (based on the assumption that Mr. Bewkes would no longer serve as an executive officer or a director of the Company after December 31, 2014), (ii) $90,000 for the reimbursement of financial services for the disability period (based on an allowance of $30,000 per year) and (iii) $58,018 equal to the premiums that Mr. Bewkes would pay for GUL insurance coverage (with a value equal to twice his salary, minus $50,000) for the disability period.

For a description of the assumptions applicable to estimating the value of Mr. Bewkes’ split-dollar life insurance policy, see the description under the heading entitled “Termination without Cause/Material Breach” above.

(b)	Messrs. Averill, Cappuccio, Ginsberg and Olafsson: Following a termination without cause or due to material breach by the Company or disability, each of Messrs. Averill, Cappuccio, Ginsberg and Olafsson would receive (i) reimbursement of up to $30,000 per year during the NEO’s severance period or disability period, as applicable, for financial services and (ii) cash payments equal to two times the premiums that the NEO would pay for $3.0 million in GUL insurance coverage during the NEO’s severance period or disability period, as applicable.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no such filings were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements in a timely manner during 2014.

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Other Procedural Matters

OTHER PROCEDURAL MATTERS

Procedures for Submitting Shareholder Proposals

Proposals for Inclusion in the Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. To be included for the 2016 annual meeting of shareholders, a proposal must be received by the Company no later than December 26, 2015, and must otherwise comply with the requirements of Rule 14a-8.

Proposals Not Included in the Proxy Statement

In addition, the Company’s By-laws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of shareholders. In general, notice must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual shareholders meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, to be presented at the Company’s 2016 annual meeting of shareholders, such a proposal must be received by the Company on or after February 20, 2016 but no later than March 21, 2016. If the date of the annual shareholders meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. If a shareholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present the proposal at such meeting, the Company is not required to present the proposal for a vote at the meeting.

Procedures for Submitting Director Recommendations

and Nominations

Submitting Director Recommendations to the Nominating Committee

The Nominating Committee has adopted a policy statement regarding its consideration of director candidates recommended by shareholders. It is the Nominating Committee’s policy to apply the same criteria in reviewing director candidates, regardless of whether the candidate is proposed by a shareholder or is identified through another source. If a shareholder would like the Nominating Committee to consider an individual as a candidate for election to the Board of Directors, the shareholder must submit a written notice (containing the information specified in the policy statement to the Nominating Committee) by no later than September 1 of the year prior to the annual shareholders meeting at which the candidate would seek to be elected. The Policy Statement Regarding Director Nominations may be found on the Company’s website at www.timewarner.com/governance.

Shareholder Nominations Submitted to Shareholders

The Company’s By-laws provide that shareholders may nominate persons for election as directors at the Company’s shareholders meeting by complying with the requirements set forth in the By-laws. For elections to be held at an annual meeting of shareholders, the Company’s By-laws require that, to be timely and proper, notice of a nomination by a shareholder must be delivered to or mailed to and received at the Company’s principal executive offices at least

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Other Procedural Matters

90 days and no more than 120 days before the first anniversary of the date of the annual meeting of shareholders for the prior year. Therefore, to be included in the nominees presented for election to the Board at the Company’s 2016 annual meeting of shareholders, the notice of nomination must be received by the Company on or after February 20, 2015 but no later than March 21, 2015. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the shareholder must be delivered or received no earlier than the 120th day before the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day after the day on which the date of such meeting is first publicly announced.

Address

All proposals and director recommendations or nominations by shareholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary of the Company at One Time Warner Center, New York, NY 10019-8016.

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Information About this Proxy and the Annual Meeting

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Notice of Internet Availability of Proxy Materials

As permitted by rules adopted by the SEC, the Company has elected to send a Notice of Internet Availability of Proxy Materials with instructions for accessing the Company’s proxy materials (i.e., this Proxy Statement and the Company’s 2014 Annual Report to Shareholders) via the Internet to most of its shareholders of record as of the close of business on April 20, 2015. On or about April 24, 2015, the Company will begin mailing the Notice of Internet Availability of Proxy Materials, as well as printed copies of the proxy materials and proxy or voting instruction form, to shareholders. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of the proxy materials unless you request it by following the instructions in the Notice of Internet Availability of Proxy Materials.

Submitting Your Proxy

Time Warner shareholders should submit their proxy or voting instructions as soon as possible.

If you received a Notice of Internet Availability of Proxy Materials. Please submit your proxy (if you are a registered holder) or voting instructions (if you are a beneficial holder holding your shares through a bank, brokerage firm or other nominee) via the Internet using the instructions included in the Notice of Internet Availability of Proxy Materials.

If you received a printed copy of the proxy materials:

•	If you are a registered holder and submitting your proxy by mail, please complete, sign and return the proxy card in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be completed in accordance with the instructions on it and received by the Company’s transfer agent, Computershare, prior to the Annual Meeting. If you are submitting your proxy by telephone, follow the “Vote by telephone” instructions on the Electronic Voting Instructions section of the proxy card delivered with the proxy materials. If you are submitting your proxy through the Internet, follow the “Vote by Internet” instructions on the Electronic Voting Instructions section of the proxy card delivered with the proxy materials. Whichever method you select, for your proxy to be counted, you must submit it prior to 1:00 a.m., Central Time, on June 19, 2015.

•	If you are a beneficial holder and received a printed copy of the proxy materials, you should submit your voting instructions in accordance with the instructions on the voting instruction form provided by the bank, brokerage firm or other nominee that is the record holder of your shares.

•	If you plan to attend the Annual Meeting and wish to vote your shares in person, you will be given a ballot at the meeting. If you are a beneficial holder, to vote in person at the Annual Meeting, you must obtain a legal proxy from the bank, brokerage firm or other nominee that is the record holder of your shares.

How many votes do I have?

Every holder of Common Stock on the record date will be entitled to one vote per share on all matters properly presented at the Annual Meeting. On April 20, 2015, there were 824,602,394 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

What does it mean to vote by proxy?

By submitting your proxy, you authorize the persons named in the proxy (Howard M. Averill, Paul T. Cappuccio and Karen Magee) to vote your shares at the Annual Meeting in accordance with your instructions. All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted

96	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Information About this Proxy and the Annual Meeting

as instructed on those proxies. The Board does not currently know of any other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent you would be entitled to vote. They may also vote your shares to adjourn the Annual Meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting. In accordance with the Company’s By-laws, the Annual Meeting may be adjourned, including by the Chairman, to permit the solicitation of additional proxies. You may not appoint more than three persons to act as your proxy at the Annual Meeting.

May I change or revoke my proxy after I submit my proxy or voting instructions?

Yes, you may change your proxy at any time before it is exercised by either:

•	Filing with the Corporate Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed new proxy, in either case dated later than the prior proxy relating to the same shares; or

•	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting without voting will not revoke a proxy).

The written notice of revocation or subsequent proxy should be delivered to Time Warner Inc., One Time Warner Center, New York, NY 10019-8016, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary before the taking of the vote at the Annual Meeting.

If you are a beneficial owner and hold shares through a broker or other nominee, you must contact your broker or nominee to revoke any prior voting instructions.

What if I submit my proxy card or voting instruction form but do not indicate how I am voting?

•	If you sign and return your proxy card or voting instruction form without indicating your instructions for voting, your Common Stock will be voted FOR each of the Company proposals described as Proposals 1, 2 and 3, and AGAINST the shareholder proposals described as Proposal 4, 5 and 6 in this Proxy Statement.

•	If you hold an interest in the Time Warner Inc. Stock Fund under the Time Warner Savings Plan and you sign and return your voting instruction card without indicating your instructions for voting, Fidelity Management Trust Company, as Trustee, will vote your proportionate interest in the Common Stock held in the Time Warner Inc. Stock Fund FOR each of the Company proposals described as Proposals 1, 2 and 3, and AGAINST the shareholder proposals described as Proposals 4, 5 and 6 in this Proxy Statement. If you do not provide any voting instructions via the Internet or by telephone and do not return a signed voting instruction card, your interest will be voted in the same proportion as other participants’ interests in the Time Warner Inc. Stock Fund for which Fidelity has received voting instructions, except that any interests you hold attributable to accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan and the WCI Employee Stock Ownership Plan will not be voted.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the Common Stock outstanding and entitled to vote at the Annual Meeting constitutes a quorum and is necessary for the conduct of business at the Annual Meeting.

What are broker discretionary votes and “non-votes”?

If you are a beneficial owner of shares held in street name and do not provide the bank or broker that holds your shares with specific voting instructions, then under NYSE rules, the bank or broker will have discretion to vote your shares on certain proposals, such as Proposal 2. These votes are also called “discretionary votes.” If the bank or broker does not have discretion to vote your shares with respect to certain proposals, such as Proposals 1, 3, 4, 5 and 6, and you do not provide the bank or broker with specific voting instructions, your shares will be counted as a “broker non-vote” on those proposals.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	97

Information About this Proxy and the Annual Meeting

How are abstentions and broker “non-votes” counted?

Abstentions and broker “non-votes” are not included in the tabulation of the voting results on proposals requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes cast either in opposition or in favor. Each of the proposals included in this Proxy Statement require approval of a majority of the votes cast. Broker “non-votes” and shares with respect to which a shareholder abstains are included as “present” in determining whether a quorum is present at the Annual Meeting.

How can I find the voting results?

The Company will disclose the final results of the voting in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or set of proxy materials?

It means you have multiple accounts at the transfer agent and/or with banks and brokers. Please submit proxies or voting instructions for all your Common Stock.

I share the same address with another Time Warner shareholder. Why has our household received only one Notice of Internet Availability of Proxy Materials or set of proxy materials?

The SEC’s rules permit companies to deliver a single Notice of Internet Availability of Proxy Materials or a single set of proxy materials to an address shared by two or more of the Company’s shareholders. This practice is intended to reduce printing and postage costs. The Company has delivered only one Notice of Internet Availability of Proxy Materials or one set of proxy materials to shareholders who hold their shares through a bank, broker or other holder of record and share a single address, unless the Company received contrary instructions from any shareholder at that address.

If you have received only one copy of the Notice of Internet Availability of Proxy Materials or set of proxy materials and wish to receive a separate copy for each shareholder in your household or if you have received multiple notices or sets of proxy materials and wish to receive only one, please notify your bank, broker or other holder of record, or Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Who will bear the cost of solicitation?

Time Warner will bear all expenses of the solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials and the proxy materials. In addition to solicitation by the use of the mail, directors, officers and employees of Time Warner may solicit proxies and voting instructions by telephone or other means of communication. Such directors, officers and employees will not be paid additional compensation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Time Warner has retained Georgeson Inc. at an estimated cost of $25,000 plus reimbursement of expenses to assist in its solicitation of proxies. Time Warner has also agreed to pay the reasonable expenses of banks, brokerage firms and other nominees for mailing the Notices of Internet Availability of Proxy Materials and proxy materials to beneficial owners of shares held of record by such banks, brokerage firms and other nominees.

BY ORDER OF THE BOARD OF DIRECTORS,

PAUL F. WASHINGTON

Corporate Secretary

April 24, 2015

98	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Annex A

NON-GAAP FINANCIAL MEASURES

Definitions

“Adjusted Operating Income (Loss)” is defined as Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency loss during 2014, related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to begin using the SICAD 2 exchange rate.

“Adjusted Divisional Pre-Tax Income” is defined as Adjusted Operating Income plus Income (loss) from equity method investments.

“Adjusted EPS” is defined as Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities and investments; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency loss during 2014, related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to begin using the SICAD 2 exchange rate; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments.

For periods ending on or after July 1, 2012, “Free Cash Flow” is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. For periods ending prior to that date, “Free Cash Flow” is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. A change to the definition of Free Cash Flow for periods prior to July 1, 2012 to adjust for contingent consideration payments made in connection with acquisitions would have had no impact on the reported Free Cash Flow for such periods.

On June 6, 2014, the Company completed the legal and structural separation of Time Inc. from the Company. Accordingly, the 2009, 2010, 2011, 2012 and 2013 financial information presented in this Annex A has been recast to present the financial position and results of options of the Company’s former Time Inc. segment as discontinued operations.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	A-1

Annex A

Reconciliation of Adjusted Operating Income to Operating Income

(In millions; Unaudited)

	Year Ended December 31,
	2014	2013		2012	2011	2010	2009
		(recast	)	(recast )	(recast )	(recast )	(recast )
Adjusted Operating Income	$5,833	$6,195		$5,663	$5,284	$4,874	$4,339
Asset impairments	(69)	(61)		(180)	(27)	(9)	(52)
Gain (loss) on operating assets, net	464	129		45	7	70	(33)
Venezuelan foreign currency loss(1)	(173)	—		—	—	—	—
Other(2)	(80)	5		(30)	(22)	(22)	(30)

Operating Income	$5,975	$6,268		$5,498	$5,242	$4,913	$4,224

(1)	Venezuelan foreign currency loss during the year ended December 31, 2014 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to begin using the SICAD 2 exchange rate.

(2)	For 2014, 2013 and 2012, the definition of Other includes gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions; and amounts related to securities litigation and government investigations. For 2011, the definition of Other includes external costs related to mergers, acquisitions or dispositions; and amounts related to securities litigation and government investigations. There were no pension and other postretirement benefit plan curtailments or settlements in 2011. For 2010 and 2009, the definition of Other includes only amounts related to securities litigation and government investigations.

Reconciliation of Adjusted EPS to Diluted Income Per Common Share from Continuing Operations Attributable to Time Warner Inc. Common Shareholders

(Unaudited)

	Year Ended December 31,
	2014	2013		2012		2011		2010		2009
		(recast	)	(recast	)	(recast	)	(recast	)	(recast	)
Diluted income per common share from continuing operations attributable to Time Warner Inc. Common Shareholders	$4.41	$3.56		$2.73		$2.37		$1.99		$1.63
Less Impact of items affecting comparability on diluted income per common share from continuing operations attributable to Time Warner Inc. Common Shareholders	0.26	0.05		(0.21)		(0.14)		(0.15)		(0.06)

Adjusted EPS	$4.15	$3.51		$2.94		$2.51		$2.14		$1.69

Reconciliation of Free Cash Flow to Cash Provided by Operations from Continuing Operations

(In millions; Unaudited)

	Year Ended December 31,
	2014	2013	2012	2011	2010
		(recast )	(recast )	(recast )	(recast )
Cash provided by operations from continuing operations	$3,681	$3,258	$2,987	$2,939	$2,778
Add payments related to securities litigation and government investigations	—	—	3	8	22
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	76	231	32	14	—
Add excess tax benefits from equity instruments	179	179	83	22	7
Less capital expenditures	(474)	(568)	(609)	(724)	(582)
Less principal payments on capital leases	(11)	(9)	(11)	(12)	(14)

Free Cash Flow	$3,451	$3,091	$2,485	$2,247	$2,211

A-2	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Annex A

Reconciliation of Return on Invested Capital (ROIC)

(In millions; Unaudited)

Reconciliation of Operating Income to NOPAT

	Year Ended December 31,
	2014	2013	2012
		(recast )	(recast )
Operating Income	$5,975	$6,268	$5,498
Asset impairments	69	61	180
Gain on operating assets, net	(464)	(129)	(45)
Venezuelan foreign currency loss(1)	173	—	—
Other operating income items	80	(5)	30

Adjusted Operating Income	5,833	6,195	5,663
Add Amortization expense	202	209	212

Adjusted Operating Income before amortization expense	6,035	6,404	5,875
Less Income taxes(2)	(1,267)	(2,049)	(1,998)
Add equity loss, net of taxes	(153)	(150)	(180)
Adjust for items affecting comparability relating to equity method investments	97	30	94

NOPAT(3)	$4,712	$4,235	$3,791

Reconciliation of Total Assets to Capital Employed

	Year Ended December 31,
	2014	2013	2012	2011
		(recast )	(recast )	(recast )
Total Assets	$63,259	$67,999	$68,095	$67,811
Less:
Deferred tax assets	(184)	(369)	(384)	(563)
Assets related to Discontinued Operations	—	(5,746)	(5,943)	(6,157)
Total current liabilities of continuing operations less debt due within one year	(8,086)	(7,296)	(8,059)	(7,825)
Excess cash(4)	(1,118)	(316)	(1,260)	(1,881)

Capital employed	53,871	54,272	52,449	51,385
Less Purchase Price Adjustments(5)	(32,894)	(33,049)	(33,194)	(33,403)

Capital employed excluding PPA	$20,977	$21,223	$19,255	$17,982
Average Capital Employed(6)	$54,072	$53,361	$51,917
Average Capital Employed excluding PPA(6)	$21,100	$20,239	$18,619
ROIC(7)	9%	8%	7%
ROIC excluding PPA(7)	22%	21%	20%

(1)	Venezuelan foreign currency loss during 2014 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to begin using the SICAD 2 exchange rate.

(2)	Calculated using the Company’s adjusted effective tax rate — 21% for 2014, 32% for 2013 and 34% for 2012. The Company’s adjusted effective tax rate reflects the impact of the items affecting comparability on the Company’s Income from continuing operations as set forth as set forth below.

Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	A-3

Annex A

	2014			2013			2012
	Actual	Adjustments	As Adjusted	Actual	Adjustments	As Adjusted	Actual	Adjustments	As Adjusted
				(recast )	(recast )	(recast )	(recast )	(recast )	(recast )
Income from continuing operations before income taxes	4,679	69	4,610	4,968	106	4,862	4,033	(292)	4,325
Income tax provision	(785)	165	(950)	(1,614)	(59)	(1,555)	(1,370)	86	(1,456)
Effective Tax rate	17%	-239%	21%	32%	56%	32%	34%	29%	34%

	Year Ended December 31,
	2014	2013	2012
		(recast )	(recast )
Items Affecting Comparability
Asset impairments	$(69)	$(61)	$(180)
Gain on operating assets, net	464	129	45
Venezuelan foreign currency loss(a)	(173)	—	—
Other operating income items(b)	(80)	5	(30)
Gains (losses) on investments	30	61	(30)
Other
Amounts related to separation of Time Warner Cable Inc.	(11)	3	4
Amounts related to disposition of Warner Music Group	2	(1)	(7)
Amounts related to separation of Time Inc.	3	—	—
Items affecting comparability relating to equity method investments	(97)	(30)	(94)

Total other	(103)	(28)	(97)

Total of above items affecting comparability	69	106	(292)
Income tax impact of above items(c)	165	(59)	86

Impact of items affecting comparability on income from continuing operations attributable to Time Warner Inc. shareholders	$234	$47	$(206)

(a)	Venezuelan foreign currency loss during 2014 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to begin using the SICAD 2 exchange rate.

(b)	Other operating income items includes gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions; and amounts related to securities litigation and government investigations.

(c)	For the year ended December 31, 2014, the gain on the sale and leaseback of Time Warner Center was offset by the utilization of tax attributes.

(3)	Net operating profit after taxes (“NOPAT”) represents the Adjusted Operating Income before amortization expense, net of tax at the Company’s adjusted effective tax rate plus the equity income (loss), net of taxes from investments accounted for under the equity method adjusted for the Company’s share of items affecting comparability relating to such equity method investments.

(4)	Excess cash represents the amount of cash in excess of $1.5 billion.

(5)	Purchase Price Adjustments (“PPA”) reflect the net outstanding goodwill and intangible assets recognized in connection with the merger of Time Warner Inc. (now known as Historic TW Inc.) with America Online, Inc. (now known as Historic AOL LLC) in 2001 and the restructuring of Time Warner Entertainment Company, L.P. in 2003.

(6)	Average Capital Employed and Average Capital Employed excluding PPA are calculated using the respective amounts at December 31, 2014, 2013, 2012 and 2011 divided by two.

(7)	Return on Invested Capital (“ROIC”) is calculated as NOPAT divided by Average Capital Employed and ROIC excluding PPA is calculated as NOPAT divided by Average Capital Employed excluding PPA.

A-4	Time Warner Inc. Notice of 2015 Annual Meeting of Shareholders and Proxy Statement

Directions to Time Warner’s Annual Meeting of Shareholders

at Georgia World Congress Center in Atlanta, Georgia

Georgia Ballroom, Building C, Level 3

235 Northside Drive, Atlanta, GA 30313

Complimentary Parking in the Gold Parking Deck

Motorist from the North take I-75/85 South to Peachtree St./Pine St. (Exit). Turn RIGHT on Peachtree Street. Turn RIGHT on Ivan Allen. Turn LEFT on Northside Drive. The Gold Deck is located on your LEFT between the Georgia Dome and Building C.

Motorist from the South take I-75/85 North to Central Avenue. (Exit 246) (The exit ramp becomes Central Avenue.) Turn LEFT onto Martin Luther King, Jr. Drive. Turn Left on Centennial Olympic Park Drive. Turn RIGHT onto Nelson St. Turn RIGHT onto Northside Drive. The Gold Deck is located on your RIGHT between the Georgia Dome and Building C.

Motorist from the West take I-20 East to McDaniel Street Exit. Turn LEFT on McDaniel Street. Continue on McDaniel Street to Northside Drive. Turn RIGHT on Northside Drive. The Gold Deck is located on your RIGHT between the Georgia Dome and Building C.

Motorist from the East take I-20 West to Spring Street (Exit 56B). Turn RIGHT on Spring Street. Turn LEFT on Martin Luther King, Jr. Drive. Turn LEFT on Centennial Olympic Park Drive. Turn RIGHT on Nelson St. Turn RIGHT on Northside Drive. The Gold Deck is located on your RIGHT between the Georgia Dome and Building C.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 19, 2015.

Vote by Internet • Go to www.envisionreports.com/TWX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - James L. Barksdale	☐	☐	☐	02 - William P. Barr	☐	☐	☐	03 - Jeffrey L. Bewkes	☐	☐	☐
04 - Stephen F. Bollenbach	☐	☐	☐	05 - Robert C. Clark	☐	☐	☐	06 - Mathias Döpfner	☐	☐	☐
07 - Jessica P. Einhorn	☐	☐	☐	08 - Carlos M. Gutierrez	☐	☐	☐	09 - Fred Hassan	☐	☐	☐
10 - Kenneth J. Novack	☐	☐	☐	11 - Paul D. Wachter	☐	☐	☐	12 - Deborah C. Wright	☐	☐	☐

B Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3.

	For	Against	Abstain		For	Against	Abstain

2. Ratification of Appointment of Independent Auditor.	☐	☐	☐	3. Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐

C	Proposals — The Board of Directors recommends a vote AGAINST Proposals 4, 5 and 6.

	For	Against	Abstain		For	Against	Abstain
4. Shareholder Proposal on Right to Act by Written Consent.	☐	☐	☐	5. Shareholder Proposal on Tobacco Depictions in Films.	☐	☐	☐

6. Shareholder Proposal on Greenhouse Gas Emissions Reduction Targets.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.

+

▼    IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM

PORTION IN THE ENCLOSED ENVELOPE.▼

- - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — TIME WARNER INC.	+

Proxy Solicited on Behalf of the Board of Directors of

Time Warner Inc. for the Annual Meeting of Shareholders on June 19, 2015

The undersigned hereby acknowledges receipt of the Time Warner Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Howard M. Averill, Paul T. Cappuccio and Karen Magee, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Shareholders of Time Warner Inc. on Friday, June 19, 2015, and any adjournment or postponement thereof, and to vote on the matters indicated all the shares of Common Stock that the undersigned would be entitled to vote if personally present.

This proxy when properly executed will be voted in the manner directed herein. If this proxy is executed but no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4, 5 and 6.

Please mark, date and sign this Proxy Card below and return it promptly in the enclosed reply envelope. To vote by telephone or the Internet, see the instructions on the reverse side.

Continued and to be voted on reverse side.

D	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.
☐

E	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.	+

Time Warner Inc. One Time Warner Center New York, NY 10019

You must provide instructions to the Trustee by June 16, 2015 for your instructions to be tabulated. You may issue instructions by telephone or the Internet until 11:59 P.M. (Eastern Time) on that day. If you are sending instructions by mail, the Trustee must receive your executed instruction card by 5:00 P.M. (Eastern Time) on June 16, 2015. If you submit your instructions by telephone or the Internet, there is no need to mail back your instruction card. If you do not provide instructions to the Trustee, the Trustee will vote your interests as required by the terms of the applicable Plan and described on the reverse side of the card.

You may send your voting instructions to the Trustee via the Internet, telephone or mail, as follows:

PROVIDE VOTING INSTRUCTIONS BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on June 16, 2015. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

PROVIDE VOTING INSTRUCTIONS BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on June 16, 2015. Have your voting instruction card in hand when you call and then follow the instructions.

PROVIDE VOTING INSTRUCTIONS BY MAIL

Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M84741-P63626	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

Time Warner Inc.

Instructions to Vote on Directors – The Board of Directors recommends a vote For all nominees in Proposal 1
1.	Election of Directors Nominees:		For	Against	Abstain

	1a.	James L. Barksdale	☐	☐	☐
	1b.	William P. Barr	☐	☐	☐	The Board of Directors recommends a vote FOR		For	Against	Abstain
						Proposals 2 and 3.
	1c.	Jeffrey L. Bewkes	☐	☐	☐	2.	Ratification of Appointment of Independent Auditor	☐	☐	☐
	1d.	Stephen F. Bollenbach	☐	☐	☐	3.	Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐
	1e.	Robert C. Clark	☐	☐	☐	The Board of Directors recommends a vote Against Proposals 4, 5 and 6.

	1f.	Mathias Döpfner	☐	☐	☐	4.	Shareholder Proposal on Right to Act by Written Consent.	☐	☐	☐
	1g.	Jessica P. Einhorn	☐	☐	☐	5.	Shareholder Proposal on Tobacco Depictions in Films.	☐	☐	☐
	1h.	Carlos M. Gutierrez	☐	☐	☐	6.	Shareholder Proposal on Human Rights Review.	☐	☐	☐
	1i.	Fred Hassan	☐	☐	☐
	1j.	Kenneth J. Novack	☐	☐	☐
	1k.	Paul D. Wachter	☐	☐	☐	Please indicate if you plan to attend this meeting.		☐	☐
	l.	Deborah C. Wright	☐	☐	☐			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SUBMIT YOUR CONFIDENTIAL VOTING INSTRUCTIONS

BY TELEPHONE, INTERNET OR MAIL

TIME WARNER SAVINGS PLAN

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Time Warner Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on the reverse side to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Please fold and detach card at perforation before mailing.

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Time Warner Inc.

CONFIDENTIAL VOTING INSTRUCTIONS

Instructions solicited by Fidelity Management Trust Company on behalf of the Board of Directors for the Time Warner Inc. Annual Meeting of Shareholders on June 19, 2015.

The undersigned hereby instructs Fidelity Management Trust Company (“Fidelity”), as Trustee, to vote as specified on the reverse side by proxy at the Annual Meeting of Shareholders of Time Warner Inc. to be held on June 19, 2015, and at any adjournment thereof, the undersigned’s proportionate interest in the shares of Time Warner Inc. Common Stock held in the Time Warner Inc. Stock Fund under the Time Warner Savings Plan (the “Plan”).

Under the provisions of the Trust relating to the Plan, Fidelity, as Trustee, is required to request your confidential instructions as to how your proportionate interest in the shares of Time Warner Inc. Common Stock held in the Time Warner Inc. Stock Fund under the Plan (an “interest”) is to be voted at the Annual Meeting of Shareholders on June 19, 2015. Your instructions to Fidelity will not be divulged to anyone at Time Warner Inc. If Fidelity does not receive your instructions on or prior to 5:00 P.M. (Eastern Time) via a voting instruction card or 11:59 P.M. (Eastern Time) via telephone or the Internet on June 16, 2015, your interest, if any, attributable to (a) accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan (“PAYSOP”) and the WCI Employee Stock Ownership Plan (“WCI ESOP”) will not be voted and (b) the remainder of the accounts in the Plan will be voted at the Annual Meeting in the same proportion as other participants’ interests in the Plan for which Fidelity has received voting instructions (excluding PAYSOP and WCI ESOP accounts). If this card is signed but no direction is made, Fidelity will vote the undersigned’s proportionate interest FOR all nominees listed, FOR Proposals 2 and 3, and AGAINST Proposals 4, 5 and 6.

(PLEASE SIGN AND DATE ON THE REVERSE SIDE)